Technical Report N° 209020-00049-F1-GE-TEN-0001

Canadian Standard N° NI 43 – 101

PRELIMINARY ASSESSMENT AND ECONOMIC EVALUATION OF THE MINERA SALAR BLANCO PROJECT ATACAMA REGION, CHILE

PREPARED FOR

Minera Salar Blanco

SANTIAGO, CHILE

PREPARED BY

WorleyParsons

EFFECTIVE: 21-Dec-2017

TABLE OF CONTENTS

LIST OF TABLES

LIST OF FIGURES

LIST OF ABBREVIATIONS

The metric (SI system) units of measure is used in this report unless otherwise noted.

All currency in this report is US dollars (US$) unless otherwise noted.

List of abbreviations

°C	degree Celsius
°F	degree Fahrenheit
A	ampere
a	annum
AMT	Audio-frequency Magnetotellurics
B	Boron
bbl	barrels
BLY	Boart Longyear
BSc	Bachelor of Science
Btu	British thermal units
C	Clay
C$	Canadian dollars
C+H	Clay and halite
Ca	Calcium
$CaCO_3$	Calcium carbonate
cal	calorie
CAPEX	Capital Expenditures
CChEN	Chilean Nuclear Commission
CEOL	Special Lithium Operation Contracts (Contratos Especiales de Operación de Litio)
cfm	cubic feet per minute
CG	Clayey gravel
CHP$	Chilean pesos
CEOL	Special Operating Contracts (Contratos Especiales de Operación del Litio)
CIM	Canadian Institute of Mining, Metallurgy and Petroleum
Cl	Chloride
cm	centimetre
CODELCO	National Chilean Copper Corporation (Corporacion Nacional del Cobre de Chile)
CORFO	Production Promotion Corporation (Corporación de Fomento de la Producción)
CPG	Certified Professional Geologist
CS	Clayey sand
d	Day

DIA	Environmental Impact Declaration (Declaración de Impacto Ambiental)
dia	diameter
dmt	dry metric tonne
dwt	dead-weight tonne
EIA	Environmental Impact Study (Estudio de Impacto Ambiental)
ENAMI	National Mining Company (Empresa Nacional de Mineria)
EV	Electric Vehicle
ft	foot
ft/s	foot per second
g	gram
G	giga (billion)
g/cm^3	grams per cubic centimetre
g/l	gram per litre
g/m^3	grain per cubic metre
g/tonne	gram per tonne
Gal	Imperial gallon
gpm	Imperial gallons per minute
GSA	Geo Systems Analysis
H	Halite
H+C	Halite and clay
H_2SO_4	Sulfuric acid
ha	hectare
HDP	high density polyethylene
hp	horsepower
hr	hour
HVAC	Heating, ventilation, and air conditioning
ICE	Internal combustion engine
in	inch
in^2	square inch
J	joule
JORC	Joint Ore Reserves Committee
k	kilo (thousand)
K	Potassium
K	Hydraulic conductivity
K/Ar	Potassium argon ratio
kcal	kilocalorie
KCl	Potassium chloride
$KCl \times MgCl_2 \times 6H_20$	carnallite
kg	kilogram

km	kilometre
km/h	kilometre per hour
km^2	square kilometer
km^3	cubic kilometer
kPa	kilopascal
kt	kilo tonne
kV	kilovolt
kVA	kilovolt-amperes
kW	kilowatt
kWh	kilowatt-hour
L	litre
l/s	litres per second
La/Yb	Lanthanum Ytterbium ratio
LCE	Lithium Carbonate Equivalent
Li	Lithium
Li_2CO_3	Lithium carbonate
LiOH	Lithium hydroxide
$LiOH \cdot H_2O$	Lithium hydroxide monohydrate
m	micron
m	metre
M	mega (million)
m/d	metres per day
m^2	square metre
m^2/d	square metre per day
m^3	cubic metre
m^3/h	cubic metres per hour
m^3/yr	cubic metres per year
Ma	Mega annus
MAIG	Member of the Australian Institute of Geoscientists
masl	metres above sea level
MAusIMM	Member of the Australasian Institute of Mining & Metallurgy
mbar	millibar
mbgs	Metres below ground surface
mE	meters East
mg	microgram
Mg	Manganese
mg/l	miligrams per litre
Mg/Li	Manganese lithium ratio
min	minute
MJV	Maricunga Joint Venture - Salar Blanco Project
mm	millimetre

mN	meters North
mph	miles per hour
ms	Micro seconds
MSB	Minera Salar Blanco S.A.
MSc	Master of Science
Mt	million tonnes
MVA	megavolt-amperes
MW	megawatt
MWh	megawatt-hour
Na	Sodium
Na_2O	Sodium oxide
Na_2CO_3	Soda ash
NaCl	sodium chloride
NFPA	National Fire Protection Association
NMC	Nickle-Manganese-Cobalt
NN	nearest-neighbor
OK	Ordinary Kriging
OPEX	Operating Expenses
opt, oz/st	ounce per short tonne
oz	Troy ounce (31.1035 g)
Pgeo	Professional Geoscientist
ppm	part per million
PS	Sectorial Permits (Permisos Sectoriales)
psi	pounds-force per square inch
psia	pound per square inch absolute
psig	pound per square inch gauge
P_t	Porosity
PWL	Pumping water level
QA/QC	Quality Assurance/Quality Control
QP	Qualified Person
R&D	Research and Development
RC	Reverse circulation
RL	relative elevation
RPG	Registered Professional Geologist
RSRC	Relative Solution Release Capacity
s	Second
S	Storativity
S	Sand
SC	Sandy clay
SEA	Environmental Evaluation Service (Servicio de Evaluación Ambiental)

SG	Sandy gravel
SGeMS	Stanford Geostatistical Modeling Software
SiO_2	Silicon dioxide
SO_4	Sulfate
SQM	Chilean Mining and Chemical Society (Sociedad Química y Minera de Chile)
Sr	Strontium
ss	short tonne per day
Ss	Specific Storage
SS	Silty Sand
st	short tonne
stpa	short tonne per year
SWL	Static water level
SX	Solvent extraction
Sy	Specific Yield
tonne	metric tonne
T	Transmissivity
TD	Total depth
TDEM	Time-domain electromagnetic
TDS	Total Dissolved Solids
TEM	Transient Electromagnetic Method
tpa	metric tonne per year
tpd	metric tonne per day
TPY	tonnes per year
U	Ulexite
US$	United States dollar
US$/tonne	United States dollar per tonne
USg	United States gallon
USgpm	US gallon per minute
UTM	Universal Transverse Mercator
V	volt
V	Volcaniclastic
W	watt
W/m^2	Watt per square metre
WGS	World Geodetic System
wmt	wet metric tonne
WP	WorleyParsons
WWTP	Wastewater Treatment Plant
yd^3	cubic yard
yr	year

1 SUMMARY

This report was prepared by WorleyParsons (WP) for Minera Salar Blanco S.A. ("Minera Salar Blanco or MSB") to provide a National Instrument 43-101 ("NI 43-101") compliant Preliminary Economic Assessment ("PEA") of its Salar Blanco Project located at Salar de Maricunga, in the Atacama Region, in Chile. The primary focus of this document is to prepare an independent technical appraisal of the potential economic viability of the lithium and potassium contained in these properties, under the guidelines of NI 43-101 and in conformity with its standards.

This report is based on the NI 43-101 compliant document "Lithium & Potassium Resource Estimate Maricunga Joint Venture, III Region, Chile, Chile, prepared by Prepared by: Frits Reidel, BSc, CPG, Murray Brooker, MSc, RPG, MAIG and Peter Ehren, MSc, MAusIMM, effective August, 2017 (the "FloSolutions Report"), in all matters referring to geology, hydrogeology and resource estimation.

Capital and Operating expenditures mentioned in this report were estimated by WP, relying on budget quotations requested from equipment, chemicals and other suppliers, as well as from its project data base; however, the estimate of expenditures relating to the brine well field was provided by MSB. In addition, WP relied extensively on Minera Salar Blanco and on its independent consultants, as cited in the text of the study and the references, for information on future prices of lithium carbonate and potassium chloride, legislation and tax in Chile, as well as for general project data and information.

1.1 PROPERTY LOCATION AND DESCRIPTION

The Salar Blanco Project (also the MJV) is located 170 km northeast of Copiapó in the III Region of northern Chile at an elevation of 3,750 masl. The property is more particularly described as being centered at approximately 492,000 mE, 7,025,000 mN (WGS 84 datum UTM Zone 19). The Project covers some 2,563 ha of mineralized ground in Salar de Maricunga; 100 ha just to the northeast of the Salar for camp and evaporation test facilities, and an additional 1,800 ha some 8 km north of the Salar for the future construction of evaporation ponds, process and plant facilities.

The mineralized area of the MJV is comprised of the following mining concessions: Litio 1-6 (1,438 ha), Cocina 19-27 (450 ha), Salamina, Despreciada, and San Francisco (675 ha). The Cocina 19-27, San Francisco, Despreciada and Salamina concessions were constituted under the 1932 Chilean mining law and have "grand-fathered" rights for the production and sale of lithium products; unlike the Litio 1-6 concessions which were constituted under the 1982 Chilean mining law and require additional government permits for the production and sale of lithium.

1.2 HISTORY OF OWNERSHIP

On May, 2011, Li3 Energy Inc. (Li3 – now Bearing Lithium) through its 100 % owned Chilean subsidiary Minera Li Energy (MLE) acquired its original interest in the Salar de Maricunga through the purchase of a 60 % interest in SLM Litio 1 through 6 (which are the legal entities holding the Litio 1-6 concessions).

On November 5, 2013, Li3 announced an agreement with BBL SpA (now MSB SpA) for BBL to acquire 51 % (a controlling stake) of MLE in return for specified funding for the company.

On April 16, 2013, MLE acquired 100% of Cocina 19-27 mining concessions.

On August 25, 2014, BBL purchased directly another 36 % interest in SML Litio 1-6 held by another third party. The remaining 4% interest in the Litio 1-6 claims remains held by a third-party individual.

On December 30, 2014, BBL acquired the option to buy the San Francisco, Despreciada and Salamina concessions to from a local group (the Padilla Family).

On September 2, 2015, BBL changed its name to Minera Salar Blanco SpA. During December 2015, Minera Salar Blanco SpA acquired directly the Blanco and Camp mining concessions.

During 2016 MSB SpA (former BBL SpA), MLE and, Lithium Power International Ltd. agreed to form a new company, Minera Salar Blanco S.A. (MSB) to continue the development of the Salar Blanco Project (the MJV). At the same time, MSB SpA and Li3, shareholders of MLE, agreed to dissolve MLE. As a result, the ownership structure of MSB ended up with; LPI 50 %, Minera Salar Blanco SpA 32.3 %, and Li3 17.7 %. Through this agreement MSB holds 96 % interest in the Litio 1-6 concessions[1] and 100 % in the Cocina, San Francisco, Despreciada and Salamina, Camp and Blanco concessions (the MJV concessions).

On December 11, 2016, Bearing Lithium Corp. announced a binding agreement to acquire 100 % of the common shares of Li3, and as a result, assumed Li3's 17.7 % interest in the MJV during 2017.

1.3 PHYSIOGRAPHY, CLIMATE, AND ACCESS

The hydrographic basin of Salar de Maricunga covers 2,195 km^2 in the Altiplano of the III Region. The average elevation of the basin is 4,295 masl while the maximum and minimum elevations are 6,749 masl and 3,738 masl respectively. The Salar itself is located

[1] See Note 4 on Section 22-8 in relation to this matter.

in the northern extent of the hydrographic basin and covers 142.2 km^2 (DGA 2009).The salar nucleus sits at an elevation of approximately 3,750 masl.

The principal surface water inflow into the basin occurs from Rio Lamas (240 L/s). All flows from the Rio Lamas infiltrate into the Llano de Cienaga Redonda (DGA 2009). The second largest surface water inflow into the basin occurs from Quebrada Cienaga Redonda (20 L/s). Laguna Santa Rosa is located at the southwest extent of the basin valley floor and is fed by discharge of groundwater. Laguna Santa Rosa drains north via a narrow natural channel into the Salar itself. Tres Cruces National Park is located in the southern part of the Maricunga watershed and includes Laguna Santa Rosa.

Access to Maricunga from the city of Diego de Almagro is via a well maintained gravel surface highway; this will be the main access of the project. Occasional high snowfalls in the mountains may close the highways for brief periods during the winter.

The climate at the property is that of a dry, cold, high altitude desert, which receives irregular rainfall from storms between December and March and snowfall during the winter months of late May to September. The average annual temperature in Salar de Maricunga is estimated at 5 to 6 °C. Average annual precipitation is estimated at 150 mm and average annual potential evaporation is estimated between 2,100 mm and 2,400 mm.

1.4 EXPLORATION AND DRILLING

An initial brine resource investigation program on the Litio 1-6 claims was carried out during 2011/2 that consisted of the following components:

- Six sonic boreholes (C-1 through C-6) were completed to a depth of 150 m. Undisturbed samples were collected from the sonic core at three meter intervals for porosity analyses (318 samples). Brine samples were collected during the sonic drilling at three meter intervals for chemistry analyses (431 primary samples and 192 QA/QC samples). All sonic boreholes were completed as observation wells on completion of drilling.
- A total of 915 m of exploration RC drilling was carried out for the collection of chip samples for geologic logging, brine samples for chemistry analyses and airlift data to assess relative aquifer permeability. The RC boreholes were completed as observation wells for use during future pumping tests. Two test production wells (P-1 and P-2) were installed to a total depth of 150 m each for future pumping trials.
- A seismic tomography survey was carried out by GEC along six profiles (S1 though S6) for a total of 23 line-km to help define basin lithology and geometry.
- Six test trenches adjacent to the sonic boreholes were completed to a depth of 3 m and 24-hour pumping tests were carried out in each trench.

The 2015 field program consisted of the following components:

- An AMT / TEM geophysical survey was completed by Wellfield Services along 6 profiles across the Salar covering a total of 75 line-km. 383 AMT sounding were collected at 200 m to 250 m station spacing; 15 TDEM soundings were carried out at the end and center of each AMT profile. The purpose of the AMT survey was to help map the basin geometry and the fresh water / brine interface.
- Two long-term pumping tests were carried out on production wells P-1 (14 days) and P-2 (30 days) at 37 l/s and 38 l/s, respectively.

MSB initiated a phased work program in August 2016 to complete a Feasibility Study and Environmental Impact Assessment for the MJV. The first phase of this work program consisted of exploration drilling and well testing focused on the Cocina, Litio, San Francisco, Salamina and Despreciada mining claims as follows:

- Four exploration holes (S-1A, S-2, S-18, and S-20) for a total of 627 m were drilled using the sonic method (4"x6" system). Core recovery took place in 1.5 m runs in alternating plastic sleeves and lexan liners. The overall achieved sonic core recovery was 92.5 %. Undisturbed samples were cut from the lexan core at 3 m depth intervals. Brine sampling during the sonic drilling took place at 6 m depth intervals. Each sonic borehole was completed as a piezometer through the installation of 2-inch diameter blank and screened PVC casing.
- Eight exploration boreholes (S-3, S-3A, S-5, S-6, S-10, S-11 (or M2), S-13, and S-19) for a total of 1,709 m were drilled using the tricone rotary method at 3-7/8 and 5-1/2 inch diameter; HW-size drilling casing was installed in each borehole to selected depths as required to provide adequate borehole stability. Drill cuttings were collected at 2 m intervals. Brine samples were collected a 6 m interval. Six of the nine exploration holes were completed as piezometers through the installation of 2-inch diameter blank and screened PVC casing.
- Six boreholes (S-8, S-12, S-15, S-16, S-17, and S-21) for a total of 205 m were drilled as monitoring wells using the rotary method at 5-1/2 inch diameter. Drill cutting were collected at 2 m intervals; brine sampling took place at selected depth intervals. All six holes were completed with 2-inch diameter blank and screened PVC casing.
- One production well (P-4) was drilled at 17-1/2 inch diameter to a depth of 180 m using the flooded reverse method (rotary drilling). The well was completed with 12 inch diameter PVC blank and screened production casing. The screened interval of the well was completed in the lower semi-confined to confined aquifer, below and isolated from the upper halite mix zone.
- One 30-day pumping test was carried on production well P-4 at a pumping rate of 25 l/s. Water level measurements were made in adjacent monitoring wells P4-1 (lower aquifer completion), P4-2 (upper halite), P4-3 (upper halite) and P4-4 (upper halite).
- One 7-day pumping test was carried out on the previously drilled production well P-2 at a flow rate of 45 l/s. A packer was installed in the well at 40 m depth so that brine inflow during the pumping test was limited to the upper halite aquifer. Water

level measurements were made in four adjacent monitoring wells during the 7-day pumping test.

- A regional gravity survey was carried out along six profiles (parallel to the AMT survey) for a total of 75 line km across the Salar. The station spacing along the profiles varied between 250 m and 500 m. The objective of the gravity survey was to help define the geometry of the bedrock contact in the Salar.
- 635 brine samples were sent to the University of Antofagasta and Alex Steward Assayers in Argentina for laboratory chemistry analysis. 343 brine samples were from the exploration drilling; 133 samples were collected from monitoring wells and pumping tests, and 159 samples were QA/QC samples (incl. Round Robin, duplicates, blank and standards)
- 192 undisturbed samples from the sonic core were analyzed by Geo Systems Analysis (GSA) and Corelabs (for QA/QC) for drainable porosity and physical parameters.

1.5 GEOLOGY AND MINERALIZATION

1.5.1 Geology

Based on the drilling campaigns carried out in the Salar between 2011 and 2017, ten major geological units were identified and correlated from the logging of drill cuttings and undisturbed core to a general depth of up to 200 m. One deep borehole (S-19) was drilled to a depth of 360 m. No borehole reached bedrock. Salar de Maricunga is a mixed style salar, with a halite nucleus of up to 34 m in thickness in the central northern part. The halite unit is underlain by a clay core on the eastern and central part of the Salar. The clay is locally interbedded with silt and silty sands. The Salar is surrounded by relative coarse grained alluvial and fluvial sediments. These fans demark the perimeter of the actual salar and at depth grade towards the center of the Salar where they form the distal facies with an increase in sand and silt. At depth two unconsolidated volcaniclastic units have been identified that appear quite similar. These two volcaniclastic are separated by a relatively thin and continuous sand unit which may be reworked material of the lower volcaniclastic unit.

1.5.2 Mineralization

The brines from Maricunga are solutions saturated or close to saturation in sodium chloride with an average concentration of total dissolved solids (TDS) of 311 g/l. The average density is 1.20 g/cm^3. Other components present in the Maricunga brine are: K, Li, Mg, Ca, SO_4, HCO_3 and B. Elevated values of strontium (mean of 359 mg/l) also have been detected.

Table 1-1 shows a breakdown of the principal chemical constituents in the Maricunga brine including maximum, average, and minimum values, based on the brine samples that were collected from the exploration boreholes during the 2011 and 2016 drilling programs.

Table 1-1: Maximum, average and minimum elemental concentrations of the MJV brine

Analyte	HCO_3	B	Ca	Cl	Li	Mg	K	Na	SO_4	Density
	mg/l as $CaCO_3$	mg/l	mg/l	mg/l	mg/l	mg/l	mg/l	mg/l	mg/l	g/cm³
Maximum	2,730	1,193	36,950	230,902	3,375	21,800	20,640	104,800	2,960	1.31
Average	471	596	13,490	190,930	1,123	7,337	8,237	85,190	709	1.20
Minimum	76	234	4,000	89,441	460	2,763	2,940	37,750	259	1.10

1.6 Status of Exploration, Development and Operations

Based on favorable results obtained so far in the studies in Maricunga, MSB has preliminarily contracted WorleyParsons to complete a Feasibility Study (FS), including as a first stage a Preliminary Economic Assessment (PEA) for the project. Brine chemistry and evaporation tests are on-going in the Salar. Lithium processing methodology and optimization is being evaluated with several international firms. The FS is planned to be finalized by the second half of 2018. MWH-Stantec have been contracted to oversee the preparation of an Environmental Impact Statement (EIA) for the Project by Q1 2018.

1.7 Brine Resource Estimates

The brine resource estimate was determined by defining the aquifer geometry, the drainable porosity or specific yield (Sy) of the hydrogeological units in the Salar, and the concentration of the elements of economic interest, mainly lithium and potassium. Brine resources were defined as the product of the first three parameters.

The model resource estimate is limited to the MSB mining concessions in Salar de Maricunga that cover an area of 2,563 ha.

The resource model domain is constrained by the following factors:

- The top of the model coincides with the brine level in the Salar that was measured in the monitoring wells installed in the Salar.
- The lateral boundaries of the model domain are limited to the area of the MSB mining concessions.
- The bottom of the model domain coincides with a total depth of 200 m.

The specific yield values used to develop the resources are based on results of the logging and hydrogeological interpretation of chip samples and recovered core of 8 rotary boreholes and 10 sonic boreholes, results of drainable porosity analyses carried out on 501 undisturbed samples from sonic core by GeoSystems Analysis, Daniel B Stephens and Associates, Corelabs, BGC, and four pumping tests. The boreholes within the measured and indicated resource areas are appropriately spaced at a borehole density of

one bore per 1.5 km^2. Table 1-2 shows the drainable porosity values assigned to the different geological units for the resource model.

Table 1-2: Drainable porosity values applied in the resource model

Unit	Sy
Upper Halite	0.07
Clay Core	0.02
Deep Halite	0.05
NW Alluvium	0.15
Lower Alluvium	0.06
Volcaniclastic	0.10
Lower Sand	0.06
Lower Volcaniclastic	0.10

The distributions of lithium and potassium concentrations in the model domain are based on a total of 487 brine analyses (not including QA/QC analyses) mentioned in Section 1.5.2 above.

The resource estimation for the Project was developed using the Stanford Geostatistical Modeling Software (SGeMS) and the geological model as a reliable representation of the local lithology. . The authors were closely involved with the block model development; all results have been reviewed and checked at various stages and are believed to be valid and appropriate for these resource estimates. Table 1-3 shows the Measured, Indicated and Inferred lithium and potassium resources for the MJV.

Table 1-3: Measured, Indicated and Inferred Lithium and Potassium Resources for the MJV - dated July 12, 2017

	Measured		Indicated		Inferred		M+I	
	Li	K	Li	K	Li	K	Li	K
Area (km^2)	18.88		6.76		14.38		25.64	
Aquifer volume (km^3)	3.06		1.35		0.72		4.41	
Mean specific yield (Sy)	0.05		0.11		0.09		0.07	
Brine volume (km^3)	0.15		0.14		0.06		0.30	
Mean grade (g/m^3)	56	409	114	801	114	869	74	529
Concentration (mg/l)	1,174	8,646	1,071	7,491	1,289	9,859	1,143	8,292
Resource (tonnes)	170,000	1,250,000	155,000	1,100,000	80,000	630,000	325,000	2,350,000

Notes to the resource estimate:

1. CIM definitions (2014) were followed for Mineral Resources.
2. The Qualified Persons for this Mineral Resource estimate are Frits Reidel, CPG and Murray Brooker, PGeo.
3. No cut-off values have been applied to the resource estimate.
4. Numbers may not add due to rounding.
5. The effective date is July 12, 2017.

Table 1-4 shows the total resources of the MJV expressed as lithium carbonate equivalent (LCE) and potash (KCl).

Table 1-4: MJV resources expressed LCE and potash

	Measured and Indicated		Inferred	
	LCE	KCL	LCE	KCL
Tonnes	1,725,000	4,500,000	425,000	1,200,000

1. Lithium is converted to lithium carbonate (Li_2CO_3) with a conversion factor of 5.32.
2. Potassium is converted to potash with a conversion factor of 1.9
3. Numbers may not add due to rounding

1.8 Exploration Target

Based on the results of borehole S-19, an exploration target of 1.0 to 2.5 Mt of lithium carbonate equivalent (LCE) and 2.9 to 6.6 Mt of potassium chloride (KCl) has been identified (below the current resource) between a depth of 200 m and 400 m. The exploration target provides significant potential for resource expansion.

1.9 Lithium Recovery Process for the Salar Blanco Project

The facilities have been designed to obtain Lithium Carbonate (Li_2CO_3) and Potassium Chloride (KCl), at a rate of 20.000 tpy pf Li_2CO_3 and 74.000 tpy of KCl.

The brine obtained from the production wells in the Salar is pumped to evaporation ponds, where it is concentrated through evaporation and chemical saturation, and different salts, such as Halite, Sylvinite and Carnallite precipitate. All salts that precipitate are periodically harvested from the ponds, and stored in stock piles defined for such purpose.

The Sylvinite and Carnallite salts are sent directly to the KCl processing plant, where through processes of size reduction and classification, flotation, leaching, drying and packaging, KCl is obtained.

The concentrated lithium brine obtained from the evaporation ponds is pumped directly to the reservoir ponds, from which a Salt Removal Plant is fed. This plant mainly removes Calcium impurities as Calcium Chloride and Tachyhydrite from the brine. This is achieved through consecutive evaporation and crystallization steps. This process allows a higher concentration of the lithium in the brine.

The concentrated lithium brine obtained from the Salt Removal plant is subsequently fed to the lithium carbonate plant, where through processes of purification, solvent extraction and filtration, impurities such as boron, calcium and magnesium are removed. The lithium concentrated brine is then fed to a carbonation stage, where through the addition of soda ash, lithium carbonate precipitates. This precipitated lithium carbonate is then fed to a centrifuge for water removal, and finally dried, reduced in size and packaged.

All impurities removed in the lithium carbonate plant are pumped directly to a discard pond, where through sedimentation, water is recovered and sent back to the evaporation ponds.

A simplified diagram of the process is presented ion Figure 1–1 and a detailed description of the process is presented in chapter 17.

Figure 1–1: Simplified Lithium Carbonate and Potash Production Process


PROCESS DIAGRAM
GENERAL OVERVIEW
LITHIUM CARBONATE PLANT
CARNALLITE SIZE REDUCTION
WELLS

1.10 CAPITAL AND OPERATING COST ESTIMATE

1.10.1 Capital Costs

Capital expenditures are based on an operating capacity of 20,000 TPA of lithium carbonate per year, and 74,000 TPA of potash. Capital equipment costs have been obtained from in-house data and solicited budget price information. Accuracy of this estimate is expected to be within a +/- 25% range.

Table 1-5: Capital Cost Estimates Summary by Area (US$ 000)

Area	Description	Projected Budget US$ 000
DIRECT COSTS		
1000	Brine Extraction Wells	25.637
2000	Evaporation Ponds	134.065
2500	Massive Soil Movements	6.246
3000	KCl Plant	23.396
5000	Salt Removal Plant	29.928
6000	Lithium Carbonate Plant	77.396
8000	General Services	29.898
9000	Infrastructure	62.816
	TOTAL DIRECT COSTS	389.382
	TOTAL INDIRECT COSTS - 14.2% -	55.216
	CONTINGENCIES - 18.6% -	82.708
	TOTAL PROJECTED BUDGET	527.305

1.10.2 Operating Costs

Operating expenses are summarized on the following table:

Table 1-6: Production Cost per tonne of product

Operating Cost	US$ / tonne Li_2CO_3	US$ / tonne KCl	Total 000 US$
Direct Costs			
Chemical Reactives and Reagents	925	17	19,757
Salt Harvest and Transport	93	1	1,947
Energy	860	17	18,438
Manpower	353	19	8,471
Catering & Camp Services	84	4	1,984
Maintenance	288	9	6,407
Transport	207	76	9,764
Direct Cost Subtotal	2,809	143	66,769
Indirect Costs			
General & Administration	129	2	2,716
Indirect Cost Subtotal	129	2	2,716
Total Operating Cost	2,938	145	69,485

1.11 Economic Analysis

Summary Base Case (100% equity basis) Project's economic results are presented on the following table:

ECONOMIC RESULT:	BEFORE TAXES	AFTER TAXES
NPV 6% MM US$	1,425	1,013
NPV 8% MM US$	1,049	731
NPV 10% MM US$	770	521
IRR	23.4%	20.4%
PAYOUT	2 Y, 11 M	3 Y, 3 M

As it can be appreciated, the project's economic metrics are very attractive, even though the base case includes conservative assumptions. The table on the following page summarizes the items included in the project's cash flow and which produce the above shown results.

Table 1-7: Project Summary Cash Flow Projection

PROYECTO SALAR BLANCO - SALAR DE MARICUNGA (20KTPA)
MINERA SALAR BLANCO S.A.
CASH FLOW

WorleyParsons
resources & energy

Year	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2033	2038	2043	Total
Period	1	2	3	4	5	6	7	8	9	10	15	20	25	
Revenues	-	-	-	76.000	233.906	264.266	257.729	263.172	267.270	272.359	295.475	316.780	316.780	6.192.350
Li2CO3	-	-	-	76.000	233.906	255.000	244.500	247.500	251.500	256.500	279.000	300.000	300.000	5.873.907
KCl	-	-	-	-	-	9.266	13.229	15.672	15.770	15.859	16.475	16.780	16.780	318.443
Expenses	-	-	-	(26.771)	(77.053)	(85.707)	(87.490)	(89.269)	(89.576)	(89.957)	(91.691)	(93.289)	(112.758)	(1.950.080)
OPEX Li2CO3	-	-	-	(21.026)	(59.465)	(58.763)	(58.763)	(58.763)	(58.763)	(58.763)	(58.763)	(58.763)	(58.763)	(1.255.750)
OPEX KCl	-	-	-	-	-	(7.079)	(9.360)	(10.722)	(10.722)	(10.722)	(10.722)	(10.722)	(10.722)	(209.442)
Royalty	-	-	-	(5.700)	(17.543)	(19.820)	(19.330)	(19.738)	(20.045)	(20.427)	(22.161)	(23.759)	(23.759)	(464.429)
Mining Licenses and Other	-	-	-	(45)	(45)	(45)	(45)	(45)	(45)	(45)	(45)	(45)	(45)	(990)
Remediation													(19.469)	(19.469)
Operating Margin	-	-	-	49.229	156.853	178.559	170.239	173.903	177.695	182.402	203.784	223.491	204.022	4.242.270
Operating Margin %	-	-	-	65%	67%	68%	66%	66%	66%	67%	69%	71%	64%	
Depreciation, Amortization, Rem. Allowance & Other	-	-	-	(113.837)	(88.858)	(88.895)	(88.932)	(88.969)	(89.006)	(1.962)	(2.263)	(3.941)	(6.193)	(611.880)
Profit Before Taxes	-	-	-	(64.607)	67.995	89.664	81.299	84.935	88.689	180.439	201.521	219.550	217.298	3.610.851
Income Taxes	-	-	-	-	(967)	(24.209)	(21.951)	(22.932)	(23.946)	(48.719)	(54.411)	(59.279)	(58.670)	(985.566)
Profit After Taxes	-	-	-	(64.607)	67.028	65.455	59.348	62.002	64.743	131.721	147.110	160.272	158.627	2.684.405
Depreciation, Amortization & Allowance	-	-	-	113.642	88.626	88.626	88.626	88.626	88.626	1.545	1.660	3.153	5.220	598.838
Operating After Tax Cash Flow	-	-	-	49.034	155.654	154.081	147.974	150.628	153.369	133.266	148.771	163.425	163.847	3.263.322
Non Operating Cash Flow	(53.191)	(352.156)	(122.158)	(5.553)	(10.972)	(1.486)	(489)	(409)	(51)	(408)	(1.122)	(2.756)	(4.823)	(581.528)
Total Investment	(48.576)	(325.810)	(139.828)	(8.265)	(4.821)	-	-	-	-	-	-	-	-	(527.305)
Sustaining Capital	-	-	-	-	-	-	-	-	-	(344)	(1.033)	(2.756)	(4.823)	(34.449)
Work Capital & VAT	(4.615)	(26.339)	17.669	2.712	(6.151)	(1.486)	(489)	(409)	(51)	(64)	(89)	-	-	(19.774)
Before Interest and Tax Cash Flow	(53.191)	(352.156)	(122.156)	43.676	145.881	177.073	169.743	173.495	177.643	181.994	202.662	220.735	199.199	3.660.742
Accumulated Cash Flow (Before Interest and Tax)	(53.191)	(405.347)	(527.502)	(483.826)	(337.945)	(160.872)	8.871	182.366	360.010	542.003	1.503.084	2.582.735	3.660.742	
After Tax Cash Flow	(53.191)	(352.156)	(122.156)	43.676	144.913	152.864	147.792	150.563	153.697	133.275	148.251	161.457	140.529	2.675.176
Accumulated After Tax Cash Flow	(53.191)	(405.347)	(527.502)	(483.826)	(338.913)	(186.049)	(38.257)	112.307	266.004	309.279	1.102.225	1.891.830	2.675.176	

1.12 Conclusions and Recommendations

Based on the analyses and interpretation of the results of the exploration work carried out on the MJV in Salar de Maricunga between 2011 and 2017, as well as on laboratory work, tests with equipment suppliers and conceptual process and plant engineering, the following concluding statements are prepared:

- The entire MJV project area has been covered by exploratory drilling between 2011 and 2017 at an approximate borehole density of one exploration borehole per 1.5 km^2; it is the opinion of the authors that such borehole density is appropriate for the mineral resource estimate described herein.
- The results of the drilling (10 sonic boreholes and 8 rotary/HWT boreholes) and the analysis of 487 primary brine samples identify distinct brine composition and grade at specific depth intervals, showing a relatively uniform distribution of lithium bearing brines throughout the MJV project area to a depth of 200 m.
- The lithium bearing brine contains sufficient levels of lithium and potassium to be potentially economic for development.
- The results of pumping tests and drainable porosity analyses suggest that the MJV exhibits favorable hydrogeological conditions for future brine abstraction with a conventional brine production wellfield.
- It is the opinion of the authors that the Salar geometry, brine chemistry composition and the specific yield of the Salar sediments have been adequately defined to a depth of 200 m to support the Measured, Indicated and Inferred Resource estimate described in Section 14 and shown in Table 1-3.
- Based on results of exploration borehole S-19 to a depth of 360 m, it is the opinion of the authors that a significant exploration target exists below the current resource defined to 200 m depth.
- The Salar de Maricunga brine is suitable for conventional processing, which principally consists of solar evaporation of the brine to a suitable concentration such that the brine can be treated in a salt removal plant –an addition to the conventional process– and finally in a lithium carbonate production plant. The concentrated Maricunga brine will require a boron, calcium and magnesium removal stages. The ongoing test work is optimizing these stages in order to have the lowest operational costs and most environmentally friendly process.
- It is recommended by the authors that the FS for the MJV be completed as currently planned during 2018. Studies in support of the EIA should be completed as is currently planned by early 2018.
- A work program should be initiated to continue expanding the MJV resource estimate by exploring the deeper portions of the Salar. It is recommended that the proposed work program includes the following components:

- Deep drilling (7-10 holes) using a suitable drilling method to a depth of 400 m across the MJV properties. The drilling target will be the coarser grained sediments on the Lower Alluvium and Volcaniclastics.
   - Sampling protocols need to be developed to properly characterize the hydraulic parameters and the brine chemistry of these deeper units.
   - The estimated cost for the above exploration program is approximately US$ 6 million.
- Plant production processes need to be finalized, using latest available technologies.
- The cost estimate of soil movement was based on a preliminary pond design that will be optimized after the results of the geotechnical studies have been obtained.
- Adjust the storage areas depending on actual storage services offered by the ports.
- Optimizing costs requires knowing how the quality of the chemical inputs impact process efficiency. It is important to determine whether lower purity and lower cost inputs do not affect the process and could reduce operating costs.
- Obtain further precise climatic variables of the area, especially, evaporation rates rain and snow, records at the exact site of the project. Incorporate this data into the process design and determine impacts, if any, on economics.
- Generate detailed project quantity take-offs for costings that support a FS in a range of +/- 10-15%.
- Continue recording precise climatic variables of the area.
- Determine economic feasibility of including a co-generation plant.
- As previously indicated, and based on favorable indications obtained so far, MSB has already contracted the execution of a FS with WP. It is estimated that this study will be finalized during the 4th Qt. of 2018. MSB has budgeted of approximately US$ 4 million to cover this study, as well as the required topographic and soil mechanics studies, and the follow up of the environmental studies.
- Once the details and results of the test work currently in progress become available, then recommendations can be made regarding requirements for additional test work to complete the FS.
- It is suggested to postpone the investment in KCl for a few years later, considering the low financial contribution to the project and waiting for an eventual improvement in its price outlook.
- It is recommended that a risks evaluation workshop be conducted before the start of the FS. This workshop will address environmental , brine production and process issues.
- It is recommended that the value of the salt removal plant be assessed carefully, by looking at other technical options, if they exist.

2 INTRODUCTION

2.1 TERMS OF REFERENCE

This report (the "Report") was prepared by WorleyParsons Chile ("WP") at the request of Minera Salar Blanco S.A. ("MSB") This report has been prepared in conformance with the requirements of National Instrument 43-101 – Standards of Disclosure for Mineral Projects and the associated Companion Policy 43-101CP and Form 43-101F1 of the Canadian Securities Administrators (modified June 24, 2011) and the associated Best Practice Guidelines for Industrial Minerals and Mineral Processing as issued by the Canadian Institute of Mining and Metallurgy ("CIM").

This report is based on the NI 43-101 compliant document "Lithium & Potassium Resource Estimate Maricunga Joint Venture, III Region, Chile". Prepared for: Minera Salar Blanco S.A by Frits Reidel, BSc, CPG; Murray Brooker, MSc, RPG, MAIG; Peter Ehren, MSc, MAusIMM in all matters referring to geology, hydrogeology and resource estimation. In addition, WP relied extensively on MSB and on its independent consultants, as cited on the text of the study and the references, for information on costs, prices, legislation and tax in Chile, as well as for general project data and information.

Marek Dworzanowski, Pr.Eng, BSc (Hons), FSAIMM of WorleyParsons acted as "qualified person" (QP) of this report. He is independent of MSB as such terms are defined by NI 43-101.

2.2 SOURCES OF INFORMATION AND DATA

Previous technical reports prepared for the Project include:

- NI 43-101 Technical Report, Lithium & Potassium Resource Estimate Maricunga Joint Venture, III Region, Chile. Prepared for: Minera Salar Blanco S.A. by: Frits Reidel, BSc, CPG, Murray Brooker, MSc, RPG, MAIG and Peter Ehren, MSc, MAusIMM, dated August 25, 2017.
- Maricunga Lithium Brine Project; 3.7 Fold Increase in Mineral Resource Estimate; JORC report dated 12 July 2017.
- Technical Report on the Maricunga Lithium Project, Region III, Chile. NI 43-101 Technical Report (update of 2012 NI 43-101 Technical Report) for Bearing Resources prepared by Don Hains March 20, 2017.
- Salar de Maricunga Desktop Study, prepared for Minera Salar Blanco Spa by Peter Ehren, MSc., October 2015
- Technical Report on the Maricunga Lithium Project, Region III, Chile. NI 43-101 Technical Report for Li3 Energy Inc. prepared by Don Hains and Frits Reidel April 17, 2012.

- Technical Report on the Salar de Maricunga Lithium Project, Northern Chile prepared for Li3 Energy Inc., NI 43-101 Technical report prepared by Donald H Hains, Amended May 26, 2011.

This report is based on the above first mentioned NI 43-101 compliant document "Lithium & Potassium Resource Estimate Maricunga Joint Venture III Region, Chile dated August 25, 2017" in all matters referring to geology, hydrogeology and resource estimation.

Chapters 1, 2 and 3 of the above-referred report have been modified to incorporate the conclusions of this Preliminary Economic Report. Chapters 4 through 12, 14 and 23 of the same report have been herein incorporated. Chapters 13 of this report was prepared by Mr. Peter Ehren, MSc, MAusIMM, Chapter 16 was prepared by Mr. Frits Riedel, BSc, CPG and Mr. Peter Ehren. Chapter 17 was prepared by Mr. Eduardo Montegu Prof. Eng. and Mr. Peter Ehren. Chapter 18 was prepared by Mr. Eduardo Montegu. Chapter 19 was prepared by MSB and presents a summary of two separate reports prepared by Roskill and SignumBox. Chapter 20 was prepared by MWH. Chapter 21 was prepared by Messrs. Eduardo Montegu and Daniel Brieba Prof. Eng. MBA. Chapter 22 was prepared by Mr. Daniel Brieba. Messrs. Eduardo Montegu and Daniel Brieba are WorleyParsons' employees.

Miss Consuelo Sepúlveda Prof. Eng., Miss M. Fernanda Figueroa Prof. Eng., Mr. Marcelo Bravo Prof. Eng., and Mr. Michael Arias Prof. Eng. collaborated on the WorleyParsons sections.

This report was reviewed by Marek Dworzanowski, Pr.Eng, BSc (Hons), FSAIMM of WorleyParsons. Mr. Dworzanowski is a "qualified person" (QP) and is independent of MSB as such terms are defined by NI 43-101.

3 RELIANCE ON OTHER EXPERTS

As indicated on Section 2.1, this report is based on the NI 43-101 compliant document "Lithium & Potassium Resource Estimate Maricunga Joint Venture, III Region, Chile". Prepared for: Lithium Power International, Minera Salar Blanco S.A., and Bearing Lithium Corp by Frits Reidel, BSc, CPG Murray Brooker, MSc, RPG, MAIG Peter Ehren, MSc, MAusIMM, on all matters referring to geology, hydrogeology and resource estimation

For the legal opinion on the status of the Project's mining claims the authors have relied on the following expert:

Mr. J.P. Bambach of the legal firm Philippi, Prietocarrizosa, Ferrero DU & Uria in Santiago, Chile.

For the purpose of this report, the authors have relied on ownership information provided by MSB. MSB has relied on a legal opinion by Philippi, Prietocarrizosa, Ferrero DU & Uria dated August 18, 2017 respecting legal title to the properties.

The authors also have relied on the topographic information regarding property locations provided by MSB and Philippi, Prietocarrizosa, Ferrero DU & Uria.

4 PROPERTY DESCRIPTION AND LOCATION

4.1 PROPERTY DESCRIPTION AND LOCATION

The MJV is located approximately 170 km northeast of Copiapó in the III Region of northern Chile at an elevation of approximately 3,750 masl. Figure 4-1 shows the location of the Project. The property is more particularly described as being centered at approximately 492,000 mE, 7,025,000 mN (WGS 84 datum, UTM Zone 19). The Project covers 2,563 ha of mineralized ground in Salar de Maricunga, 100 ha just to the northeast of the Salar for camp and evaporation test facilities, and an additional 1,800 ha some eight km north of the Salar for the future construction of evaporation ponds, process and plant facilities.

4.2 TENURE

The mineralized area of the MJV is comprised of the following mining concessions: Litio 1-6 (1,438 ha), Cocina 19-27 (450 ha), Salamina, Despreciada, and San Francisco (675 ha). Figure 4-2 shows the MJV land tenure and concession boundaries in the northern part of Salar de Maricunga. Table 4-1 provides a detailed listing of the MJV concessions.

The Cocina 19-27, San Francisco, Despreciada and Salamina concessions were constituted under the 1932 Chilean mining law and have "grand-fathered" rights for the production and sale of lithium products; unlike the Litio 1-6 concessions which were constituted under the 1983 Chilean mining law and require additional government permits for the production and sale of lithium.

Table 4-1: MJV mining concessions

Property	Role Number	Area (ha)	Registered Owner	Mining Code
Litio 1, 1 al 29	03201-6516-4	131	SML Litio 1	1983
Litio 2, 1 al 30	0321-6517-2	143	SML Litio 2	1983
Litio 3, 1 al 58	03201-6518-0	286	SML Litio 3	1983
Litio 4, 1 al 60	03201-6519-9	300	SML Litio 4	1983
Litio 5, 1 al 60	03201-6520-2	297	SML Litio 5	1983
Litio 6, 1 al 60	03201-6521-0	282	SML Litio 6	1983
Cocina 19-27	03201-2110-19	450	MSB	1932
San Francisco 1 al 10	03201-0006-2	425	MSB	1932
Despreciada 6 al 7	03201-0007-0	100	MSB	1932
Salamina 1 al 3	03201-0005-4	150	MSB	1932
Blanco*	N/A	1,800	MSB	1983
Camp*	N/A	100	MSB	1983

* Note: Concessions not included in Mr Bambach´s legal opinion.

Verification of the land titles and mining rights owned by MSB, was conducted by Juan Paulo Bambach Salvatore of the legal firm Philippi Prietocarrizosa Ferrero DU & Uria in Santiago. Mr. Bambach documented his legal opinion in a letter dated August 18, 2017 and concluded the following:

Minera Salar Banco S.A. (MSB) has been duly incorporated and is a validly existing company under the laws of Chile and is in good standing.

MSB owns 96 % of the shares over six mining legal companies (sociedades legales mineras) Litio 1 up to Litio 6, which in turn are respectively the exclusive owners of six Mining Exploitation Concessions, as shown in Table 4-1.

Minera Salar Blanco S.A. (MSB) has all necessary corporate faculties and authority to carry on its business as now conducted by it and to own its properties and assets.

Minera Salar Blanco S.A. (MSB) is duly licensed to carry on its business in Chile.

The Company currently has a portfolio of 10 Mining Concessions, as follows:

- 4 Old Legislation Concessions (pertenencias)
- 6 1983 Exploitation Concessions (pertenencias)

All titles of the Mining Concessions set out in Table 4-1 are in good standing and there are no encumbrances on such Mining Concessions.

Minera Salar Blanco S.A. (MSB) is empowered to conduct exploration activities on the Exploration Concessions, and exploration and development activities on the Mining Claims.

By means of the Old Mining Chilean Legislation, MSB is entitled to explore and exploit lithium, fulfilling all legal requirements provided by the Chilean legislation.

The 1983 Exploitation Concessions do not allow to explore nor exploit lithium, unless a Special Operation Contract for Lithium, CEOL is obtained, but do permit the exploration and exploitation of any other mining substances, whether metallic or non-metallic, for example potassium, where lithium may be a sub product. In other words, the 1983 Exploitation Concessions do not entitle to appropriate the extracted lithium, but only other concessionable substances.

According to the legal documentation reviewed, the Mining Concessions are valid and in force.

To date, the granting processes of the applications under proceeding (the "Applications") have been carried out according to the law, and they would not present defects that could lead to the expiration of the application.

The Mining Concessions have no marginal records evidencing mortgages, encumbrances, prohibitions, interdictions or litigations.

The Mining Concessions have all their last four periods of mining licenses duly paid.

All the Mining Concessions have preferential rights over the relevant area. There are neither mining concessions nor mining rights held or filed by third parties challenging the rights and preference of the Mining Concessions.

From a technical point of view and after having requested the review of the complete area by the expert in mining property Mr. Juan Bedmar, we can confirm that the location of the Mining Concessions is correct.

Figure 4-1: Location map of the MJV


Antofagasta
CHAÑARAL
MJV
PROJECT
Atacama
Pacific
Ocean
COPIAPÓ
VALLENAR
ARGENTINA
Coquimbo
200000
300000
400000
500000
600000
7200000
7100000
7000000
6900000
6800000
6700000
Location map of the MJV
Date: June, 2017
Prepared by: JP
Reviewed by: FR
Mariunga Joint Venture
Minera Salar Blanco
UTM Projection
Datum
Scale
4-1

Source: Biblioteca del Congreso Nacional de Chile/BCN

Figure 4-2: Location map of the MJV mining concessions


489000
492000
495000
7033000
7030000
7027000
7024000
7021000
COCINA 1007
LITIO 6 1/60
Location map of the MJV mining concessions
Date: June 2017
Client
Minera Salar Blanco
UTM Projection
Scale
4-2
fld solutions

4.3 PERMITS

MSB obtained all necessary environmental approvals through the Sistema Evaluacion Ambiental (SEA) to carry out drilling, aquifer testing, road building and operate the evaporation test and camp facilities. The MJV concessions are located in a Zona de Interes Turistico (ZOIT) and, therefore, SEA approvals are required to carry out exploration work. The approvals were obtained in 2013 through the filing and successful permitting of a Declaracion Impacto Ambiental (DIA).

4.4 ROYALTIES

The Chilean government is currently reviewing a future royalty and permitting regime for lithium production. This matter is fully discussed on Section 22.2.

4.5 ENVIRONMENTAL LIABILITIES

The authors are not aware that the MJV is subject to any material environmental liabilities.

4.6 OTHER SIGNIFICANT FACTORS AND RISKS

A number of normal risk factors are associated with the Maricunga properties These risks include, but are not limited to the following. It is not anticipated they will affect access, title or the ability to perform work on the Salar de Maricunga:

- The risk of obtaining final environmental approvals from the necessary authorities in a timely manner.
- The risk of obtaining all the necessary licenses and permits on acceptable terms, in a timely manner or at all.
- Risks associated with pending government regulation with respect to lithium exploitation, especially with regards to royalty rates.
- The risk of changes in laws and their implementation, impacting activities on the properties.
- The risk of activities on adjacent properties having an impact on the Maricunga project.
- The risk that the process, as currently defined, fails to produce the expected quantity and/or required quality of Lithium Carbonate and Potassium Chloride since it is still under development, in order to optimize its parameters. Nevertheless, all process steps are conventional and commonly used in the industry, except for the Salt Removal Plant.
- The risks of a high precipitation event, which can result in lower production, or an over estimation of evaporation rate, as the authors made the best estimate based on currently available information. During October of 2016, a weather station was installed by MSB at the project location.

5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

5.1 ACCESSIBILITY

The main road access to the Project corresponds to Route C-173, which is an existing, well maintained, mining road. Project tasks include the execution of a modification of this route, in an extension of approximately 8 km, for which authorizations will be requested. This route is accessed from Copiapó through Route C-17 to Diego de Almagro, and then taking Route C-13 in an eastern direction, then following Route C-163 East, until reaching Route C- 173. The project location is 104 km away along this route.

Figure 5-1: Project Access


Chañaral
Copiapó

Source: http://www.mapas.mop.cl/

Occasional high snowfalls in the mountains may close the highways for brief periods during the winter.

5.2 PHYSIOGRAPHY

The hydrographic basin of Salar de Maricunga covers 2,195 km^2 in the Altiplano of the III Region. The average elevation of the basin is 4,295 masl while the maximum and minimum elevations are 6,749 masl and 3,738 masl respectively. The Salar itself is located in the northern extent of the hydrographic basin and covers 142.2 km^2 (DGA 2009).The salar nucleus site elevation of approximately 3,750 masl.

The principal surface water inflow into the lower part of basin occurs from Rio Lamas which originates in Macizo de Tres Cruces. Average flow in Rio Lamas (at El Salto) is measured at 240 l/s. All flows from the Rio Lamas infiltrate into the Llano de Cienaga Redonda (DGA 2009). The second largest inflow to the lower part of the basin occurs from Quebrada Cienaga Redonda. Average flow (at La Barrera) is measured at 20 l/s; all flow infiltrates in to the Llano de Cienaga Redonda (DGA 2009).

Laguna Santa Rosa is located at the southwest extent of the basin valley floor and is fed mainly locally by discharge of groundwater. Laguna Santa Rosa drains north via a narrow natural channel into the Salar itself. Additional groundwater discharge occurs along the path of this channel and surface water flow has been recorded at 200-300 l/s (DGA 2009). Tres Cruces National Park is located in the southern part of the Maricunga watershed and includes Laguna Santa Rosa.

5.3 CLIMATE

5.3.1 Temperature

The climate at the property is a dry, cold, high altitude desert with cold, dry winters and dry summers. Summer temperatures range from 10 °C – 20 °C, with the winter daytime temperatures averaging approximately 4 °C – 0 °C. The average annual temperature at Salar de Maricunga is estimated at 5 °C – 6 °C as shown in Figure 5-2 (DGA 2009).

A weather station at the Marte Lobo Project site located in the southern extension of the Maricunga basin at an elevation of 4,090 masl, (30 km to the south of the Project) has average monthly temperature records available for the period between January 1997 and December 1998. Table 5-1 shows average monthly temperature data for the Marte Lobo Project (Golder Associates 2011) while Figure 5-2 provides an isotherm map for the salar de Maricunga region.

Table 5-1: Average Monthly Temperature at the Marte Lobo Project (°C)

Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
8.5	6.6	6.5	2.5	-0.5	-5.0	-3.5	-2.5	-0.5	1.0	3.7	5.8

Source: re-elaborated after Golder Associates 2011

5.3.2 Precipitation

Precipitation in Salar de Maricunga may occur during the months of January and February as a result of "Bolivian winter" effects and during the months of May through September. The intensity of these annual rainfall patterns are significantly influenced by the El Nino-Southern Oscillation.

The nearest long-term historical precipitation records for the Project are available from DGA maintained meteorological stations at Las Vegas (70 km northwest) at an elevation of 2,250 masl and Pastos Grande (60 km WSW) at an elevation of 2,260 masl. No long-term historical precipitation records are available for the III Region above 2,500 masl elevation. Table 5-2 provides summary information of the Las Vegas and Pastos Grande stations.

Table 5-2: DGA Meteorological stations with long-term precipitation records

Station	BNA code	Basin	Elevation (masl)	Distance from Project	Record
Las Vegas	03210001-5	Rio Salado	2,250	70 km NW	1984 – to date
Pastos Grande	03441001-1	Rio Copiapó	2,260	60 km WSW	1966 – to date

Source: DGA, 2009

Additional rainfall records are available from selected weather stations that are part of the "Pilot System for the III Region" operated by the Catholic University of Chile (PUC) in conjunction with the DGA. Table 5-3 provides summary information for the Maricunga and Pedernales Sur weather stations.

Table 5-3: Selected PUC-DGA weather stations with partial precipitation records

Station	Basin	UTM (WGS 84)		Elevation (masl)	Record
Maricunga	Maricunga	7,000,372 mN	486,326 mE	3,852	2007 – 2008
Pedernales Sur	Pedernales	7,049,016 mN	493,056 mE	3,774	2007 – 2008

Source: DGA, 2009

Figure 5-3a and Figure 5–2b show monthly precipitation records for the Marigunca and Pedernales Sur weather stations for the 2007/8 period. It is believed that these data are representative of a relative dry year (DGA 2009).

Precipitation records collected at the Marte Lobo Project weather station during the 1997/1998 period show an annual cumulative precipitation (rainfall and snowfall water equivalent) of 451 mm (Golder Associates 2011). Further analyses of rainfall records of the III Region indicate that the 1997/8 cumulative precipitation coincides with a 100 year precipitation event. Additional precipitation data collected at the Marte and Lobo stations between 2009 and 2010 are shown in Figure 5-6.

Figure 5-2: Isotherm map for Salar de Maricunga


400.000
450.000
500.000
550.000
7.150.000
7.100.000
7.050.000
7.000.000
6.950.000
N
Salar de Pedernales
Salar de Maricunga
Simbologia

Source: DGA 2009

Average annual precipitation estimates were prepared as part the "Balance Hidrico de Chile" (DGA 1987). Figure 5-7 shows an isohyet map for the Salars de Maricunga and Pedernales. The map suggests that the average annual precipitation in Salar de Maricunga is 100 mm – 150 mm.

Figure 5-3a: Precipitation Data for the Maricunga Weather Station (PUC-DGA) for 2007/2008


Maricunga (PUC-DGA station) rainfall data 2007/2008
Precipitation (mm)
10
8
6
4
2
0
Oct-07
Nov-07
Dec-07
Jan-08
Feb-08
Mar-08
Apr-08
May-08
Jun-08
Jul-08
Aug-08
Sep-08

Source: DGA 2009

Figure 5-2b: Precipitation Data for the Pedernales Sur Weather Station (PUC-DGA) for 2007/2008


Pedernales Sur (PUC-DGA station) rainfall data 2007/2008
Precipitation (mm)
10
8
6
4
2
0
Oct-07
Nov-07
Dec-07
Jan-08
Feb-08
Mar-08
Apr-08
May-08
Jun-08
Jul-08
Aug-08
Sep-08

Source: DGA 2009

Figure 5-4: Precipitation Data from the Marte and Lobo Stations for 2009/2010


Precipitación (mm)
30,0
25,0
20,0
15,0
10,0
5,0
0,0
Jul-09
Ago-09
Sep-09
Oct-09
Nov-09
Dic-09
Ene-10
Feb-10
Mar-10
Abr-10
May-10
Jun-10
Jul-10

Source: AMEC 2011

Figure 5-5: Isohyet Map for Salar de Maricunga


400.000
450.000
500.000
550.000
7.150.000
7.100.000
7.050.000
7.000.000
6.950.000
N
EL SALVADOR
POTRERILLOS
Salar de Pedernales
Salar de Maricunga
Simbología

Source: DGA 2009

EDRA (1998) carried out a hydrogeological investigation for the Salar de Maricunga and Piedra Pómez areas and described the following precipitation – elevation relationship:

$P = 0.038 \cdot H - 53$

Where:

P is average annual precipitation (mm); and H is elevation (masl)

Using this correlation the average annual precipitation for Salar de Maricunga is estimated at 90 mm.

The DGA (2006) carried out a hydrogeological investigation for Salar de Maricunga in which the following precipitation – elevation relationship was developed:

$P = 0.1 \cdot H - 300$

Where:

P is average annual precipitation (mm); and H is elevation (masl)

Using this correlation the average annual precipitation for Salar de Maricunga is estimated at 75 mm.

MSB installed a weather station in Salar de Maricunga in 2016 to validate the results of previous precipitation studies and third party data sets (Figure 5-6). Table 5-6 shows a summary of the data collected between November 2016 and October 2017.

Figure 5-6: Weather Station at Maricunga Project



Source: Hains site visit, Dec. 27, 2016

5.3.3 Solar Radiation

Solar radiation is the most important energy input for evaporation. Long-term solar radiation data are not available for Salar de Maricunga directly. Regional solar radiation estimates are shown in Figure 5-9 and suggest that solar radiation in Salar de Maricunga falls in the range of 1,700 – 1,900 kWh/m^2 per year. Partial solar radiation data are available from the Marte Lobo Project site and are reported in Amec 2011. Table 5-4 shows monthly records solar radiation records in Watts/m^2 for the Marte and Lobo stations.

Table 5-4: Monthly solar radiation data (W/m^2) for the Marte and Lobo Stations

Mes	Lobo			Marte		
	Mínimo	Promedio	Máximo	Mínimo	Promedio	Máximo
Jul-09	0.0	194.2	974.0	s/d	s/d	s/d
Ago-09	0.0	244.7	1078.7	s/d	s/d	s/d
Sep-09	0.0	324.0	1164.1	0.0	299.9	1019.2
Oct-09	0.0	374.3	1246.8	0.0	331.7	1157.6
Nov-09	0.0	394.7	1217.0	0.0	387.8	1171.0
Dic-09	0.0	417.6	1221.0	0.0	408.1	4981.0
Ene-10	0.0	397.4	1229.0	0.0	386.8	1154.0
Feb-10	0.0	375.8	1349.0	0.0	356.7	1156.0
Mar-10	0.0	328.0	1132.0	0.0	312.0	1019.0
Abr-10	0.0	259.6	1009.0	0.0	247.3	918.0
May-10	0.0	193.6	866.0	0.0	187.1	825.0
Jun-10	0.0	171.6	914.0	0.0	163.9	746.1

Source: AMEC 2011

Figure 5-7: Solar Radiation Distribution in Chile


Distribución de la
Radiación solar en Chile
Santiago
1.510 Kwh = 200 L de Petroleo
1.510 Kwh = 250 m3 de Gas natural
KWh/m² y año
1900-2200
1700-1900
1500-1700
1300-1500
1000-1300
900-1000
Fuente: Schüco International KG Bielefeld, Alemania
Solar radiation distribution in Chile
Date: Aug. 2017
Prepared by: JF
Reviewed by: FR
Project
Maricunga Joint Venture
Client
Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S
Datum
Scale
5-6

Source: Schüco International KG Bielefeld

Figure 5-8 shows the average hourly solar radiation intensity at the Marte and Lobo stations calculated for the 2009/2010 period.

Figure 5-8: Average Hourly Solar Radiation Intensity at the Marte and Lobo Stations for 2009/2010


LOBO
MARTE

Source: AMEC 2011

The MSB weather station installed on site is collecting local suite-specific solar radiation data in support of the evaporation tests that are currently in progress.

5.3.4 Evaporation

The DGA (2009) has developed a relationship between elevation and average annual pan evaporation based on pan evaporation records from some 40 stations across the I, II, and III Regions of northern Chile as shown in Figure 5-9. Based on this correlation the annual average pan evaporation rate for Salar de Maricunga is estimated at 2,400 mm.

Figure 5-9: Elevation versus Average Annual Pan Evaporation


Altitud [msnm]

Source: DGA 2009

A similar relationship between elevation and average annual pan evaporation has been described by Houston (2006) as follows:

MAE_{pan} = 4,364 – (0.59·A); where: MAE_{pan} is mean annual pan evaporation (mm) and A is elevation (m) for stations above 1,000 masl.

Using this correlation the mean annual pan evaporation rate for Salar de Maricunga is estimated at 2,150 mm.

Houston (2006) further describes the effects of brine density on mean annual pan evaporation rates as:

MAE_{pan} = 10,026 – 6,993·D; where D is fluid density

Applying this to Maricunga brine (D = 1.2 g/ml), the annual average brine pan evaporation rate is estimated at 1,600 mm.

The DGA (2008) described the monthly distribution of average annual pan evaporation based on observations made from records (1977-2008) of the Linzor (4,096 masl) and Inacaliri (4,000 masl) stations in the II Region of northern Chile. Figure 5-10 summarizes this monthly distribution of the annual average pan evaporation (Golder Associates 2011).

Figure 5-10: Monthly Distribution of Average Annual Pan Evaporation


14%
12%
10%
8%
6%
4%
2%
0%
Ene
Feb
Mar
Abr
May
Jun
Jul
Ago
Sep
Oct
Nov
Dic
Inacaliri
Linzor
Distribución Adoptada

Source: Golder Associates 2011

The DGA (2009) carried out a detailed field investigation program in Salar de Maricunga to establish evaporation rates as a function of soil type and depth to groundwater. Table 5-5 summarizes the findings of this investigation.

Table 5-5: Evaporation Rates used for the Basin Water Balance

Type	Mean annual evaporation rate (mm)
Open water	6.1
Humid soil	4.1
Vegas	2.1
Salar crust	1.8

Source: DGA 2009 and Golder 2011

The Maricunga JV project has installed several Class A evaporation pans (fresh water and brine) at the weather station and a series of test evaporation ponds adjacent to the camp site. These test pans and ponds are designed to validate previous evaporation studies and confirm evaporation pathways for lithium brine concentration.

Table 5-6: Climate data collected at the MSB weather station in Salar de Maricunga (Nov 2016 – Jun 2017)

Month	Precipitation	Average Temperature (°C)	Freshwater Pan Evaporation (mm)	Brine Pan Evaporation (mm)
November 2016	3,50 mm	4,30	274,80	181,80
December 2016	17,00 mm	6,60	323,61	236,60
January 2017	7,40 mm	9,68	350,56	253,23
February 2017	8,20 mm	6,68	243,00	185,00
March 2017	1,30 mm	5,72	251,90	199,90
April 2017	11,10 mm	1,86	137,30	191,30
May 2017	3,00 mm*	-3,56	40,40	35,40
June 2017	5,00 mm*	-8,92	0,00	0,00
July 2017	0,00 mm*	-5,20	0,00	0,20
August 2017	8,60 cm**	-2,70	1,30	1,40
September 2017	4,30 cm**	0,60	3,50	6,20
October 2017	0,00 mm	2,20	7,90	8,90
Annual Total	53,73	-	-	-
Annual Average	-	1,4	136,2	108,3
Annual Maximum	17	9,7	350,6	253,2
Annual Minimum	0	-8,9	0,0	0,0

* Rain only, snow fell but was not registered.

** Fallen as snow, transformed at 0.25 ratio to liquid.

Source: MSB

5.4 Local Resources

Local resources are absent at the salar. Copiapó is a major regional mining center and drilling contractors, drilling equipment and supplies and other required exploration tools and equipment and heavy mining equipment and machinery are available.

5.5 Infrastructure

Road infrastructure in the project area includes routes Ch - 31 and C – 173, but for environmental reasons, only the latter will be used by the project. Route C -173 is a well maintained road with heavy haul traffic and is mainly used by the Codelco Mine El Salvador. Other infrastructure in the area includes an electrical power line running parallel to route Ch-31, all the way to the border crossing with Argentina. At the north end of the salar there is a customs office that is staffed on a 24 hour basis.

Copiapó is a major city and provides a full range of services. Copiapó is serviced by daily scheduled air service with connections to Santiago and other major cities in Chile. The port of Caldera is located approximately 80 km west of Copiapó. The port has excellent dock facilities for general cargo, liquid fuel unloading and bulk cargo. The port of Chañaral is located approximately 250 km from the salar.

6 HISTORY

6.1 CORFO (1980's)

CORFO, under the aegis of the Comité de Sales Mixtas, (CORFO, 1982) conducted a major study of the northern Chilean salars in the 1980s with the objective of determining the economic potential of the salars for production of potassium, lithium, and boron. CORFO undertook systematic hydrogeological and geological studies and sampling of the various salars. Exploration work at Salar de Maricunga consisting of sampling shallow pits (50 cm deep) covered the northern half of the Salar. It was determined that the phreatic level of the brine was at 15 cm below the Salar surface. Estimates of contained mineral resources were developed based on the assay results and assuming a constant porosity of 10 % down to a 30 m depth. CORFO estimated lithium metal resources in Salar de Maricunga at 224,300 tonnes. This estimate does not comply with NI 43-101 standards

In spite of the above work, CORFO currently does not control any mineral rights in Salar de Maricunga but CODELCO, another Chilean Government owned entity, does have mineral rights in this salar. This is discussed on Chapter 23.

6.2 PRIOR OWNERSHIP AND OWNERSHIP CHANGES

SLM Litio, a Chilean corporation, acquired the Litio 1-6 mining claims in 2004.

On May, 2011, Li3 Energy Inc. (Li3 – now Bearing Lithium) through its 100 % owned Chilean subsidiary Minera Li Energy (MLE) acquired its original interest in the Salar de Maricunga through the purchase of a 60 % interest in SLM Litio 1 through 6 (which are the legal entities holding the Litio 1-6 concessions).

On November 5, 2013, Li3 announced an agreement with BBL SpA (now MSB SpA) for BBL to acquire 51 % (a controlling stake) of MLE in return for specified funding for the company.

On April 16, 2013, MLE acquired 100% of Cocina 19-27 mining concessions.

On August 25, 2014, BBL purchased directly another 36 % interest in SML Litio 1-6 held by another third party. The remaining 4% interest in the Litio 1-6 claims is still held by a third-party individual.

On December 30, 2014, BBL acquired the option to buy the San Francisco, Despreciada and Salamina concessions to a local group (the Padilla Family).

On September 2, 2015, BBL changed its name to Minera Salar Blanco SpA. During December 2015, Minera Salar Blanco SpA acquired directly the Blanco and Camp mining concessions.

In 2016 MSB SpA (former BBL SpA), MLE and, Lithium Power International Ltd. agreed to form a new company, Minera Salar Blanco S.A. (MSB) to continue the development of the Salar Blanco Project (the MJV). At the same time, MSB SpA and Li3, shareholders of MLE, agreed to dissolve MLE. As a result, the ownership structure of MSB ended up with; LPI 50 %, Minera Salar Blanco SpA 32.3 %, and Li3 17.7 %. Through this agreement MSB holds 96 % interest in the Litio 1-6 concessions and 100 % in the Cocina, San Francisco, Despreciada and Salamina, Camp and Blanco concessions (the MJV concessions).

On December 11, 2016, Bearing Lithium Corp. announced a binding agreement to acquire 100 % of the common shares of Li3, and as a result, assumed Li3's 17.7 % interest in the MJV during 2017.

6.3 Brine Exploration Work by Previous Owners

6.3.1 SLM Litio (2007)

SLM Litio carried out an initial exploration program on the Litio 1-6 concessions during February 2007 that consisted of the following components:

58 reverse circulation holes were drilled on a 500 m × 500 m grid to 20 m depth. Holes were 3.5" diameter and cased with either 40 mm PVC or 70 mm HDPE pipe inserted by hand to resistance. 232 brine samples were collected from these holes (using an airlift methodology) at 2 m to 10 m depth and 10 m to 20 m depth. The brine samples were analysed by Cesmec in Antofagasta.

No NI 43-101 compliant resource estimate was prepared by SML Litio.

6.3.2 MLE / Li3 - Resource Evaluation Program (2011/2)

Li3 carried out an initial brine resource investigation program on the *Litio 1-6* claims during 2011/2 that consisted of the following components:

- Six sonic boreholes (C-1 through C-6) were completed to a depth of 150 m. Undisturbed samples were collected from the sonic core at three meter intervals for porosity analyses (318 samples). Brine samples were collected during the sonic drilling at three meter intervals for chemistry analyses (431 primary samples and 192 QA/QC samples). All sonic boreholes were completed as observation wells on completion of drilling. Figure 10-1 shows the location of the six sonic boreholes
- A total of 915 m of exploration RC drilling was carried out for the collection of chip samples for geologic logging, brine samples for chemistry analyses and airlift data to assess relative aquifer permeability. The RC boreholes were completed as observation wells for use during future pumping tests. Two test production wells (P-1 and P-2) were installed to a total depth of 150 m each for future pumping trials.
- A seismic tomography survey was carried out by GEC along six profiles (S1 through S6) for a total of 23 line km to help define basin lithology and geometry.

- Six test trenches adjacent to the sonic boreholes were completed to a depth of 3 m and 24-hour pumping tests were carried out in each trench.
- Evaporation test work was initiated on the Maricunga brine at the University of Antofagasta to evaluate the suitability of conventional brine processing techniques. Test work was also initiated by Li3's strategic partner to evaluate the application of proprietary technology on the recovery of lithium.
- Environmental baseline monitoring of flora, fauna, surface water and groundwater were initiated by consultants GHD.
- A NI 43-101 Technical report (*Technical Report on the Maricunga Lithium Project, III Region, Chile*, prepared for Li3 Energy by D. Hains and F. Reidel, dated April 17, 2012) was prepared on the lithium and potassium resources of the *Litio 1-6* mining claims based on the results of the 2011 work program. Table 6-1 summarizes the resource estimate therein.

Table 6-1: Estimated mineral resources for the Litio 1-6 claims – April 9, 2012

	Lithium		Potassium	
	Measured	Inferred	Measured	Inferred
Area (km^2)	14.38	7.06	14.38	7.06
Depth interval (m)	0-150	150-180	0-150	150-180
Aquifer volume (km^3)	2.157	0.212	2.157	0.212
Avg grade (g/m^3)	50	50	360	360
Lithium metal (tonne)	107,850	10,590		
Potassium (tonne)			776,250	76,320

6.3.3 BBL – AMT Geophysics and Pumping tests (2015)

BBL carried out a field program during 2015 that consisted of the following components:

- An AMT / TEM geophysical survey was completed by Wellfield Services along 6 profiles across the Salar covering a total of 75 line km. 383 AMT sounding were collected at 200 m to 250 m station spacing; 15 TDEM soundings were carried out at the end and center of each AMT profile. The purpose of the AMT survey was to help map the basin geometry and the fresh water / brine interface.
- Two long-term pumping tests were carried out on production wells P-1 (14 days) and P-2 (30 days) at 37 l/s and 38 l/s, respectively.
- The results of the 2015 program were reported in "*Proyecto Blanco, Informe Tecnico, Programa de Pruebas de Bombeo 2015, Analisis y Resultados*", prepared for BBL SpA by FloSolutions in October 2015.

The results of the field program are discussed in further detail in Sections 7 and 9 herein.

6.3.4 MSB - Resource Evaluation Program (2016/7)

MSB initiated a phased work program in August 2016 to complete a FS and EIA for the MJV. The first phase of this work program consisted of exploration drilling and well testing focused on the *Cocina, San Francisco, Salamina and Despreciada* mining claims. Sections 9 and 10 herein provide a detailed description of the MSB working program.

6.3.5 Previous Water Exploration in Salar de Maricunga

A significant amount of hydrogeological and water resources studies have been carried in the Maricunga basin in the past. Below is a list of work and references relevant to this investigation.

Balance Hídrico de Chile, Dirección General de Aguas, 1987.

Mapa hidrogeológico de la cuenca Salar de Maricunga: sector Salar de Maricunga, Escala 1:100.000, Región de Atacama. Nº Mapa: M62.- Autor: Iriarte D., Sergio. SERNAGEOMIN, 1999.

Mapa hidrogeológico de la Cuenca Salar de Maricunga: sector Ciénaga Redonda, escala 1:100.000, Región de Atacama. N° Mapa: M65. Venegas, M.; Iriarte, S. y Aguirre, I. SERNAGEOMIN, 2000.

Geología del Salar de Maricunga, Región de Atacama, Escala 1:50.000. Nº Mapa: M54.- Autor: Tassara O., Andrés. SERNAGEOMIN, 1997.

Ref. 14 Mapa Hidrogeológico de la Cuenca Campo de Piedra Pómez-Laguna Verde.

Región de Atacama, Escala 1:100.000. N° Mapa: M66.- Autor: Santibáñez I., Venegas M. Formato JPG. SERNAGEOMIN, 2005.

Geoquímica de Aguas en Cuencas Cerradas: I, II y III Regiones de Chile, Volumen I, Síntesis. S.I.T N° 51, de los autores Risacher, Alonso y Salazar, Convenio de Cooperación DGA – UCN – IRD, 1999.

Análisis de la Situación Hidrológica e Hidrogeológica de la Cuenca del Salar de Maricunga, III Región. DGA, Departamento de Estudios y Planificación (2006). S.D.T. N° 255.

Hidrogeología Sector Quebrada Piedra Pómez. EDRA, 1999.

Evaluation of the Hydrogeological Interconnection between the Salar de Maricunga and the Piedra Pomez Basins, Atacama Region, Chile; An Isotope and Geochemical Approach. Iriarte, Santibáñez y Aravena, 2001.

Levantamiento Hidrogeológico para el Desarrollo de Nuevas Fuentes de Agua en Áreas Prioritarias de la Zona Norte de Chile, Regiones XV, I, II, y III. Etapa 2 Sistema Piloto III Región Salares de Maricunga y Pedernales. Realizado por Departamento de Ingenieria Hidráulica y Ambiental Pontifica Universidad Católica de Chile (PUC). SIT No. 195, Noviembre 2009.

Hidrogeologia Campo de Pozos Piedra Pómez- Compania Minera Casale; prepared by SRK Consulting; May 2011.

Linea Base Hidrogeológica y Hidrológica Marte Lobo y Modelo Hidrogeológico Ciénaga Redonda – Kinross Gold Corporation; prepared by Golder Associates, June 2011.

Compañía Mantos de Oro and Chevron Minera Corporation of Chile carried out several water well drilling campaigns between 1988 and 1990 during which a total of 10 wells were installed around the perimeter of Salar de Maricunga as shown in Figure 6-1. Figure 6-2 and Figure 6-3 show the available lithological logs for these wells.

Figure 6-1: Location map of wells installed by Compañía Mantos de Oro and Chevron 1988/1990


Salar de Pedernales
SR-6
SR-3
SR-4
SP-2
Salar de Maricunga
CAN-6
Piedra Pómez
SR-1
SP-1
SR-2
SP-3
SP-4
500 000
510 000
Source: DGA 2009
Location map of wells installed by
Compania Mantos de Oro and Chevron 1988/1990
Date: Aug. 2017
Prepared by: JF
Reviewed by: FR
Project
Maricunga Joint Venture
Client
Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S
Datum
Scale
Figure N°
6-1

Source: DGA 2009

Figure 6-2: Lithological logs of Compañia Mantos de Oro wells SP-2, SR-3 and SR-6


0
15
30
45
60
75
Arena gravosa
Arena
Arena gravosa
Arena
Arena gravosa
Arena
Ceniza
Arena, grava, limo y ceniza
Arena limosa
Arena
Limos
Grava
Arena limosa
Grava
Arena limosa
Grava
Arena
Grava
Arena limosa
Roca basal
Arena gravosa
Arena
Roca basal
SP-2
SR-3
SR-6

Source: DGA 2009

Lithological logs of Compania Mantos de Oro wells SP-2, SR-3 and SR-6			
Date: Aug. 2017	Project: Maricunga Joint Venture		
Prepared by: JF			
Reviewed by: FR	Client: Minera Salar Blanco		
UTM Projection	WGS 84 Zone 19S Datum	Scale	Figure N° 6-2

flo solutions

Source: DGA 2009

Figure 6-3: Lithological Logs of Compania Mantos De Oro Wells SR-1, SR-2, SR-4, SP-4 and Chevron Well Can-6


SR-1
SR-2
SR-4
SP-4
CAN-6

Source: DGA 2009

7 GEOLOGICAL SETTING AND MINERALIZATION

7.1 REGIONAL GEOLOGY

The Andean Cordillera in northern Chile is divided in five (Figure 7-1) well-defined morphotectonic units: The Coastal Cordillera and Central Depression, Precordillera (or Cordillera de Domeyko), Preandean depressions (Pedernales and Maricunga basins) and the Western Cordillera (where the Cordillera Claudio Gay separates the Western Cordillera from the Maricunga Basin). The Coastal Cordillera comprise the eroded remnants of Jurassic-early Cretaceous magmatic arc represented by large plutonic complexes, a Jurassic andesitic to basaltic volcanic sequence (La Negra Formation, Garcia, 1967), and Upper Jurassic-Early Cretaceous andesitic to dacitic lavas (Punta del Cobre Group Lara and Godoy, 1998). The main tectonic feature in the Coastal Cordillera is the Atacama Fault System, which originated in the Jurassic as a "trench-linked" structural system along the axis of the early Andean magmatic arc. Back-arc Jurassic-early Cretaceous marine and continental sedimentary units appear further east in the Precordillera overlying Late Paleozoic igneous basement units (Cornejo et al., 1993). To the east, in the Precordillera, the Mesozoic back-arc sediments are intruded by Eocene sub volcanic stocks and porphyries and deformed by the Eocene Sierra del Castillo-Agua Amarga fault and Potrerillos Fault and Thrust Belt (Tomlinson et al., 1994; Mpodozis et al., 1995; Tomlinson et al., 1999) which form part of the regionally important Domeyko Fault system. Finally, The Cordillera Claudio Gay is an uplifted basement block, covered by Eocene-Miocene sedimentary and volcanic sequences (Mpodozis and Clavero, 2002).

Figure 7-1: Morphotectonic units of the Andean Cordillera in northern Chile


a
AFS
SCF
Coastal Cordillera
Central Depression
Precordillera
Western Cordillera
P
M
W
E
Precordillera (Domeyko Cordillera)
Pre-Andean Depression (Maricunga Basin)
Western Coordillera
Cordillera Claudio Gay
Ojos del Salado
Atacama Gravels
Puna
5
4
3
2
1
0

Source: Modified from Nalpas (2008)

The Project is located in the Maricunga Basin within the pre-andean depression. Uplift and denudation should have produced a large amount of sediments during the Cenozoic era. Nevertheless, only the Maricunga and Pedernales Basins preserve a large amount of

sediments while in the Precordillera and Central Depression only a thin blanket of Miocene sediments (Atacama Gravels) forms the infill of a Tertiary paleovalley network (Sillitoe et al., 1968; Mortimer 1980; Riquelme, 2003; Gabalda et al., 2005). The geodynamic framework and geological evolution that makes possible the formation, thickening and preservation of the Maricunga basin is presented and summarized in five stages inside the project area as shown in Figure 7-2.

Figure 7-2: Regional Geology of the Maricunga Basin


300000
400000
500000
7100000
7000000
6900000
6800000
Cerro Negros
Cerro Bravos
Pedernales Basin
La Coipa
La Sal
Juncalito
Maricunga Salar
Claudio Gay
Piedra Pomez Basin
Maricunga Basin
Ojos de Maricunga
Tres Cruzes
Ojos del Salado
Laguna Santa Rosa
Santa Rosa
Pastillitos
La Barra
Marte
Soledad
ARGENTINA
Lobo
Los Patos
Copiapo
Azufre
Regional Geology of the Maricunga Basin
Maricunga Joint Venture
Minera Salar Blanco
UTM Projection
7-2
flo solutions

7.1.1 First stage: Pre-Basin evolution (299 to 66 Ma)

The oldest outcrops near the Maricunga basin are related to a Late Paleozoic granitoids and rhyolites in the precordillera and the Claudio Gay cordillera (Mpodozis and Clavero, 2002), they are uplifted basement blocks that are overlain by Devonian to Carboniferous sandstones, shales and mudstones of the Chinches Formation, abruptly covered by Triassic deposits corresponding to the continental El Mono Beds (Mercado 1982; Corneto et al. 1998), consisting of a thick succession of breccias and conglomerates with rhyolitic and andesitic clasts, and intercalations with huge boulders (1 m in diameter), laminated black carbonaceous lacustrine shale and sandstones containing Triassic fauna, and matrix-supported conglomerated and sandstones. This succession is continuous with Early Jurassic marine deposits of the Montandón Formation.

Other Mesozoic formations are described near as the Pantanoso Formation or El Leoncito sequence. The Mesozoic cover is formed by sedimentary rocks, mainly arkosic sandstones and carbonaceous black shales of the late Triassic La Ternera Formation (Brüggen, 1950), Jurassic marine limestone and volcanic rocks of the Lautaro Formation, sandstone of the late Jurassic to early Cretaceous Quebrada Monardes Formation, and volcaniclastic rocks of the late Cretaceous Quebrada Seca Formation. The Mesozoic cover is capped by andesitic breccias and agglomerates of late Cretaceous to early Tertiary age.

7.1.2 Second stage: Early volcanic episode (66 to 21 Ma)

During this stage occurred the earliest volcanic episode of the Maricunga arc. This volcanic event erupted over a moderately dipping subduction zone through a crust that was likely near 40 km thick. These centers mark the frontal arc west of the backarc basalt. This is seen in the Cerros Bravos–Barros Negros centers that are located along a NW-trending sinistral strike-slip faults that are part of the Domeyko Fault System (Cornejo et al., 1993; Mpodozis et al., 1995; Tomlinson et al., 1999). K/Ar ages from these centers range from 25 to 21.7 Ma (Mpodozis et al., 1995; Tomlinson et al., 1999). Many of the dome complexes and associated tuff and pyroclastic breccia rings are hydrothermally altered. Epithermal, high-sulfidation, gold-silver and porphyry-style gold mineralization occurred during this stage at La Coipa, Esperanza, and La Pepa (Vila and Sillitoe, 1991; Mpodozis et al., 1995; Muntean and Einaudi, 2001).

Activity at the Cerros Bravos–Barros Negros centers began with the eruption of small-volume rhyodacitic ignimbrites that were subsequently covered by main stage pyroxene and hornblende-andesitic lava and block and ash deposits. Crystal-rich hornblende and dacitic domes were then emplaced in the cores of the stratovolcanoes. A series of subcircular domes that host the Esperanza epithermal gold and silver deposit (Vila and Sillitoe, 1991; Moscoso et al., 1993) were emplaced in an 8-km long belt along a reactivated NW-trending fault zone (Cornejo et al. 1993) on the northeastern flank of

Cerros Bravos. The domes at Esperanza are surrounded by a rhyolitic lapilli tuffs with K/Ar ages ranging from 24 to 20 Ma. Alteration ages range from 23 to 19 Ma (Sillitoe et al. 1991; Moscoso et al. 1993). The northeastern most domes are intruded by unaltered dacitic porphyry dikes with biotite K/Ar ages of 22.5 and 22.4 Ma (Cornejo et al., 1993; Kay et al., 1994).

A few kilometers at the south of Cerro Bravos, a multistage dome complex was emplaced at La Coipa. This complex is located where west-verging, north-trending thrusts (Domeyko Fault System) intersect the sinistral northwest-trending (Quebrada Indagua fault). The La Coipa dome cluster K/Ar ages range from 24.6 to 22.9 Ma (Zentilli 1974; Moscoso et al., 1993). The domes are surrounded by an extensive coeval blanket of intensely altered, coarse pyroclastic breccias, and poorly welded lapilli tuffs with biotite K/Ar ages of 24.7 and 24.0 Ma. Volcanism in the La Coipa region ended with the emplacement of middle Miocene domes (Mpodozis et al., 1995).

7.1.3 Third stage: Compressional and crustal thickening (21 to 17 Ma)

This stage begins with a virtual volcanic lull during a period of compressional deformation and crustal thickening. Evidence for compressional deformation is seen in the Cordillera Claudio Gay (Mpodozis and Clavero, 2002). The depositional regime changed dramatically as east-verging, high-angle reverse faults uplifted the Late Paleozoic basement of the Cordillera Claudia Gay. Intense volcanism followed as large 20–19 Ma dome complexes with extensive block and ash-flow aprons erupted along the northern Cordillera Claudio Gay. These domes are covered by the widespread 18–19 Ma dacitic ignimbrite that has been correlated with the huge Rio Frio ignimbrite (Cornejo and Mpodozis, 1996). All these volcanic deposits are the base of the Maricunga basin.

In the middle Miocene, the Claudia Gay Cordillera was affected by the last compressional deformation in the region of the modern pre-Andean depression. Evidence for this deformation comes from the alluvial gravels interbedded with distal ignimbrites (K/Ar age of 15–16 Ma) in the Rio Lamas sequence. These gravels show progressive unconformities and intraformational folds indicative of synsedimentary deformation (Gardeweg et al., 1997; Mpodozis and Clavero, 2002).

7.1.4 Fourth stage: Stratovolcanic complexes (17 to 11 Ma)

The fourth stage was marked by the construction of voluminous, andesitic to dacitic stratovolcanic complexes along the length of the Maricunga arc. From north to south, these centers include the Ojos de Maricunga, Santa Rosa, Pastillitos volcanoes were emplaced during the inital stages at some centers. Most centers are little eroded and preserve much of their original form. The third stage ended with the emplacement of structurally controlled, shallow-level, quartz-dioritic stocks hosting gold and copper mineralization (Marte, and Lobo, gold porphyries; Vila and Sillitoe, 1991).

The largest group of middle Miocene volcanic centers in the Maricunga Belt is the cluster of stratovolcanoes to the west and south of the Salar de Maricunga. The northernmost of these centers is the well-preserved Ojos de Maricunga volcano (4,985 m) with a basal diameter of 15 km and a central crater filled by a dacite dome dated at 15.8 ± 0.9 Ma (whole-rock K/Ar; Mpodozis et al., 1995). The slopes of the volcano are covered by unconsolidated hornblende andesite block and ash deposits that have yielded K/Ar ages from 16.2 ± 0.6 to 15.1 ± 0.7 Ma (Zentilli, 1974; Mpodozis et al., 1995) and a 40Ar/39Ar age of 14.5 ± 0.1 Ma (McKee et al., 1994). The block and ash deposits overlie two ignimbrites of uncertain origin. The older is a welded red tuff (60 %–62 % SiO2) that is up to 100 m thick and has a wholerock K/Ar age of 15.8 ± 0.8 Ma. The younger, which is exposed on the southwestern slope, is a slightly welded, pumice-rich biotite-bearing ignimbrite with biotite K/Ar ages of 14.3 ± 1.6 Ma and 13.7 ± 2.6 Ma (Zentilli, 1974).

Other middle Miocene volcanic centers to the south are principally made of hornblende- and pyroxene-bearing andesite. They include the Santa Rosa, Cerro Lagunillas, and Pastillitos, volcanoes. Blocks from a coarse blanket of reworked pyroclastic block and ash deposits on the slopes of the Santa Rosa cone have K/Ar ages of 15.4 ± 0.55 Ma (hornblende, McKee et al., 1994) and 13.8 ± 0.6 Ma (whole rock, González-Ferrán et al., 1985). Whole-rock K/Ar ages from a Cerro Lagunillas lava, a block from the Pastillitos center, and a Cerro Las Cluecas lava range from 16.2 ± 0.6 to 15.9 ± 1.4 Ma (Mpodozis et al., 1995).

7.1.5 Fifth stage: Volcanic arc migration (11 to 4 Ma)

A radical change in the distribution of volcanic centers occurred during this stage as most of the volcanic activity at the north of Laguna Negro Francisco became concentrated in the silicic andesitic to dacitic Copiapó volcanic complex. Volcanic activity in the Maricunga Belt from 11 to 7 Ma was largely restricted to the Copiapó volcanic complex at the intersection of the northwest-trending Valle Ancho– Potrerillos fault system with the Maricunga Belt. The silicic andesitic to dacitic pyroclastic flows, domes, and lavas that make up the Copiapó complex cover an area of more than 200 km^2.

The Ojos del Salado volcanic region is located near the southern termination of the modern Central Volcanic Zone near 27°S latitude. This region is home to the Central Volcanic Zone arc and the late Oligocene to Miocene volcanic centers that erupted in the backarc of the Maricunga arc, which is over 40 km to the west. Between 9 and 6 Ma, the Maricunga arc volcanic activity dramatically decreased and then ceased as volcanism increased significantly in the backarc. By 4 Ma, the main frontal volcanic arc was essentially in the Ojos del Salado region. The distribution, age, and geochemistry of the Ojos del Salado region volcanic rocks reflect complex magmatic-tectonic interactions associated with arc migration, crustal thickening, and uplift (Mpodozis et al., 1996; Kay et al., 2006). Considering the modern subduction geometry and assuming that the magmatic

front of the Maricunga arc was located around 100 km above the subducting Nazca slab, a significant portion of the forearc crust and frontal arc lithosphere should have been removed from below this region after 8 Ma (Kay and Mpodozis, 2002; Kay et al., 2006).

The late Miocene to Pliocene is marked by the eruption of small-volume bimodal centers at the southern end of the Maricunga arc. These eruptions include ignimbrites associated with the fault-controlled Jotabeche rhyodacitic caldera and glassy mafic andesitic to andesitic Pircas Negras lavas emplaced along faults (Mpodozis et al., 1995; Kay et al., 1994). The chemistry (very high La/Yb ratios and Na_2O and Sr contents) of these magmas are uncommon in the central Andes and have been associated with a very thick crust and contamination of the mantle wedge by crustal material removed from the forearc by subduction erosion. Climatic conditions change from 9 to 10 Ma to a hyper-arid climate (Hartley and May, 1998), both sedimentation and erosion came to a halt. This is also attributed to an important change on the mass transfer regime that occurred between the Oligocene when all the sediments are exported out of the drainage system towards the ocean, and the Miocene, when the sediments started to accumulate along the drainage network (Nalpas et al., 2008).

7.2 Local Geology

Based on the drilling campaigns carried out in the Salar between 2011 and 2016, ten major geological units were identified and correlated from the detailed geological logging of drill cuttings and undisturbed core to a general depth of up to 200 m. One deep borehole (S-19) was drilled to a depth of 360 m. No boreholes reached bedrock. Salar de Maricunga is a mixed style salar, with a halite nucleus of up to 34 m in thickness in the central northern part. The halite unit is underlain by a clay core on the eastern and central part of the Salar. The clay is locally interbedded with silt and silty sands. The Salar is surrounded by relative coarse grained alluvial and fluvial sediments These sedimentary fans demark the perimeter of the actual salar and at depth grade towards the center of the Salar where they form the distal facies with an increase in sand and silt. At depth two un-consolidated volcaniclastic units have been identified that appear quite similar. These two volcaniclastics are separated by a relatively thin and continuous sand unit which may be reworked material of the lower volcaniclastic unit. Figure 7-3 is a W-E Section through the Salar schematically showing the geological model.

Figure 7-3: W-E Section showing the Maricunga geological model, looking north


W-E Section showing the Maricunga geological model
Date: Junio, 2017
Prepared by: JF
Reviewed by: FR
Maricunga Joint Venture
Minera Salar Blanco
UTM Projection
Datum
Scale
7-3
flo solutions

7.2.1.1 Upper Halite

The nucleus of the Salar is comprised of a halite crust. This unit is characterized by coarse translucent crystals of (1 to 10 mm) of euhedral halite Figure 7-4. Locally it has traces of interstitial clay and /or ulexite and minor thin strings of clay with halite.

The halite crust thickens towards the center and north. The halite has a thickness of 30 m in borehole C-2 and 34 m in P-2. Halite pinnacles of up to 60 cm height have developed in the central part of the Salar (Rugosa crust) showing an absence of flooding in this area. In the south (holes S-8 and C-5) the halite unit has a thickness of approximately 1 m; and in the north (holes S-1A, C-1, S-10 and S-19 a thickness of approximately 6 m. Towards the edges of the Salar the crust thins, until it is a saline efflorescence surface that includes areas of re-solution and precipitation from rainwater or recent flooding. Figure 7-5 is a North-South section through the Salar showing the distribution of the Upper Halite. Figure 7-6 is an isopach map on the Upper Halite showing the thickness of this unit.

Figure 7-4: Photo of the Upper Halite



Figure 7-5: N-S Section showing the distribution of the Upper Halite unit


N-S Section showing the distribution of the Upper Halite unit
Date: Junio 2017
Prepared by: JF
Reviewed by: FR
Project
Maricunga Joint Venture
Client
Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S
Datum
Scale
Figure N°
7-5
flq solutions

Figure 7-6: Isopach map on the Upper Halite


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Thickness (m)
37
0.004
Upper Halite Isopach
Date: Junio, 2017
Prepared by: JF
Reviewed by: FR
Project:
Maricunga Joint Venture
Client:
Minera Salar Blanco
UTM
Projection
WGS 84 Zone 19S
Datum
Scale
1:60.000
Figure N°
7-6
Scale
1:60.000
flo solutions

7.2.1.2 Clay Core

Immediately beneath the Upper Halite unit, a thick clay unit was identified with a thickness of up to 140 m (Hole S-18) and which thins towards the edges of the Salar (Figure 7-7). This Clay Core unit extends below the alluvial sediments on the east side of the basin (the East Alluvium unit as further described below) as identified in hole S-16. Geological logs of previously drilled boreholes (by Minera Mantos de Oro) MDO-08, MDO-10, MDO-24 and CAN-6 suggest that the Clay Core continues as far south as under the Rio Llamas fluvial fan. Figure 7-8 shows an isopach map on the Clay Core.

The clay core is well defined by the sonic boreholes C1-C6 in the *Litio 1-6* concessions, although not all holes penetrated the full thickness of the Clay Core. The unit is characterized by reddish, green, brown and in small amounts black clays in horizontal parallel layers with occasional 1 m interbedded layers of ulexite (Figure 7-9). Locally and near the edges of the Salar the Clay Core is intercalated locally with fine layers of sand and towards the center of the Salar with thin layers of halite. At the contact with the overlying Upper Halite the Clay Core contains abundant disseminated halite crystals (up to 50 %).

Figure 7-7: N-S section showing the Clay Core, looking west


N-S section showing the Clay Core
Date: Junio 2017
Prepared by: JF
Reviewed by: FR
Project:
Maricunga Joint Venture
Client
Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S
Datum
Scale
7-7
flo solutions

Figure 7-8: Isopach map on the Clay Core


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Legend
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160
0.3
Clay Core Isopach
Date: June, 2017
Prepared by: JF
Reviewed by: FR
Project
Maricunga Joint Venture
Client
Minera Salar Blanco
UTM
Projection
WGS 84 Zone 19S
Datum
Scale
1:60,000
Figure N°
7-8
Scale
1:60,000
flosolutions

Figure 7-9: Photo of the Clay Core unit



7.2.1.3 Deep Halite

A Deep Halite unit was identified between boreholes S-18 and C-3. This Deep Halite unit has a thickness of up to 20 m and was interested at a depth of around 110 m; it is entirely contained within the Clay Core unit (Figure 7-10). This unit is characterized by whitish, massive compacted halite with crystals of between 1 to 5 mm with interstitial clay and ulexite. A fine layer of black clay and some ulexite with a thickness of approximately 1 m was also identified in these two boreholes.

Figure 7-10: Section between boreholes S-18 and C-2 showing the distribution of the Deep Halite


Section between boreholes S-18 and C-3
showing the distribution of the Deep Halite
Project
Maricunga Joint Venture
Minera Salar Blanco
7-10

7.2.1.4 East Alluvium

The unit was identified in the boreholes S-15, S16, S-17 drilled on the east side of the Salar. The East Alluvium is present along the entire eastern side of the Salar and is interbedded with layers of sand. It forms the foothills of the Claudio Gay Range (the eastern limit of the basin). Figure 7-11 shows the lateral distribution of the East Alluvium. In the area of borehole S-16 it is inter-fingered with clays and sands of the Salar's nucleus.

The unit is characterized by a heterogeneous sequence of clayey gravels made up of many sub-rounded clasts of up to 5 cm in a matrix of brown clayey-silty sand and grading at depth into finer- grained layers of brown silty- and clayey sands. At the surface one can find sands (S-16A) and gravels (S-15).

Figure 7-11: Distribution of the East Alluvium


+7032000
+490000
N
S-15
+7030000
S-13A
S-1A
+7028000
S-19
S-2
S-10
C-1
S-5
S-3A
+7026000
C-2
P-1
S-16A
P-3
C-3
C-4
S-18
+7024000
S-6
P-2
C-6
C-5
S-17
+7022000
S-8
+7020000
Distribution of the East Alluvium
Minera Salar Blanco
UTM Projection
7-11
Flo solutions

7.2.1.5 NW Alluvium

The northwestern part of the Salar is characterized by a series of W-E fluvial/alluvial fans, associated with recent intermittent drainages and older drainage systems that form the limit of the basin in the area around Quebrada Caballo Muerto. Figure 7-12 shows the lateral extent of the NW Alluvium.

The unit was encountered and correlated between boreholes S-11 [M2], S-13A, S-3A and S-10. The Lower Alluvium (described below) is interpreted as the distal and deep facies of the NW Alluvium. The NW Alluvium is characterized by a sequence of gravels and sandy gravels with rounded and sub-rounded clasts. Locally it can contain layers of coarse- to very coarse sands. Figure 7-13 shows the texture of the NW alluvium.

Figure 7-12: Distribution of the NW Alluvium


N
S-15
S-5
SP2
S-13A
S-28
S-1A
S-19
S-10
C-1
S-2
S-5
S-3A
S-16A
C-2
P-1
P-3
C-3
C-4
S-18
S-6
P-2
C-6
C-5
S-17
CAN6
S-8
Distribution of the NW Alluvium
Date: Junio 2017
Prepared by: JF
Reviewed by: FR
Project
Maricunga Joint Venture
Client
Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S
Datum
Scale
Figure N°
7-12
fid solutions

Figure 7-13: The NW Alluvium



7.2.1.6 Lower Alluvium

The Lower Alluvium consists of gravels, sands and silty sands and is spatially interpreted as the distal part of NW Alluvium system that enters the salar from the northwest. This unit is inter-fingered with the Clay Core further east in the salar. The Lower Alluvium is interpreted in part as reworked material of the underlying volcaniclastic sequences. The Lower Alluvium was encountered in boreholes S-1A [M1A], S-2, S-10, S-19, C-1, C-2 y C-4. Figure 7-14 shows the spatial distribution of the Lower Alluvium and Figure 7-15 shows drill cuttings of the Lower alluvium.

Figure 7-14: E-W section with the spatial distribution of the Lower Alluvium


Maricunga Joint Venture
Minera Salar Blanco
7-14
fcl solutions

Figure 7-15: Drill core and cuttings of the Lower Alluvium


94-96
96-98
100-102
102-104

7.2.1.7 Volcaniclastic

This Volcaniclastics unit is found in numerous wells (C-1, C-2, P-1, S-1A, S-2, S-3A, S-5, S-6, S-10, S-11, S-13A and S-19). It is comprised of an array of friable volcaniclastic material, matrix supported, with some 1 to 15 mm isolated grey, brown and reddish sub-angular aphanitic clasts (3-5 %) and abundant whitish pumice fragments in a light brown silty matrix (volcanic ash) as shown in Figure 7-16. The unit is unconsolidated and it interpreted as a volcanics air-fall deposit.

The unit has a tilted wedge shape distribution with the greatest thickness to the west (borehole S-11: 139 m) and deepening to the east. The spatial distribution of the unit is shown in Figure 7-17 and Figure 7-18 shows an isopach map for the unit.

Figure 7-16: Drill core of the Volcaniclastic material



Figure 7-17: W-E section showing the spatial distribution of the Volcaniclastics


W
E
ALUVIAL W
UPPER HALITE
CLAY CORE
ALUVIAL LOWER
VOLCANOCLASTIC
ALUVIAL E
SAND LOWER
LOWER VOLCANOCLASTIC
W-E section showing the spatial distribution of the Volcanoclastics
Date: June, 2017
Prepared by: JF
Reviewed by: FR
Project
Maricunga Joint Venture
Client
Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S
Datum
Scale
Figure N°
7-17
fld solutions

Figure 7-18: Isopach map on the Volcaniclastics Unit


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Legend
Thickness (m)
141
1.4
Volcaniclastic Isopach
Date: June, 2017
Prepared by: JP
Reviewed by: FR
Project:
Maricunga Joint Venture
Client:
Minera Salar Blanco
UTM
Projection
WGS 84 Zone 19S
Datum
Scale
1:60,000
Figure N°
7-18
Scale
1:60,000
floSolutions

7.2.1.8 Lower Sand

The Lower Sand is a well-defined unit that separates the overlying Volcaniclastic from the Lower Volcaniclastic (describe below). The Lower Sand was identified in boreholes S-1A [M1A], S-3A, S-5, S-6, S-11, S-13A and S-19 and can be interpreted as reworked material of the underlying volcaniclastic sequence, indicating a gap in the eruption. Figure 7-19 shows the spatial distribution and isopach contours on the Lower Sand. The unit consists of fine to medium grained sand and locally it can include fine to coarse sand with traces of silt. Figure 7-20 shows drill cutting of the Lower Sand.

Figure 7-19: Isopach map of the Lower Sand


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Legend
Thickness (m)
81
0.4
Sand Lower Isopach
Mariounga Joint Venture
Minera Salar Blanco
fiq solutions

Figure 7-20: Drill cuttings of the Lower Sand (Borehole S-5)


110-112
112-114
114-116
116-118
118-120

7.2.1.9 Lower Volcaniclastic (LV)

The oldest and deepest unit in the Salar consists of volcaniclastics identified in boreholes S-5, S-6, S-11 and S-19. The unit has a thickness of 78 m in borehole S-19. No borehole has penetrated the full thickness of the LV and therefore its thickness is not known. This LV unit is characterized by a homogeneous sequence of friable volcaniclastics and is very similar in composition to the upper volcaniclastics unit.

7.3 MINERALIZATION

The brines from Maricunga are solutions nearly saturated in sodium chloride with an average concentration of total dissolved solids (TDS) of 311 g/l. The average density is 1.20 g/cm^3. The other components present in the Maricunga brine are K, Li, Mg, Ca, SO_4, HCO_3 and B. Moderated values of strontium (mean of 359 mg/l) also have been detected, and have been taken into account in process development.

Table 7-1 shows a breakdown of the principal chemical constituents in the Maricunga brine including maximum, average, and minimum values, based on 487 brine samples used in the brine resource estimate herein that were collected from the 2011 and 2016 drilling programs and analyzed at the University of Antofagasta.

Table 7-1: Maximum, average and minimum elemental concentrations of the MJV brine

Analyte	HCO_3	B	Ca	Cl	Li	Mg	K	Na	SO_4	Density
	mg/l as $CaCO_3$	mg/l	mg/l	mg/l	mg/l	mg/l	mg/l	mg/l	mg/l	g/cm³
Maximum	2,730	1,193	36,950	230,902	3,375	21,800	20,640	104,800	2,960	1.31
Average	471	596	13,490	190,930	1,123	7,337	8,237	85,190	709	1.20
Minimum	76	234	4,000	89,441	460	2,763	2,940	37,750	259	1.10

Figure 14-3 and Figure 14-4 show the kriged lithium and potassium concentration distribution in the Salar at approximate 30 m, 70 m and 130 m depth. Typically, high and low concentrations of lithium and potassium are correlated. The kriged three-dimensional distribution of lithium and potassium concentrations were used in the updated resource model as further described in Section 14.

Brine quality is evaluated through the relationship of the elements of commercial interest, such as lithium and potassium, with those components that in some respect constitute impurities, such as Mg, Ca and SO_4. The calculated ratios for the averaged chemical composition are presented in Table 7-2.

Table 7-2: Average values (g/l) of key components and ratios for the Maricunga brine

K	Li	Mg	Ca	SO_4	B	Mg/li	Ca/Li	K/Li
8.23	1.12	7.34	13.49	0.71	0.60	6.55	12.04	7.35

As indicated in Table 7-2, the brines from Maricunga have an Mg/Li ratio (6.6) very similar to the Atacama brine (6.4). However, Maricunga has a low sulfate content, which is also influenced by relatively high calcium content. The advantage of low sulfate brine is that will reduce lithium losses as lithium sulfate salts in the ponds when a conventional solar evaporation process is used to recover the lithium. Treatment of the brine to remove the calcium would make the process similar to that utilized by SQM and Albermarle at Salar de Atacama.

The known phase diagram (Janecke projection) of the aqueous quinary system (Na+, K+, Mg++, SO_4=, Cl–) at 25 °C and saturated in sodium chloride (equilibrium data in the technical literature) can be used when adjusted for the presence of lithium in the brines. The Janecke projection of $MgLi_2$-SO_4-K_2 in mol % is used to make this adjustment. The Maricunga brine composition has been represented in this diagram (field of KCl), as shown in Figure 7-21 along with brine compositions from other salars. The Maricunga brine composition is compared with those of Silver Peak, Salar de Atacama, Salar del Hombre Muerto, Salar de Cauchari, Salar de Rincon and Salar de Uyuni in Table 7-3. This

indicates that the salts that will crystalize during solar evaporation process are mainly halite, sylvinite and carnallite.

Figure 7-21: Comparison of brines from various salars in Janecke Projection


MgLi2
100
90
80
70
60
50
40
30
20
10
0
SO4
0
10
20
30
40
50
60
70
80
90
100
K2
1 Salar de Cauchari
2 Silver Peak
3 Salar de Atacama
4 Salar de Hombre Muerto
5 Salar de Uyuni
6 Salar del Rincon
7 Salar de Maricunga
ASTRAKANITA
TENARDITA
GLASERITA
SILVITA
SCHOENITA

Table 7-3: Comparative chemical composition of various salars (weight %)

	Salar de Maricunga (Chile)	Silver Peak (USA)	Salar de Atacama (Chile)	Hombre Muerto (Argentina)	Salar de Cauchari (Argentina)	Salar del Rincon (Argentina)	Salar de Uyuni (Bolivia)
Na	7.10	6.20	7.60	9.79	9.55	9.46	8.75
K	0.686	0.53	1.85	0.617	0.47	0.656	0.72
Li	0.094	0.023	0.150	0.062	0.052	0.033	0.035
Mg	0.61	0.03	0.96	0.085	0.131	0.303	0.65
Ca	1.124	0.02	0.031	0.053	0.034	0.059	0.046
SO_4	0.06	0.71	1.65	0.853	1.62	1.015	0.85
Cl	15.91	10.06	16.04	15.80	14.86	16.06	15.69
HCO_3	0.039	n.a.	Traces	0.045	0.058	0.030	0.040
B	0.050	0.008	0.064	0.035	0.076	0.040	0.020
Density	1.200	n.a.	1.223	1.205	1.216	1.220	1.211
Mg/li	6.55	1.43	6.40	1.37	2.52	9.29	18.6
K/Li	7.35	23.04	12.33	9.95	9.04	20.12	20.57
SO_4/Li	0.64	30.87	11.0	13.76	31.06	31.13	24.28
SO_4/Mg	0.097	23.67	1.72	10.04	12.33	3.35	1.308
Ca/Li	9.5	0.87	0.21	0.86	0.65	1.79	1.314

Source: Published data from various sources

8 DEPOSIT TYPE

8.1 GENERAL

Salars occur in closed (endorheic) basins without external drainage, in dry desert regions where evaporation rates exceed stream and groundwater recharge rates, preventing lakes from reaching the size necessary to form outlet streams or rivers. Evaporative concentration of surface water over time in these basins leads to residual concentration of dissolved salts (Bradley et al., 2013) to develop saline brines enriched in one or more of the following constituents: sodium, potassium, chloride, sulfate, carbonate species, and, in some basins, metals elements such as boron and lithium.

Houston et al., 2011 identified two general categories of salars: 1) mature, halite dominant, and 2) immature, clastic dominant. Figure 8-1 shows the general conceptual model for each salar type.

Figure 8-1: Conceptual model for mature and immature salars showing the distribution of the facies and the main hydrogeological components.


Salar nucleus
FACIES
HYDROLOGY
Conceptual model for mature and immature salars
Maricunga Joint Venture
Minera Salar Blanco
8-1

Source: Houston, et al., 2011.

Immature salars are characterized by increased humidity (increased precipitation, less evaporation) and are more frequent at higher elevations and in the wetter northern and eastern parts of the region. They are characterized by alternate sequences of fine grained sediments and evaporitic beds of halite and/or ulexite, indicating the changes in sediment supply due to variable tectonic and climate history (Houston, et al., 2011). Immature salars include Olaroz, Cauchari, Diablillos and Centenario.

Mature salars are less humid and tend to be more common in lower and drier areas of the region. They are characterized by a relative thick and uniform sequence of halite deposits in variable sub-aquatic and sub-aerial conditions. Nevertheless, ancient floods leading to widespread silty clay deposits and volcanic fallout have led to thin intercalated beds that can be recognized in drill core and geophysical surveys. The central portion of Salar de Atacama is a typical mature setting.

Salar de Maricunga, is a mixed type. The northern part of Salar de Maricunga has a well-developed halite crust with a thickness of up to 34 m. This halite unit is underlain by clastic sediments. Brine is saturated in respect to halite. Progressively to the south clastic facies become dominant (Tassara, 1997). As described in Section 7.2, drilling within the MJV properties has been able to identify the geometry of the clastic and halite dominant units. Pumping tests have been carried out to characterize the hydraulic behavior of both the clastic and halite units as further described in Sections 9 and 10 below.

8.2 HYDROGEOLOGY

The salar is the topographic low point within the Maricunga Basin. The Salar itself is surrounded by alluvial fans which drain into the salar. The floor of the Salar in the north and northeast is composed of chloride facies consisting of flat halite crust (more recently flooded) and coarse irregular- and pinnacle shaped halite blocks (absence of recent flooding). The floor of the Salar in the southeast is composed of boric and sulphate facies. In the nucleus of the Salar the water table can be within approximately 5 cm of the surface.

Interpretation of drilling and testing results in the salar and the surrounding alluvial fans by the MJV and other companies previously exploring for fresh water resources suggests the occurrence of several hydrogeological units of importance. Figure 8-2 is a hydrogeological section through the Salar showing the principal units and which are summarized as follows:

- Alluvial fans surrounding the salar. These are coarse grained and overall highly permeable units that drain towards the salar. Groundwater flow is unconfined to semi-confined; specific yield (drainable porosity) is high. Water quality in the fans on the east side of the salar is fresh to brackish.
- An unconfined to semi-confined Upper Halite aquifer can be identified in the northern part of the salar. This unit is limited in areal extent to the visible halite

nucleus as observed in satellite images. This Upper Halite unit is highly permeable; has a medium drainable porosity; and contains high concentration lithium brine.

- The clay core. This clay unit underlies the upper halite aquifer in the center of the Salar and extends to the east below the alluvial fans. This clay unit has a very low permeability and forms a hydraulic barrier for flow between the Upper Halite aquifer and the underlying clastic units (deeper sand gravel and Volcaniclastics aquifer). On the east side of the Salar fresh water in the alluvial fans sits on top of this clay core; while brine is encountered in the clastic sediments underlying the clay. In the nucleus of the Salar the clay unit contains high concentration lithium brine.

A deeper brine aquifer occurs in the gravel, sand and Volcaniclastics units underlying the clay core. Below the nucleus of the Salar this deeper aquifer is overlain by the Clay Core and groundwater conditions are confined. On the west side of the Salar, in absence of the Clay Core, groundwater conditions become semi-confined to unconfined. The deeper brine aquifer is relatively permeable and has a relatively high drainable porosity.

A groundwater monitoring network has been installed across the Maricunga basin and is part of the baseline monitoring program for the EIA. An updated conceptual hydrogeological model, including a water balance, is being completed for the Maricunga basin. This conceptual model forms the basis for the development of a three-dimensional numerical groundwater / brine flow model to estimate brine reserves, optimize the configuration of the future brine wellfield and evaluate potential effects of the future proposed brine abstraction for the EIA.

Figure 8-2: W-E Hydrogeological cross section


W
E
Lateral recharge
Unconfined aquifer
Upper halite aquifer
Lateral recharge
Confined lower aquifer
Distance (m)
Hydrogeologic units
Scale: 1:100,000
Vertical exaggeration: 4x
0m
4000m
W-E Hydrogeological cross section
Date: June, 2017
Prepared by: JP
Reviewed by: FR
Project
Maricunga Joint Venture
Client
Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S
Datum
Scale
Figure N°
8-2
flo solutions

Figure 8-3: Salar de Maricunga hydrographic basin


475.000
500.000
525.000
7.025.000
7.000.000
6.975.000
6.950.000
Salar de Pedernales
Cordillera Claudio Gay
Piedra Pómez
Salar de Maricunga
Llano Piedra Pómez
Llano Ciénaga Redonda
Cerro Tres Cruces
Cerro Tres Quebradas
Cerro Azufre o Copiapó
Sierra Azufre
Laguna del Negro Francisco
Leyenda
Quebradas y Ríos
Cuencas altiplánicas
Permeabilidad Maricunga
Litología, Rango_Perm
Dirección flujo de agua subterránea
Source: DGA 2009
Salar de Maricunga hydrographic basin
Date: Aug. 2017
Prepared by: JF
Reviewed by: FR
Project: Maricunga Joint Venture
Client: Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S
Datum
Scale
Figure N°
8-3
flo solutions

Source: DGA 2009

8.3 WATER BALANCE (DGA 2009)

A water balance for Salar de Maricunga was prepared by the DGA in 2009. Figure 8-3 shows the general surface and groundwater flow patterns in the Salar de Maricunga watershed. Surface water flow generally only occurs at higher ground and infiltrates into the more permeable alluvial and fan sediments surrounding the Salar before reaching the Salar floor itself. The only surface water flow that occurs on the Salar floor is the natural discharge from Laguna Santa Rosa north towards the center of the Salar. There is no surface water outflow from the Maricunga watershed.

Groundwater flow patterns follow closely the surface water flow patterns. There are no known groundwater outflows from the Maricunga watershed. Inflow into the Maricunga watershed from the Laguna Negro Francisco has been demonstrated and is estimated at 80 l/s. It is speculated that potential groundwater inflow to the Maricunga watershed may take place from the Piedra Pomez Basin through the Claudio Gay mountain range. There exists uncertainty about potential groundwater interconnection between the Llano de Piedra Pomez and the Rio Lamas basin. Both potential groundwater inflow components need further investigation to refine the current water balance of the Salar de Maricunga hydrographic basin.

The majority of recharge to the Maricunga basin occurs through the direct infiltration of precipitation. The total average annual recharge to the Maricunga basin (including the inflow from Laguna Negro Francisco) is estimated at 1,450 l/s or 45.7 million m^3.

Discharge from the Maricunga basin is through evaporation, evapotranspiration and groundwater pumping. The total average annual discharge through evaporation has been estimated at 1,098 l/s or 34.6 million m^3.

According to DGA records, existing granted water rights in the Salar de Maricunga basin amount to 1,366 l/s, but actual authorized usage by the Environmental Evaluation System (SEA) is estimated at 153 l/s. Table 8-1 summarizes the water balance for the Salar de Maricunga watershed.

Table 8-1: Water Balance for the Salar de Maricunga Basin

	Average flow (l/s)
Inflows	
Recharge from precipitation	1,370
Inflow from Laguna del Negro Francisco	80
Other groundwater inflow	NA
Total inflows	**1,450**
Outflows	
Evaporation	1,098
Licensed abstraction (SEA authorised)	153
Total Outflows	**1,251**
Balance (Inflows – Outflows)	**199**

Source: DGA 2009

Golder (2016) has prepared a modified water balance for the Salar de Maricunga basin as part of the EIA for the La Coipa Phase 7 Expansion. This modified water balance is currently being reviewed by the MJV as part of the development of an updated hydrogeological conceptual for the basin.

8.4 DRAINABLE POROSITY

Porosity is highly dependent on lithology. Total porosity is generally higher in finer grained sediments, whereas the reverse is true for drainable porosity or specific yield since finer grained sediments have a high specific retention. The lithology within the Salar is variable with halite and halite mixed units, clay and gravel-sand-silt-clay sized mixes spanning the full range of sediment types.

Based on the results of drainable porosity analyses carried out on 501 undisturbed samples from sonic core by GeoSystems Analysis, Daniel B Stephens and Associates, Corelabs, and the British Geological Survey it was possible to assign drainable porosity values to the specific lithological units encountered during the various drilling programs in the Salar. Table 8-2 summarizes the results of the porosity analysis. The analysis of drainable porosity is further discussed in Section 12.

Table 8-2: Results of drainable porosity analyses (2011-2017)

Lithology	Drainable Porosity		
	Average	Min	Max
Halite	0.09	0.01	0.15
Gypsum	0.01	0.01	0.02
Clay	0.025	0.01	0.03
Clay with Halite	0.04	0.01	0.11
Silty Clay	0.06	0.01	0.25
Sand	0.09	0.037	0.16
Clayey sand	0.045	0.01	0.08
Silty sand	0.08	0.01	0.30
Clayey gravel	0.09	0.02	0.19
Sandy gravel	0.19	0.01	0.31
Volcaniclastics	0.15	0.06	0.31

8.5 PERMEABILITY

Permeability (or hydraulic conductivity) is also a parameter that is highly dependent of lithology. Generally finer grained and well-graded sediments have a lower permeability than coarser grained poorly graded sediments. The permeability of halite can be enhanced though fracturing and solutions features. MSB has carried out four pumping tests within the Salar and third parties have carried out numerous other pumping tests in the alluvial

sediment surrounding the Salar. The results of the permeability calculations from these pumping tests are summarized in Table 8-3. The analysis of the pumping tests is further discussed in Section 10 below.

Table 8-3: Summary of permeability values

Unit	Description	K (m/d)
Halite	Confined and fractured	192-637
Clay core	Clay with sands and gravels - confined	0.9-11
East Alluvium	Semi-confined to confined	1-10
West Alluvium	Unconfined to semi-confined	4-40
Lower alluvium	Confined	0.4-0.9
Volcaniclastic	Confined	0.4-0.9

9 EXPLORATION

9.1 OVERVIEW

This section provides a description of the exploration work that has been carried out on the MJV properties between 2011 and 2017 by the various owners.

The following work was carried out on the Litio 1-6 claims by MLE in 2011

- Seismic refraction tomography survey along 6 profiles for a total of 23 km to map lithological units and basin geometry.
- Construction of six test trenches to carry out 24 hour pumping trials to determine hydraulic parameters.

The following work was carried out by BBL in 2015:

- AMT / TEM survey along 6 profiles for a total of 75 km across the Salar to map basin geometry and the interface between freshwater and brine.
- Topographic survey between Laguna Rosa and the Project area to map hydraulic gradients.

The following work was carried out by MSB in 2016/7:

- Gravity survey along 6 profiles for a total of 75 km across the Salar to map basin geometry and bedrock topography.

9.2 GEOPHYSICAL SURVEYS

9.2.1 Seismic refraction tomography (2011)

Li3 contracted Geophysical Exploration and Consulting S.A. (GEC) from Mendoza Argentina to carry out a Seismic Refraction Tomography Survey to map lithological units and structure in the northern part of the Salar. A total of 23 line km of seismic tomography data were collected along six lines as shown in Figure 9-1. Prior to the seismic data collection all lines were surveyed using a differential GPS system. All data collection work was completed in the field between September and December 2011.

A 24-bit, ultra-high resolution 20 kHz bandwidth (8 to 0.02 ms sampling), low distortion (0.0005 %), low noise (0.2 uV) GEODE Acquisition System was used for the collection of the seismic tomography data. Geophone (14 Hz Geospace) spacing was 5 m; inline source spacing was 15 m and outline offsets were 30 m, 60 m, 90 m, 150 m, 250 m and 500 m. The spread data acquisition layout included 48 active channels. The seismic source for the surveys was a 150 kg trailer-mounted accelerated drop-weight. Recording length was 250/500 ms with a 1.0 ms sampling rate.

During the seismic data acquisition, data quality control and pre-processing of the geophysical data were carried out in the field with PC based processing and interpretation packages called "*Firstpix*" / *Gremix 15*" and "*Rayfract 32*". Final data processing with the "*Rayfract 32*" software included tomography inversion techniques *Delta TV* and WET or *Wave Eikonal Traveltime* as follows:

- Delta T-V method (after Gebrande and Mille, 1985): The Delta TV method is a pseudo 2D Inversion method that delivers a continuous 1D velocity versus depth model for all geophone stations. The method handles geological situations such as velocity gradients, linear increasing of velocity with depth, velocity inversions, pinching out layers and outcrops, faults and local velocity anomalies.
- WET or Wave Eikonal Travel time Tomography processing. Wave propagation is modelled in a physically meaningful way with ray paths, using the output from the Delta-TV inversion as starting model. It handles geological situations, such as discontinuities velocity distributions and sharp vertical or horizontal velocity gradients. Quality control of geological models is performed by direct graphical comparison of the measured travel time data to those calculated from the model solution.

Figure 9-2 shows as an example of the result of the WET processing and inversion with the geological interpretation below along Profile 1 and is considered representative of the overall seismic survey results obtained. Data from the 2011 sonic and RC boreholes was included in the final interpretation. The seismic tomography survey provided valuable information on the vertical distinction and lateral continuity of lithological layers, however bedrock was not clearly detected along any of the profiles.

Figure 9-1: Location map of seismic refraction tomography, AMT and gravity profiles


486000
492000
498000
504000
7030000
7024000
7018000
7012000
7006000
Legend
2017 Gravimetry
Seismic Lines
AMT Lines
Property
Location map of seismic refraction tomography, AMT and gravity profiles
Date: June, 2017
Prepared by: JF
Reviewed by: FR
Project: Maricunga Joint Venture
Client: Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S
Datum
Scale
Figure N° 9-1
fl solutions

Figure 9-2: Seismic Tomography Line 1


Seismic Tomography Line 1
Maricunga Joint Venture
Minera Salar Blanco
9-2

9.2.2 AMT / TEM (2015)

Six profiles of Audio Magnetotellurics were carried out across Salar de Maricunga to map the bedrock geometry and identify the interface between freshwater and brine along the perimeter of the Salar. The work was carried out by Wellfield Services Ltda. The survey consisted of 60.8 km of AMT profiles with a station spacing of 200 m and 14 km with a station spacing of 250 m. 360 stations were measured with scalar methodology and 23 stations were measured with the tensorial array. 15 TEM soundings were carried out at the ends of the AMT lines and at the intersection with Line 6. Figure 9-1 shows the location of the AMT profiles.

AMT data were collected in the range of 10,000 – 1 Hz and MT data in the range of 4 – 0.01 Hz to include the deeper portion of the frequency spectrum. Seven GPS synchronized systems were operated by two teams with data collection taking place overnight for a period of 15-18 hours at each station.

Due to logistical and climatic conditions (partial flooding of the Salar) the survey was carried out in 3 stages during March and April 2015. The AMT data were inverted into 2D resistivity models using the software WinGLink.

9.2.3 Gravimetry

A gravity survey was carried out in the Salar along Prolifes 1 – 6 (immediately over the AMT lines) as shown in Figure 9-1. Station spacing along Line 1 and 2 was 250 m, while station spacing along lines 3 to 6 was 500 m. Each station was surveyed in with a differential GPS with a precision of ± 5 cm. The gravity data was collected with a Scintrex micro-gravimeter Model CG-5 with resolution of 0.001 mgals and with an automatic drift correction.

Data processing included the Free Air, Simple Bouguer, and Total Terrain corrections; the final product included final Bouguer anomaly maps and 2D inversion models. An average density contract of 0.45 g/cm^3 was used between the bedrock and the Salar basin fill sediments to prepare depth-to-bedrock models along each of the gravity profiles. The density contract was based on results of laboratory (Universidad de Chile) density measurements on 18 rock samples collected in outcrop at the end of Lines 1 – 6 and the density measurements carried out by GSA on the basin fill sediments. The geological model described in Section 7 was used to constrain the geometry of the lithological units within the gravity interpretation. The gravity profiles were also overlain by the AMT resistivity sections to aid in the final depth-to-bedock model. The final bedrock topography was kriged based on interpolation from the line profiles.

9.3 Test Trenching (2011)

Six test trenches (T1 through T6) were constructed in 2011 on the Litio 1-6 tenements to test the feasibility of brine production from trenches as an alternative to brine production from production wells. One trench was installed adjacent to each sonic borehole C-1 through C-6. The trenches were dug at 3 m width to a depth of 2.5 m. Each trench was completed in generally massive (relatively competent) halite and the trench walls did not encounter stability problems as shown in Figure 9-3.

A 24-hour pumping test was carried out in each trench at a flow rate of 5 l/s using a sump pump. Water level responses during each pumping test were observed in a shallow monitoring well (36 m depth) adjacent to each trench that allowed for the calculation of aquifer parameters. Figure 9-4a through 9–4e show the water level response in each observation well and the associated pumping test analyses. Table 9-1 summarizes the results of the pumping test analyses. The relatively high Sy values obtained from the pumping tests are representative of the halite mix sediments and suggest enhanced porosity in the halite through dissolution and fracture features.

Figure 9-3: Test Trench T6 in the Upper Halite



Table 9-1: Results of Trench pumping tests

Trench	Hydraulic Conductivity (K) m/d	Specific Yield (S_y)
T1	208	0.24
T2	84	0.28
T3	145	0.24
T4	No water level response in piezometer	
T5	15	0.12
T6	45	0.04

The results of these tests indicate that the upper halite is highly permeable and that brine production from trenches is a feasible alternative to production wells from the upper metres of the upper halite.

Figure 9-4a – 9.4e: Pumping test analyses for Trench pumping tests T1, T2, T3, T5 and T6


Pumping Test T1- Water level response in obs well C1
Drawdown (m)
Minutes
1
0.1
0.01
0.001
1
10
100
1000
10000

After Papadopulos 1967

a	0.01	
1/u	100	
F(u)	1	
t	190	min
s	0.055	m
r	12.9	m
Q	529	m³/d
KD	7,513	m²/d
Sy	0.24	


Pumping Test T2: water level response in obs well C2
Drawdown (m)
Minutes
1
0.1
0.01
0.001
1
10
100
1000
10000

After Papadopulos 1967

a	0.1	
1/u	10	
F(u)	1	
t	350	min
s	0.015	m
r	32.47	m
Q	529	m³/d
KD	7,513	m²/d
Sy	0.24	


Pumping Test T3: water level response obs well C3
Drawdown (m)
Minutes
1
0.1
0.01
0.001
1
10
100
1000
10000

After Papadopulos 1967

a	0.1	
1/u	10	
F(u)	1	
t	35	min
s	0.009	m
r	14.6	m
Q	593	m³/d
KD	5,237	m²/d
Sy	0.24	


Pumping test T5: waterlevel response obs well C5
Drawdown (m)
Minutes
1
0.1
0.01
0.001
1
10
100
1000
10000

After Papadopulos 1967

a	0.01	
1/u	100	
F(u)	1	
t	300	min
s	0.085	m
r	6	m
Q	562	m^3/d
KD	526	m^2/d
Sy	0.12	


Pumping Test T6: water level response obs well C6
Drawdown (m)
Minutes
1
0.1
0.01
0.001
1
10
100
1000
10000

After Papadopulos 1967

a	0.01	
1/u	100	
F(u)	1	
t	410	min
s	0.025	m
r	22.6	m
Q	518	m^3/d
KD	1,650	m^2/d
Sy	0.04	

10 DRILLING

10.1 OVERVIEW

Two principal drilling campaigns were carried, the first in 2011 on the Litio 1-6 claims by MLE and a second on the MJV properties by MSB in 2016/7.

The objectives of each drilling campaign can be broken down into three general categories:

- Exploration drilling on a general grid basis to allow the estimation of "in-situ" brine resources. The drilling methods were selected to allow for 1) the collection of continuous core to prepare "undisturbed" samples at specified depth intervals for laboratory porosity analyses and 2) the collection of depth-representative brine samples at specified intervals without the possibility of contamination by drilling fluids. The 2011 campaign included six (6) sonic boreholes (C-1 through C-6) on the Litio 1-6 claims. The 2016 campaign included four (4) sonic boreholes (S-1[M1], S-2, S-18 and S-20) and eight (8) tricone /HWT boreholes (S-3, S-3A, S-5, S-6, S-10 [M-10], S-11[M2], S-13, and S-19). Figure 10-1 shows the location of the exploration boreholes.
- Production- and monitoring well drilling. Test production wells were installed to carry out pumping tests to determine the hydraulic parameters of the Salar sediments and investigate the behavior of the brine aquifer under pumping stress. Monitoring wells were installed adjacent to production wells to observe water levels changes during the pumping tests and in other locations to monitor baseline groundwater conditions around the Salar. Monitoring wells were drilled using the reverse circulation (air) drilling method (RC) to allow hydraulic test work. Production wells were installed using conventional rotary methods at large diameter. Production wells P-1 and P-2 along with piezometers P1-1, P1-2, P1-3, P1-4, P2-1, P2-2, P2-3, P2-5 and P-3 were installed in the 2011 campaign. Production well P-4 and monitoring wells S-7, S-8, S-12, S-15, S-16A, S-17, and S-21 were installed during the 2016/7 campaign. The analytical results of brine samples collected during the production and monitoring well drilling were not used in the resource model.
- Pumping tests. Long-term pumping tests were carried out on wells P-1 and P-2 during 2015 and on wells P-4 and P-2 (shallow) in 2017.

10.2 EXPLORATORY DRILLING

10.2.1 Sonic Drilling

Boart Longyear (BLY) was contracted to carry out sonic drilling for the collection of continuous core and brine samples for both the 2011 and 2016 programs. Sonic boreholes C1 through C6 were drilled to a depth of 150 m in 2011 and S-1A, S-2, and S-18 to depths of up to 200 m in 2016. Sonic hole S-20 was drilled as a twin hole to S-11 to a depth of 40 m to correlate porosity information. Core recovery was consistently high and exceeded 90 %.

Figure 10-1: Location map of the boreholes (2011 and 2016 programs)


489000
492000
495000
498000
7033000
7030000
7027000
7024000
7021000
S-15
S-13A S-13
S-20 M-2
M-1A M-1
C-1
S-2
S-19
S-10
P-10
S-5
S-3A S-3
S-16A S-16
C-2
P-1
P-3
C-3
C-4
S-18
S-6
P-2
C-6
C-5
S-17
S-8
Legend
Boreholes inside the property
Boreholes outside the property
Property
Borehole location map
Date: June, 2017
Prepared by: JF
Reviewed by: FR
Project: Maricunga Joint Venture
Client: Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S Datum
Scale
Figure N° 10-1
Scale 1:70,000
flo solutions

The drilling equipment consisted of a BLY (SR-162 SRF 600T) sonic rig and support equipment utilizing a 4 inch diameter coring by 6 inch casing system. No drilling additives/fluids were used thereby preventing possible brine sample contamination. All holes were drilled vertically. The drilling was carried out in 1.5 m runs and core was collected in alternating plastic bags (1.5 m) and lexan core barrel liners (1.5 m). The retrieved lexan core liners were capped and sealed with tape at each end. All retrieved core was labeled with its borehole number and the drilling depth interval and stored in wooden core boxes. The 6 inch diameter casing was advanced at the end of each core run.

Brine samples were collected at 3 m intervals during the 2011 program and at 6 m intervals during the 2016. Brine level measurements were made inside the drill casing to calculate the required volume of brine to be bailed from the hole prior to obtaining a brine sample. Up to three well volumes were bailed prior to collecting the final brine sample from the bottom of the hole. This procedure was repeated to total depth (TD).

On completion of drilling, each sonic borehole was completed as a monitoring well with 2 inch diameter PVC blank and slotted casing, gravel pack and cement seal.

Table 10-1: Summary of 2011 and 2016 boreholes

Borehole	North	East	Elevation	TD (m)	Method	Year	Objective	Screened interval	SWL
C1	7,027,408	495,052	3,747.51	150	Sonic	2011	Resource	Abandoned	na
C2	7,025,899	493,041	3,747.35	150	Sonic	2011	Resource	06-34	0.11
C3	7,024,895	495,056	3,746.86	150	Sonic	2011	Resource	03-26	0.12
C4	7,024,400	493,058	3,747.35	150	Sonic	2011	Resource	06-29	0.24
C5	7,022,900	495,045	3,746.58	150	Sonic	2011	Resource	06-11	0.15
C6	7,022,918	493,039	3,746.78	150	Sonic	2011	Resource	06-11	0.23
P1	7,025,904	494,043	3,747.25	150	Rotary	2011	Production	6-24;60-144	0.18
P1.1	7,025,891	494,032	3,747.59	150	DTRC	2011	Monitoring	60-149	0.72
P1.2	7,025,894	494,061	3,747.34	30	DTRC	2011	Monitoring	06-24	0.18
P1.3	7,025,905	494,032	3,747.69	70	DTRC	2011	Monitoring	54-66	0.37
P1.4	7,025,915	494,032	3,747.74	30	DTRC	2011	Monitoring	06-24	0.12
P2.1	7,023,393	494,035	3,746.44	113	DTRC	2011	Monitoring	102-108	0.26
P2.3	7,023,410	494,03	3,746.38	30	DTRC	2011	Monitoring	12-30	0.2
P2.4	7,023,403	494,034	3,746.44	150	DTRC	2011	Monitoring	60-145	0.27
P2.5	7,023,397	494,061	3,746.60	150	DTRC	2011	Monitoring	60-145	0.77
P3	7,025,380	494,052	3,747.62	192	DTRC	2011	Monitoring	127-185	-0.37
P2	7,023,422	494,03	3,746.22	150	Rotary	2011	Production	6-24; 66-144	0.25
S 1A	7,028,201	494,22	3,748.95	200	Sonic	2016	Resource	29-119	0.23
S 2	7,027,141	492,143	3,748.84	200	Sonic	2016	Resource	184-190	1.43
S-3	7,026,300	490,56	3,751.54	40	Tricone/HWT	2016	Resource	Abandoned	na
S-3A	7,026,306	490,563	3,751.53	200	Tricone/HWT	2016	Resource	Abandoned	na
S-5	7,026,366	488,59	3,750.17	200	Tricone/HWT	2016	Resource	182-188	1.55
S-6	7,023,913	489,964	3,749.09	200	Tricone/HWT	2016	Resource	184-195	3.09

Borehole	North	East	Elevation	TD (m)	Method	Year	Objective	Screened interval	SWL
S-8	7,020,871	491,753	3,748.72	40	Rotary	2016	Monitoring	28-34	1.18
S-11	7,028,215	490,569	3,757.61	200	Tricone/HWT	2016	Resource	144-150	8.95
S-12	7,013,856	493,74	3,769.28	40	Rotary	2016	Monitoring	22-28	na
S-13	7,029,964	492,213	3,755.88	200	Tricone/HWT	2016	Resource	194-200	9.18
S-15	7,030,533	496,104	3,781.23	40	Rotary	2016	Monitoring	34-40	25.11
S-17	7,022,516	497,969	3,789.94	40	Rotary	2016	Monitoring	32-38	29.8
S-16A	7,026,005	497,122	3,769.89	150	Tricone/HWT	2016	Monitoring	50-62	11.3
S-16B	7,025,991	497,123	3,769.99	18	Tricone/HWT	2016	Monitoring	09-15	14.72
S-18	7,024,141	494,054	3,748.64	173	Sonic	2016	Resource	1160-172	2.58
S-19	7,027,381	493,104	3,748.17	360	Tricone/HWT	2016	Resource	196-208	2.98
S-20	7,028,217	490,569	3,757.64	40	Sonic	2016	QA/QC	Abandoned	na
S-21	7,037,751	491,855	3,863.06	85	Rotary	2016	Monitoring	72-84	dry
P-4.1	7,027,224	493,194	3,748.81	200	Tricone/HWT	2016	Monitoring	160-172	2.26
P-4.2	7,027,242	493,172	3,748.65	2	Auger	2016	Monitoring	0-2	0.1
P-4.3	7,027,250	493,16	3,748.70	2	Auger	2016	Monitoring	0-2	0.12
P-4.4	7,027,265	493,139	3,748.74	2	Auger	2016	Monitoring	0-2	0.11

10.2.2 Rotary tricone/HWT drilling

Eight (8) tricone /HWT boreholes (S-3, S-3A, S-5, S-6, S-10 or M-10, S-11, S-13, and S-19) were drilled as part of the 2016 program. Rotary drilling with HWT casing (flush jointed drilling casing with 114.3mm outer diameter) was substituted for conventional diamond drilling as core recovery of the coarse grained sediments on the western side of project area did not prove to be successful. The rotary drilling was carried out by AK drilling using a EDM rig. Rotary drilling was carried out using a 3⅞ inch tricone bit, with sample recovery through the HWT casing to surface. Cuttings were collected at surface in cloth bags with representative sub-samples at 2 m intervals stored in labelled chip trays. Brine samples were collected at 6 m intervals during the rotary drilling. The brine sampling methodology is further described in Section 11. Selected boreholes were completed as monitoring wells with blank and slotted PVC.

10.3 Monitoring - and Production Well Drilling

10.3.1 Reverse circulation (RC) drilling and piezometer installations (2011)

A total of 915 m of DTRC (dual tube reverse circulation) drilling (P1-1, P1-2, P1-3, P1-4, P2-1, P2-2, P2-3, P2-5 and P-3) was carried out for the collection of chip samples for geologic logging, brine samples for chemistry analyses and airlift data. Rock Drilling S.A. provided an Ingersoll Rand T3-W reverse circulation rig equipped with a 350 psi, 1000 cfm air compressor and support equipment. The exploration drilling was carried out at 5½ inch diameter using dual tube reverse circulation pipe and air; no additives/fluids were used during the drilling. Exploration drilling depths ranged from 30 m to 192 m. Chip samples were collected at 2 m intervals for geological logging, brine samples were collected at 3 m

intervals (directly from the cyclone) and airlift tests were completed at 6 m intervals. The RC exploration boreholes were completed as monitoring wells for use during the future pumping tests. The distance between each monitoring well and the associated production well ranges from 10 m to 35 m. Table 10-2 shows the details of the RC exploration drilling completed.

10.3.2 Production well drilling (2011 and 2016)

Drilling of production wells P1 and P2 was carried out by Rock Drilling S.A. using the Ingersoll Rand T3-W rig in 2011. The wells were drilled in two passes at 11-inch and 17-inch diameter to a final total depth of 150 m using flooded reverse circulation (rotary) drilling. The wells were completed with a 10-inch diameter PVC production casing string in both the upper halite aquifer and the lower gravel and volcaniclastics aquifer. The annulus of each test well was completed with gravel pack. Well development was carried out over a 72 hour period in each well using a double swab/airlift system. Table 10-2 shows the construction details of P-1 and P-2.

Production well P-4 was drilled by Hellema Holland Engineering using a Prakla rig. The well was drilled using conventional rotary drilling at 17-1/2 inch diameter to a depth of 180 m. The well was completed with screened 12 inch diameter PVC production casing in the lower aquifer between 70 m and 180 m depth. A bentonite / cement seal was installed (on top of the gravel pack) from ground surface to a depth of 56 m. Well development was carried out over a 48 hour period using a double swab/airlift system. Table 10-2 shows the construction details of P-4.

10.3.3 Piezometer installations - 2016

Piezometers S-7, S-8, S-12, S-15, S-16A, S-17, and S-21 were installed as part of the 2016 campaign. These monitoring wells were drilled using conventional rotary methodology to depths of up to 150 m. Fluid samples were taken at selected intervals during the drilling of the monitoring wells. The wells were completed with 2 inch diameter schedule 80 blank and screened PVC casing. A geomembrane filter was placed over the screened casing to prevent silting. No materials were installed in the annulus. Table 10-1 shows the completion details of each of these installations.

Figure 10-2: Collecting RC Airlift Flow Measurements (2011)


10/24/2011

Figure 10-3: Installation of surface casing in well P-1 (2011)



10.4 Pumping Tests (2015 and 2017)

Pumping tests were carried out on wells P-1, P-2, and P-4 between 2015 and 2017. Table 10-2 summarizes the construction details of each pumping test.

Table 10-2: Wells P1, P2 and P4 pumping test layout

Well	Type	UTM E	UTM N	Screened interval (mbgs)	Unit
P-1 Test					
P-1	Pumping	494,043	7,025,903	0-12,18-24 ,60-144	Upper Halite and Lower Alluvium
P1-1	Observation	494,032	7,025,890	60-149	Clay Core and Lower Alluvium
P1-2	Observation	494,061	7,025,893	7-24	Upper Halite
P1-3	Observation	494,032	7,025,905	55-66	Clay Core
P1-4	Observation	494,031	7,025,915	7-24	Upper Halite
P-2 Test					
P-2	Pumping	494,030	7,023,422	0-16, 62-141	Upper Halite and Lower Alluvium
P2-1	Observation	494,034	7,023,392	102-108	Clay core
P2-3	Observation	494,030	7,023,409	11-28	Upper Halite
P2-4	Observation	494,033	7,023,402	58-140	Clay Core and Lower Alluvium
P2-5	Observation	494,060	7,023,397	55-144	Clay core and Lower Alluvium
P-4 Test					
P-4	Pumping	493,040	7,025,899	70-180	Lower alluvium
P4-1	Monitoring	495,055	7,024,994	170-182	Lower alluvium
P4-2	Monitoring	493,057	7,024,400	0-2	Upper halite
P4-3	Monitoring	495,045	7,022,900	0-2	Upper halite
P4-4	Monitoring	493,038	7,022,917	0-2	Upper halite

10.4.1 P-1 Pumping Test (2015)

Production well P-1 has two completion intervals: the upper completion between 6 and 24 m depth in the Upper Halite aquifer and the lower completion between 60 m and 144 m depth in the lower part of the Clay Core and the under-laying Lower Alluvium. Four monitoring wells (P1-1, P1-2, P1-3 and P1-4) are installed adjacent to well P-1 at radial distances from 11 to 20 m as shown in Figure 10-4 and Figure 10-5. Piezometers P1-2 and P1-4 are completed in the Upper Halite unit. Piezometer P1-3 is completed in a deeper halite layer within the Clay Core and Piezometer P1-1 is completed in the lower part of the Clay Core and the Lower Alluvium.

A 14-day constant rate test was conducted at 38 l/s between May 31 and June 13, 2015, followed by recovery. Pumped brine was piped through a 1,200 m plastic line to a V-notch tank where final discharge took place on to the Salar as shown in Figure 10-6. The pumping rate was measured by an inline flow meter, manual measurements and in the V-notch tank. Pressure transducers were installed in all piezometers and the V-notch tank to record water level responses during the test in addition to manual measurements. Observed water level responses to the test are shown in Figure 10-7. The curve fitting and interpretation results of the P-1 constant rate test are shown in Figure 10-8 and Table 10-3.

Figure 10-4: Layout of pumping test P-1 and P-2


492000
493000
494000
495000
496000
497000
7028000
7027000
7026000
7025000
7024000
7023000
7022000
7021000
N
C-1
C-2
C-3
C-4
C-5
C-6
P-1
P1.1
P1.2
P1.3
P1.4
P-2
P2.1
P2.2
P2.3
P2.4
P2.5
P-3
0
25
50
m
Simbología
MSB
Pozos bombeo
Pozos monitoreo
Concesiones Maricunga
0
1
2
Km
Layout of pumping test P-1 and P-2
Date: Aug. 2017
Prepared by: JP
Reviewed by: FR
Project
Maricunga Joint Venture
Client
Minera Salar Blanco
UTM Projection
WGS 84 Zone 19S
Datum
Scale
Figure N°
10-5
fcl solutions

Figure 10-5: Pumping test P-1 layout


mbgs
0
50
100
150
Upper Halita
0-26 m
Clay
(no airlifts
returns)
26-55 m
Clay
55-112 m
Gravel and sand
112-150 m
P1-1
P1-4
P1-3
PW P-1
P1-2
screen
7
24
12
18
24
30 (pump)
55
66
60
60
149
144
11.2m W
20.7 m SE
15.8 m NW
17.7 m SW

Figure 10-6: V-notch tank during P-1 constant rate test



Figure 10-7: Water level responses P-1 constant rate test


Time-drawdown and Time-drawup
Elapsed Time (min)
Recovery
Pumping
Drawdown (m)
-0.5
0.0
0.5
1.0
1.5
2.0
2.5
0
5000
10000
15000
20000
25000
30000
P1-1
P1-2
P1-3
P1-4

Source: FloSolutions 2015b

Figure 10-8: P-1 pumping test interpretation


P1.4
P1.2
descenso
derivada
Time [min]
Drawdown [m]
Results - P1.2
T [m²/d] 2.49E3
S 2.21E-1
Results - P1.4
T [m²/d] 2.08E3
S 2.12E-4
Results - P1.1
T [m²/d] 1.23E2
S 1.96E-2
Results - P1.3
T [m²/d] 1.21E2
S 2.16E-2
P1.3
P1.1

Table 10-3: P-1 Pumping Test Results

Well	Unit	Max Drawdown (m)	Fit	T (m^2/d)	S(-)	K (m/d)*	Ss (1/m)
P-1.2	Upper Halita	0.531	Theis	2,490	2.21E-01	146.5	1.3E-02
P-1.4	Upper Halite	1.362	Theis	2,080	2.12E-04	122.4	1.2E-05
P-1.1	Lower aquifer	1.906	Theis	123	1.96E-02	1.4	2.2E-04
P-1.3	Lower aquifer	2.181	Theis	121	2.16E-02	11.0	2.0E-03

10.4.2 P-2 Pumping test (2015)

Production well P-2 has two completion intervals: the upper completion between 0 and 16 m depth in the Upper Halite aquifer and the lower completion between 60 m and 144 m depth in the lower part of the Clay Core and the underlaying Lower Alluvium. Four monitoring wells (P2-1, P2-3, P2-4 and P2-5) are installed adjacent to well P-2 at radial distances from 12 to 40 m as shown in Figure 10-5 and Figure 10-9. Piezometer P2-3 is completed in the Upper Halite unit. Piezometer P2-1, P2-4 and P2-5 are completed within the lower part of the Clay Core and the Lower Alluvium.

A 30-day constant rate test was conducted at 37 l/s during July/ August 2015, followed by recovery. Pumped brine was piped through a 1,200 m plastic line to a V-notch tank where final discharge took place on to the Salar. The pumping rate was measured by an inline flow meter, manual measurements and in the V-notch tank. Pressure transducers were installed in all piezometers and the V-notch tank to record water level responses during the test in addition to manual measurements. Observed water level responses to the test are shown in Figure 10-10. The curve fitting and interpretation results of the P-2 constant rate test are shown in Figure 10-11 and Table 10-4.

Figure 10-12 shows the variation of lithium and potassium concentrations during the P-1 and P-2 pumping tests, which is within the range of laboratory analytical variability.

Figure 10-9: Pumping Test P-2 Layout


mbgs
0
50
100
150
Halite 0-16 m
Halite silty clay (low airlift returns) 16-62 m
Clay, gravel and sand 62-144
P-2
P2-3
P2-4
P2-1
P2-5
16
11
28
30 (pump)
62
58
55
12.5 m S
19.7 m S
screen
102
108
29.6 m S
39.5 m SE
141
140
144

Figure 10-10: Water level responses P-2 constant rate test


Time Drawdown at Observation Wells
Elapsed Time (min)
Drawdown (m)
0
0.5
1
1.5
2
2.5
3
3.5
4
4.5
5
0
5,000
10,000
15,000
20,000
25,000
30,000
35,000
40,000
45,000
P2-3
P2-4
P2-1
P2-5

Figure 10-11: P-2 pumping test interpretation


descenso
derivada
P2-4
P2-5
Time [min]
Drawdown [m]
P2-3
P2-1

Table 10-4: P-2 Pumping Test Results

Well	Unit	Max Drawdown (m)	Fit	T (m^2/d)	S(-)	K (m/d)	Ss (1/m)
P-2.3	Upper Halite	0.637	Theis	3,360	7.89E-02	197.6	4.64E-03
P-2.1	Upper Halite-clay	0.299	Theis	1,150	1.27E-02	191.7	2.12E-03
P-2.5	Clay core/ lower alluvium	4.723	Theis	99.8	1.95E-05	1.1	2.19E-07
P-2.4	Clay core/ lower alluvium	6.795	Theis	80.5	1.03E-05	0.9	1.17E-07

Figure 10-12: Li and K concentrations during the P-1 and P-2 pumping tests


1300
1250
1200
1150
1100
8800
8600
8400
8200
8000
Li Concentration (mg/L)
K Concentration (mg/L)
-15
-10
-5
0
5
10
15
20
25
30
Elapsed Time (d)
Li (P-1)
Li (P-2)
K (P-1)
K (P-2)

Source: FloSolutions 2015

10.4.3 P-2 Pumping test – shallow (2017)

A second pumping test was carried out on production well P-2 during 2017. During this test a packer was installed in the well at 40 m depth to isolate the deeper screened interval of the well and pump brine from just the Upper Halite unit. As expected some brine still entered the upper section of the well via upward vertical flow through the gravel pack. This second test was carried out at 45 l/s over a 7 day period during February 2017. Water level responses were measured in the adjacent monitoring wells (P2-1, P2-3, P2-4 and P2-5). The pumping rate was measured by an inline flow meter, manual measurements and in the V-notch tank. Pressure transducers were installed in all piezometers and the V-notch tank to record water level responses during the test in addition to manual measurements. Observed water level responses to the test are shown in Figure 10-13. The curve fitting and interpretation results of the second P-2 constant rate test are shown in Table 10-5.

Figure 10-13: Water level responses P-2 constant rate test (2017)


10.00
1.00
0.10
0.01
Log s (m)
1
10
100
1000
10000
100000
Log t (min)
P-2
P-2.3
P-2.4
P-2.1
P-2.5
P-2.1_trans
P-2.3_trans
P-2.4_trans
P-2.5_trans
P-2_trans

Table 10-5: P-2 pumping test results (2017)

Well	Unit	Max Drawdown (m)	Fit	T (m^2/d)	S(-)	K (m/d)	Ss (1/m)	Sy
P-2.1	Upper Halite	0.17	Neuman	287	7.00E-03	47.8	1.17E-03	19%
P-2.3	Upper Halite and clay	0.4	Theis	10,830	6.00E-04	637.1	3.53E-05	
P-2.4	Clay Core / Lower Alluvium	2.12	Theis	96	1.00E-04	1.1	1.14E-06	
P-2.5	Clay Core / Lower Alluvium	1.14	Theis	95	3.80E-04	1.1	4.27E-06	

10.4.4 P-4 Pumping test (2017)

Production well P-4 is completed with screened casing from 70 and 180 m depth in sands and gravels of the Lower Alluvium (lower aquifer). A bentonite and cement seal was installed in the annulus of the well between 57 m depth and ground surface so that no water from the upper aquifer (Upper Halite) could enter the well. Four monitoring wells (P4-1, P4-2, P4-3 and P4-4) are installed adjacent to well P-4 at radial distances from 10 to 40 m as shown in Figure 10-14. Piezometer P4-1 is completed in the Lower Alluvium, while piezometers P4-2, P4-3 and P4-4 are all shallow completions in the Upper Halite.

A 30-day constant rate test was conducted at 25 l/s during January / February 2017, followed by recovery. Pumped brine was piped through a 1,200 m plastic line to a V-notch

tank where final discharge took place on to the Salar. The pumping rate was measured by an inline flow meter, manual measurements and in the V-notch tank. Pressure transducers were installed in all piezometers and the V-notch tank to record water level responses during the test in addition to manual measurements.

Observed water level responses to the test are shown in Figure 10-15. It should be noted that no water level responses were observed in shallow monitoring wells P4-2, P4-3 and P4-4. The curve fitting and interpretation results of the P-4 constant rate test are shown in Figure 10-16 and Table 10-6.

Figure 10-14: Pumping test P-4 layout


492000
494000
7028000
7026000
7024000
N
S-19
P-4
P-4.1
P-4
P-4.1
0
5
10
m
P-3
P-2
P2.3
P2.4
P2.1
P2.5
0
25
50
m
S-18
P-2
P2.3
P2.1
P2.4
P2.5
Simbología
Pozo bombeo
Pozo monitoreo
Concesiones Maricunga
0
1
2
Km
Layout of pumping test P-1 and P-2
Maricunga Joint Venture
Minera Salar Blanco
10-5
flo solutions

Figure 10-15: Water level responses P-4 constant rate test (2017)


P-4.1
P-4

Figure 10-16: P-4 pumping test interpretation



Table 10-6: P-4 pumping test results (2017)

Well	Unit	Max Drawdown (m)	Fit	T (m^2/d)	S(-)	K (m/d)	Ss (1/m)
P-4	Lower aquifer	40.73	Hantush	44		0.4	
P-4.1	Lower aquifer	9.58	Theis	82	4.00E-01	0.9	4.44E-03

11 SAMPLE PREPARATION, ANALYSIS, AND SECURITY

11.1 Sampling Methods

Sampling and sample preparation protocols for the sonic drilling and RC drilling Programs in 2011 were developed by Frits Reidel, CPG, Don Hains, P.Geo, and Pedro Pavlovic, Chem Eng. All protocols were implemented at the start-up of the drilling programs in October 2011 under the supervision of Frits Reidel, CPG and included extensive day to day training and supervision of Li3 field staff and experienced MWH hydrogeologists and field technicians. Frits Reidel, CPG was present throughout the drilling program on regular intervals to review the day to day execution of these protocols.

Sampling and sample preparation protocols for the 2017 drilling programs were developed by Frits Reidel, CPG and Murray Brooker, RPGeo. All protocols were implemented at the start-up of the drilling programs in October 2017 under the supervision of Frits Reidel, CPG. Both authors were present throughout the drilling program on regular intervals to review the day to day execution of these protocols.

11.1.1 Sonic drilling sampling procedures

11.1.1.1 Porosity samples

Sonic core was collected in 1.5 m lexan core liners in alternating 1.5 m intervals as described in Section 10 above. A 10 cm sub-sample was cut from the lexan core liner; caps were placed on each end of the porosity sub-sample and taped to prevent any fluid loss. The samples were labelled with the borehole number and depth interval. Each day the porosity samples were transferred to the workshop in the on-site camp where the samples were labelled with a unique sample number. Prior to shipping each sample was wrapped in bubble plastic to prevent disturbance during shipping.

285 porosity samples were shipped to Daniel B Stephens and Associates (DBS&A) Laboratory in the USA in 2011

32 porosity check samples were shipped to the British Geological Survey (BGS) in the UK in 2011

198 core samples were shipped to Geosystems Anaylsis (GSA) in 2017 from which 28 samples were analysed by Corelabs as check samples.

11.1.1.2 Brine Samples

Brine samples were collected at three-meter intervals during the 2011 sonic drilling where possible. Based on the experience from the 2011 program the brine sampling interval for the 2016/7 program during was 6 m. In some cases where the formation permeability was low, it was not possible to collect a brine sample after a one hour waiting period. The

borehole was purged by bailing up to three well volumes of brine from the drill casing as calculated from the water level measurement prior to collecting the final brine sample from the bottom of the hole. The final brine sample was discharged from the bailer into a 20 liter clean bucket from which three one-liter sample bottles were rinsed and filled with brine. Each bottle was taped and marked with the borehole number and depth interval. A small sub-sample from the bucket was used to measure field parameters (density, electric conductivity, pH and temperature) at the wellhead (Figure 11-1).

Figure 11-1: Collection of field parameters of the brine samples at the wellhead



The samples were moved from the drill site to secure storage at the camp on a daily basis. All brine sample bottles are marked with a unique label. One sample bottle was stored as a permanent back-up sample in the on-site warehouse. One sample bottle was prepared for shipment and the third bottle was either used as a duplicate or discarded. No filtration was carried out on the brine samples prior to shipment to laboratories. Figure 11-2 illustrates the porosity samples and brine samples.

Figure 11-2: Porosity and brine samples


2011/11/29

11.1.2 RC Drilling Sampling Procedures

11.1.2.1 RC Drill Cuttings (2011)

During RC drilling, rock chip and brine were collected directly from the cyclone. Drill cuttings were collected over two meter intervals in plastic bags that were marked with the borehole number and depth interval. Sub-samples were collected from the plastic bag by the site geologist to fill chip trays (also at two meter interval). At the end of each borehole all chip trays were removed to storage in the on-site office (Figure 11-3). All plastic sample bags were stored in a secure on-site warehouse.

Figure 11-3: RC drill chip samples



11.1.2.2 RC Brine Sampling (2011)

Brine samples were collected at three-meter intervals during the RC drilling from the cyclone where possible. In some cases where the formation permeability was low, it was not possible to collect a brine sample. Brine samples were collected in three one-liter (rinsed) sample bottles. Each bottle was taped and marked with the borehole number and depth interval. A small sub-sample from the cyclone was used to measure field parameters (density, electric conductivity, pH and temperature) at the wellhead.

11.1.3 Rotary /HWT brine sampling procedures 2017

11.1.3.1 Rotary Drill Cuttings (2017)

During the rotary drilling, cuttings were collected directly at the head of the borehole in cloth, flow-through bags that minimize the loss of fines but allow fluid to drain at 2 m intervals. The cloth bags were marked with the borehole number and depth interval. Sub-samples were collected from the bags by the site geologist to fill chip trays (also at two meter interval). At the end of each borehole all chip trays were removed to storage in the on-site office. All sample bags were moved and stored in a secure warehouse in Copiapo.

- 196 rotary chip samples were shipped to Geosystems Anaylsis (GSA) in 2017 for GSA classification and consolidation tests.

11.1.3.2 Rotary Brine Sampling (2017)

A plug-type device connected to the wireline cable was used to purge the hole, rather than using a bailer. This consists of a very stiff rubber plug on a steel tool which is lowered down the hole. When this tool is pulled up from the base of the hole the rubber plug expands to flush with inside of the drill rods, drawing brine up the drill rods above the plug, with the brine flowing out of the rods at surface. This works in a similar fashion to the bailer, but in a continuous mode, rather than numerous repetitions of lowering and raising a bailer.

In the case of the rotary drilling it was not possible to lower the HWT casing to a meter above the base of the hole in many cases and consequently inflows from around the sides to the base of the hole could occur. The raising of the plug is likely to have had a suction effect around the base of the hole, stimulating inflows into the hole over a larger area than with the sonic drill holes.

Drilling fluids (in this case brine) are required during the rotary drilling to lift the cuttings out of the hole. The drilling fluid was mixed with a rhodamine / fluorescein tracer dye in portable tanks adjacent to the rig to distinguish the drilling fluid from the natural formation brine (Figure 11-4). Purging of the drill hole was continued until no tracer dye was observed in the purged brine. Any trace of dye observed in brine samples was noted to indicate the potential for contamination with drilling fluid. Brine samples were collected in duplicate at every sampling interval and in triplicate at every fifth sampling interval.

Figure 11-4: Fluorescein tracer dye in the rotary drilling fluid





11.2 Brine Analysis and Quality Control Results

11.2.1 Analytical methods

The University of Antofagasta in northern Chile was selected as the primary laboratory to conduct the assaying of the brine samples collected as part of the 2011 and 2017 drilling program. The laboratory of the University of Antofagasta is not ISO certified, but it is specialized in the chemical analysis of brines and inorganic salts, with extensive experience in this field since the 1980s, when the main development studies of the Salar de Atacama were begun. Other clients include SQM, FMC, LAC and Orocobre.

Alex Stewart Argentina in Mendoza, Argentina was used for the analysis of external check samples during the 2011 drilling campaign, while NOA Alex Steward Argentina in Jujuy was used for external check samples during 2017 campaign. This laboratory is accredited to ISO 9001 and operates according to Alex Stewart Group standards consistent with ISO 17025 methods at other laboratories.

Table 11-1 lists the basic suite of analyses requested from both laboratories. Both of them used the same analytical methods based on the Standard Methods for the Examination of Water and Wastewater, published by American Public Health Association (APHA) and the American Water Works Association (AWWA), 21st edition, 2005, Washington DC. The University of Antofagasta used Atomic Absorption Spectrometry (AAS) was used for the determination of lithium, potassium, magnesium and calcium. Alex Stewart (Mendoza) employed Inductively Coupled Plasma (ICP), which is generally used for a large suite of elements (multi-elemental analysis), including the detection of trace metals. ASA included 10 elements in the determination with this analytical technique: B, Ba, Ca, Fe, K, Li, Mg, Mn, Na and Sr.

Table 11-1: List of analyses requested from the University of Antofagasta and Alex Stewart Argentina SA Laboratories

Analysis	University of Antofagasta	Alex Stewart	Method
	Chemical-Physical Parameters		
Total Dissolved Solids	SM 2540-C	SM 2540-C	Total Dissolved Solids Dried at 180°C
PH	SM 4500-H^+B	SM 4500-H^+B	Electrometric Method
Density	CAQ – 001DS	IMA-28	Pycnometer
Alkalinity	SM 2320-B	SM 2320-B	Acid-Base Titration
	Inorganic Parameters		
Boron (B)	CAQ – 005 BS	ICP - OES	Acid-Base Titration
Chlorides (Cl)	SM 4500-Cl^-B	SM 4500-Cl^-B	Argentometric Method
Sulfates (SO_4)	SM 4500^{2-}D (Drying of Residue)	SM 4500^{2-}C (Ignition of Residue)	Gravimetric Method

Analysis	University of Antofagasta	Alex Stewart	Method
		Dissolved metals	
Sodium (Na)	SM 3111 B	ICP-OES 10	Direct Aspiration-AA or ICP Finish
Potassium (K)	SM 3111 B	ICP-OES 10	Direct Aspiration-AA or ICP Finish
Lithium (Li)	SM 3111 B	ICP-OES 10	Direct Aspiration-AA or ICP Finish
Magnesium (Mg)	SM 3111 B	ICP-OES 10	Direct Aspiration-AA or ICP Finish
Calcium (Ca)	SM 3111 D	ICP-OES 10	Direct Aspiration-AA or ICP Finish

11.2.2 Analytical Quality Assurance and Quality Control ("QA/QC") 2011 Program

A full QA/QC program for monitoring accuracy, precision and potential contamination of the entire brine sampling and analytical process was implemented. Accuracy, the closeness of measurements to the "true" or accepted value, was monitored by the insertion of standards, or reference samples, and by check analysis at an independent secondary laboratory.

Precision of the sampling and analytical program, which is the ability to consistently reproduce a measurement in similar conditions, was monitored by submitting blind field duplicates to the primary laboratory. Contamination, the transference of material from one sample to another, was measured by inserting blank samples into the sample stream at site. Blanks were barren samples on which the presence of the main elements undergoing analysis has been confirmed to be below the detection limit.

Approximately 31 % of the 623 samples submitted for chemical analysis during the 2011 campaign were quality control samples. The QA/QC procedures adopted for the Project are discussed below, and included the following:

Three standards (A, B and C) were inserted at a frequency of 1 in 15 samples (1/3 of each type of standard, randomly inserted). The specially prepared samples were submitted to five laboratories as a Round Robin (each analyzing five 1-L sub-samples from each type of standard) to establish an accepted mean and standard deviations for the analytical variables. These three standards were prepared from Maricunga brine and each with a different dilution factor.

The University of Antofagasta made an internal check on overall analytical accuracy for the primary constituents of the brine by using ion balance. This calculation was checked and also the ratio of measured to calculated TDS was added as another procedure for checking the correctness of analyses.

Duplicate samples at a frequency of 1 in 10 samples in the analysis chain were submitted to the University of Antofagasta as unique samples (blind duplicates) to monitor precision.

Stable blank samples (distilled water) were inserted at a frequency of 1 in 30 samples to measure cross contamination.

Duplicates at a frequency of 1 in 10 samples, and including blind control samples (a total of 70 samples), were submitted to the secondary laboratory (Alex Stewart in Mendoza) as check samples (external duplicates).

11.2.3 Analytical accuracy 2011 Program

11.2.3.1 Anion-Cation Balance

The anion-cation balance was used as a measure of analytical accuracy. The anion and cation sums, when expressed as equivalents or milliequivalents per liter, must balance in an ideally perfect analysis, because mixtures of electrolytes are electrically neutral. The term meq/L is defined as:

$$Meq/L = (mg/l * \text{valence number} / \text{molecular weight of ion})$$

The charge balance is expressed as a percentage, as follows:

$$\% \text{ Difference} = ((\sum Cations - \sum Anions)/(\sum Cations + \sum Anions)*100,$$

Although this test does not monitor individual elements, it is recommended by APHA-AWWA-WPCF in their Standard Methods, 21st edition, 2005 (1030 E) as a procedure for checking correctness of water analyses. The typical criterion for acceptance is a maximum difference of 5 %, which is used by the University of Antofagasta as well as by Alex Stewart.

The performance of the University of Antofagasta in the analyses of 431 primary samples and 61 duplicates show a balance within 2 %, i.e. much less than the maximum acceptable difference of 5 %. All the check samples analyzed by Alex Stewart had a balance within a value of 5 %.

11.2.3.2 Measured versus Calculated TDS

Measured versus calculated Total Dissolved Solids (TDS) was used as a second evaluation test of analytical accuracy. The recommended ratio according to the APHAA/AWWA/WPCF Standard Method should be between 1.0 and 1.2. Results for the submitted samples to the University of Antofagasta (431 primary samples plus 61 duplicates) ranged from 0.983 to 1.043, with 10 % of the samples below the acceptable ratio (1.0) and most of these between 0.994 and 1.0. This is considered as a very good performance given the high dissolved solids content of the brine.

Based on the results detailed above, the authors are of the opinion that the sample analytical results are reliable and accurate.

11.2.3.3 Certified Analytical Standards

Three standard reference samples, prepared at site with original brine (Standard A, 100% natural brine; Standard B, 80 %; Standard C, 60 %, dilution with distilled water) were used in the sampling program. Sets of randomized replicates were sent in a Round Robin analysis program to five laboratories (15 sub-samples to each lab) to determine the certified values used to monitor the accuracy of analyses. Statistics were done on the Round Robin assay results and the standard reference samples certified for the elements that met the criteria of having a global Relative Standard Deviation (RSD) of near 5 % or less.

The results of the standards analyses for Li, K and Mg are summarized in Table 11-2. This table lists the statistics, number of samples exceeding the acceptable failure criteria of the mean ± 2 standard deviations, and the relative standard deviation (RSD) for each standard. Standard analyses at the University of Antofagasta indicate very acceptable accuracy. There are only two exceptions: one failure for potassium analysis of the Standard A and one failure for Mg analysis of the Standard B. Each of these failures is not significant. From Table 11-2 the relative standard deviation values (measure of precision) for the University of Antofagasta analyses range from 1.36 to 2.67, indicating very good analytical reproducibility for the standard analyses conducted at the primary laboratory. Based on the analysis detailed above, the authors are of the opinion that the lithium, potassium and magnesium analyses are accurate. There is also a good reproducibility or precision in the assay values reported by the University of Antofagasta for these three elements.

Table 11-2: Standards analysis results from U. Antofagasta (2011)

Standard	A	B	C
Statistics		**Li (mg/l)**	
Count	14	14	14
Min	1095	855	675
Max	1150	950	725
Mean	**1128**	**914**	**699**
Standard Deviation	15.3	21.9	14.2
Mean ± 2 Standard Deviation			
Mean + 2SD	1159	958	728
Mean - 2SD	1098	870	671
No of Failures >2SD	0	0	0
Relative Standard Deviation			
RSD	1.36	2.40	2.04
Statistics		**K (mg/l)**	
Count	14	14	14
Min	7896	6291	4883
Max	8510	6830	5215
Mean	**8090**	**6533**	**5033**
Standard Deviation	157.8	142.7	87.3
Mean ± 2 Standard Deviation			
Mean + 2SD	8405	6818	5207
Mean - 2SD	7774	6247	4858
No of Failures >2SD	1	0	0
Relative Standard Deviation			
RSD	1.95	2.18	1.74
Statistics		**Mg (mg/l)**	
Count	14	14	14
Min	6875	5588	4275
Max	7450	6225	4600
Mean	**7169**	**5915**	**4487**
Standard Deviation	148.4	157.7	101.8
Mean ± 2 Standard Deviation			
Mean + 2SD	7466	6231	4691
Mean - 2SD	6872	5600	4284
No of Failures >2SD	0	1	0
Relative Standard Deviation			
RSD	2.07	2.67	2.27

11.2.3.4 Check Analyses

Checks analyses were conducted at Alex Stewart located in Mendoza, Argentina. About 15 % of external duplicates (61 samples) were submitted. In addition, some blanks and standard control samples were inserted to monitor accuracy and potential laboratory bias. The total number of samples in the batch was 70. The standards indicated acceptable accuracy and precision for Li and K.

Statistical analysis of the 61 pairs of check sample assay values was conducted using Reduction-to-Major-Axis ("RMA") multiple linear regressions for Li, K and Mg. StatGraphics software was used for this analysis. The results are summarized in Table 11-3.

Table 11-3: Check assays (U. Antofagasta vs. Alex Stewart): RMA regression statistics

Maricunga Project - RMA Parameters							
Element	R^2	Pairs	m	Error (m)	B	Error (b)	Bias
Li (mg/l)	0.98223	61	0.8598	0.01511	832.787	192.822	14.02%
K (mg/l)	0.98675	61	10.207	0.01539	521.422	141.618	-2.07%
Mg (mg/l)	0.97183	61	10.978	0.02433	-217.714	206.109	-9.78%

The R-squared statistic is the indicator of the quality of the fit. High values of this coefficient reflect a good fit and low values a poor fit.

The bias, which is a measure of accuracy (the higher the bias, the lower the accuracy), is calculated as Bias (%) = 1 – RMAS where RMAS is the slope (m) of the Reduction-to-Major-Axis regression line of the secondary laboratory ICP values (ASA) versus the primary laboratory AAS values (University of Antofagasta) for each element. Because of different analytical finish, in general the University of Antofagasta obtained a little higher assay values for lithium and a little lower for potassium and magnesium, as shown in Table 11-4.

Table 11-4: Check assays between the University of Antofagasta and Alex Stewart

Statistics	UA Li (mg/l)	ASA Li (mg/l)	UA K (mg/l)	ASA K (mg/l)	UA Mg (mg/l)	ASA Mg (mg/l)
Count	61	61	61	61	61	61
Min	470	447	3,828	4,123	2,838	3,030
Max	1,850	1,697	13,750	14,396	13,200	14,574
Mean	1,240	1,149	8,946	9,654	8,199	8,783
Std Dev	304	264	2,152	2,209	2,146	2,390
Precision		7.5		7.8		7.6
% Bias		14.02		-2.07		-9.78
Correlation		0.98		0.99		0.97

Statistics	UA Li	ASA Li	UA K	ASA K	UA Mg	ASA Mg
	(mg/l)	(mg/l)	(mg/l)	(mg/l)	(mg/l)	(mg/l)
%<10%		88		85		87
%<15%		98		100		98

Precision in Table 11-4 was assessed through the Relative Percent Difference or Relative Error, defined as the absolute value of the difference between two similar analyses, and divided by the average between these two assays. Precision of the external duplicate analyses is acceptable for Li, K and Mg. Eighty-eight per cent of the Li assays are within ± 10 % of one another (ASA considers acceptable 10% RPD for check samples analyzed in the same lab).

Based on the analysis detailed above, the authors are of the opinion that the check assays indicate that the lithium and potassium concentrations determined for the primary sample assays are suitable for use in a resource calculation.

11.2.3.5 Sample Duplicate Analyses

Sixty-one duplicate samples were collected in the field to confirm the overall sampling precision, and shipped also to the University of Antofagasta laboratory. Table 11-5 lists the statistics, as well as the calculated precision, bias, correlation and percent of duplicate analyses with results within 5% of one another. The bias and correlation were calculated through RMA plots, constructed with StatGraphics software. The duplicate analysis repeated exceedingly well, as was shown in these RMA plots.

Table 11-5: Duplicate analyses from the University of Antofagasta

Statistics	Li	Duplicate	K	Duplicate	Mg	Duplicate
	(mg/l)	Li (mg/l)	(mg/l)	(mg/l)	(mg/l)	Mg (mg/l)
Count	61	61	61	61	61	61
Min	470	470	3,853	3,918	3,031	3,006
Max	1,938	1,950	13,506	13,519	14,425	14,250
Mean	1,261	1,265	9,098	9,090	8,444	8,445
Std Dev	298	299	2159	2,134	2,107	2,090
Precision		1.17		1.25		1.31
% Bias		0.03		1.42		1.07
Correlation		0.99		0.99		0.99
%<5%		100		100		95

Assay results for duplicate samples at the U. Antofagasta indicate excellent precision (within 5 % or less) for Li, K and Mg. Bias between duplicates and main samples are within 2 % and correlation is high (R^2=0.9938 to 0.9950) for the three elements.

11.2.3.6 Sample Contamination

Potential sources of sample contamination are related to sample mis-ordering errors or insufficient washing of analytical equipment between samples. A field blank consisting of distilled water was inserted into the sample stream 20 times. New plastic bottles were used in all the cases to avoid eventual contamination with brine samples.

Results reported by the University of Antofagasta indicate <0.05 mg/l (detection limit for lithium) in the majority of blank samples. However, there are four results, corresponding to the last two sample batches with 0.07 (2), 0.08 and 0.09 mg/l for lithium. This reveals that some small contamination with brine was produced in the manipulation of the plastic bottles, either at the project site, or in the lab. This issue is not considered to detract from the validity of the overall sampling and assay results and the use of the assay results in resource estimates.

11.2.4 Analytical Quality Assurance and Quality Control ("QA/QC") 2017 Program

A total of 343 primary brine samples were analyzed from the 2016-17 drilling campaign. An additional 133 brine samples from pumping tests and baseline monitoring were analyzed. These primary analyses were supported by a total 159 QA/QC analyses consisting of:

- 47 standard samples (7 %),
- 85 duplicates (13 %) and
- 27 blank samples (4 %).

In addition to evaluation of standards, field duplicates and blanks the ionic balance (the difference between the sum of the cations and the anions) was evaluated for data quality. Balances are generally considered to be acceptable if the difference is < 5 % and were generally < 1 %. No samples were rejected as having > 5 % balances. The results of standard, duplicate and blank samples analyses are considered to be adequate and appropriate for use in the resource estimation described herein.

11.2.5 Analytical accuracy 2017 Program

11.2.5.1 Anion-Cation balance

The performance of the University of Antofagasta in the analyses of 308 main samples and 30 duplicates show a balance within 3 %, i.e. less than the maximum acceptable difference of 5 %. All the check samples analyzed by Alex Stewart had a balance within a value of 2 %.

11.2.5.2 Measured versus Calculated TDS

Measured versus calculated Total Dissolved Solids (TDS) was used as a second evaluation test of analytical accuracy. The recommended ratio according to the

APHAA/AWWA/WPCF Standard Method should be between 1.0 and 1.2. Results for the submitted samples to the University of Antofagasta (308 main samples plus 30 duplicates) ranged from 0.97 to 1.02, with 9 % of the samples below the acceptable ratio of 1.0, and most of these between 0.99 and 1.0. This is considered as a very good performance given the high dissolved solids content of the brine.

Results for the submitted samples to the external laboratory (28 duplicate samples) ranged from 0.98 to 1.14, with only one sample below the acceptable ratio of 1.0, and most of these between 1.02 and 1.14. This is considered as a good performance given the high dissolved solids content of the brine.

Based on the results detailed above, the authors are of the opinion that the sample analytical results are reliable and accurate.

11.2.5.3 Certified Analytical Standards

Two standard reference samples, SRM-1 and SRM-2 were used in the sampling program. Sets of randomized replicates were sent in a Round Robin analysis program to five laboratories to determine the certified values used to monitor the accuracy of analyses. Statistics were done on the Round Robin assay results and the standard reference samples certified for the elements that met the criteria of having a global Relative Standard Deviation (RSD) of near 5 % or less. Overall the performance of University of Antofagasta laboratory and the external laboratory were satisfactory.

The results of the standards analyses for Li, K and Mg, are summarized in Table 11-6. This table lists the statistics, number of samples exceeding the acceptable failure criteria of the mean ± 2 standard deviations, and the relative standard deviation (RSD) for each standard. Standard analyses at the University of Antofagasta indicate an acceptable accuracy. There is one failure for Li and K analysis, and 2 failures for Mg analysis of the Standard SRM-1, and there is no failure for Li analysis and one failure for K and Mg analysis of Standard SRM-2. Overall these failures are not significant. From Table 11-6 the relative standard deviation values (measure of precision) for the University of Antofagasta analyses range from 1.3 to 2.4, indicating very good analytical reproducibility for the standard analyses conducted at the primary laboratory. Based on the analysis detailed above, the authors are of the opinion that the lithium, potassium and magnesium analyses are accurate. There is also a good reproducibility or precision in the assay values reported by the University of Antofagasta for these three elements.

Table 11-6: Standards analysis results from U. Antofagasta (2017), Lithium

Statistics	Li (mg/l)	
Standard	SRM-1	SRM-2
Count	15	14
Min	476	1,040
Max	500	1,087
Mean	**486**	**1,059**
Standard Deviation	7	15
Mean ± 2 Standard Deviation		
Mean + 2SD	499	1,090
Mean - 2SD	473	1,029
No of Failures >2SD	1	0
Relative Standard Deviation		
RSD	1.4	1.4

Statistics	K (mg/l)	
Standard	SRM-1	SRM-2
Count	15	14
Min	6,150	7,760
Max	6,630	8,540
Mean	**6,341**	**7,986**
Standard Deviation	123	195
Mean ± 2 Standard Deviation		
Mean + 2SD	6,588	8,377
Mean - 2SD	6,094	7,596
No of Failures >2SD	1	1
Relative Standard Deviation		
RSD	1.9	2.4

Statistics	Mg (mg/l)	
Standard	SRM-1	SRM-2
Count	15	14
Min	4,415	5,915
Max	4,730	6,250
Mean	**4,557**	**6,052**
Standard Deviation	69	81
Mean ± 2 Standard Deviation		
Mean + 2SD	4694	6214
Mean - 2SD	4420	5890
No of Failures >2SD	2	1
Relative Standard Deviation		
RSD	1.5	1.3

11.2.5.4 Check Analyses

Checks analyses were conducted at Alex Stewart located in Mendoza, Argentina. A total of 28 samples were submitted. In addition, some blanks and standard control samples were inserted to monitor accuracy and potential laboratory bias. The total number of samples in the batch was 35. The standards indicated acceptable accuracy and precision for Li and K.

Statistical analysis of the 28 pairs of check sample assay values was conducted using Reduction-to-Major-Axis ("RMA") multiple linear regressions for Li, K and Mg. StatGraphics software was used for this analysis. The results are summarized in Table 11-7.

In general, there is an acceptable correlation between the main samples and the external duplicates, with R^2 ranging from 0.919 to 0.955.

The bias is below 5 % with the highest bias (0.55 %) for lithium, lower bias (-3.79 and -3.23) for potassium and magnesium, indicating that the UoA obtained a little higher assay values for lithium and a little lower for potassium and magnesium, as shown in Table 11-7.

Precision of the external duplicate analyses is acceptable for Li, K and Mg. Eighty-three per cent of the Li assays are within ± 15 % of one another.

Table 11-7: Check assays between the University of Antofagasta and Alex Stewart

Statistics	UA Li (mg/l)	ASA Li (mg/l)	UA K (mg/l)	ASA K (mg/l)	UA Mg (mg/l)	ASA Mg (mg/l)
Count	28	28	28	28	28	28
Min	660	566	4,520	4,446	3,880	3,456
Max	1,626	1,517	12,620	12,833	11,000	10,675
Mean	1,015	931	7,744	7,642	6,308	6,064
Std Dev	248	246	1,982	2,053	1,702	1,755
Precision		9.43		5.83		5.94
% Bias		0.55		-3.79		-3.23
Correlation		0.955		0.919		0.955
%<10%		63		77		80
%<15%		83		83		90

Based on the analysis detailed above, the authors are of the opinion that the check assays indicate that the lithium and potassium concentrations determined for the primary sample assays are suitable for use in a resource calculation.

11.2.5.5 Sample Duplicate Analyses

Thirty duplicate samples were collected in the field to confirm the overall sampling precision, and shipped also to the University of Antofagasta laboratory. Table 11-8 lists the statistics, as well as the calculated precision, bias, correlation and percent of duplicate analyses with results within 5 % of one another. The bias and correlation were calculated through RMA plots, constructed with StatGraphics software. The duplicate analysis repeated exceedingly well.

Table 11-8: Duplicate analyses from the University of Antofagasta

Statistics	Li (mg/l)	Duplicate Li (mg/l)	K (mg/l)	Duplicate K (mg/l)	Mg (mg/l)	Duplicate Mg (mg/l)
Count	30	30	30	30	30	30
Min	523	516	2,940	2,940	3,215	3,300
Max	3,375	3,342	20,640	20,020	21,800	21,760
Mean	1,123	1,121	8,079	8,101	7,074	7,101
Std Dev	511	511	3,220	3,120	3,370	3,351
Precision		1.79		1.96		1.47
% Bias		0.15		-3.21		-0.58
Correlation		0.997		0.995		0.998
%<5%		93		93		97

Assay results for duplicate samples at the U of Antofagasta indicate excellent precision (within 5 % or less) for Li, K and Mg. Bias between duplicates and main samples are within 3 % and correlation is high (R^2=0.995 to 0.998) for the three elements.

11.2.5.6 Sample Contamination

A field blank consisting of distilled water was inserted into the sample stream 20 times. New plastic bottles were used in all the cases to avoid eventual contamination with brine samples. Results reported by the University of Antofagasta indicate <0.05 mg/l (detection limit for lithium) in all of the blank samples. This indicates no lithium contamination during all the sampling and analysis stages.

11.2.6 Additional QA/QC analysis 2017 Program

A comparison was carried out between centrifuged brine samples from sonic core and bailed brine samples collected during sonic drilling. Eight sonic cores were centrifuged at 1/3 bar by Corelabs and the released brine was collected and shipped to University of Antofagasta in small sealed glass containers for Li concentration analysis. Table 11-9 shows the selected core samples (borehole and depth interval) with the analysis of the Li concentration of the centrifuged brine and the Li concentration of the bailed brine sample

during the sonic drilling at the same depth interval. Figure 11-5 shows the comparison between the bailed and the centrifuged brine samples. The two methodologies show a good correlation.

Table 11-9: Comparison of lithium concentrations in centrifuge and bailed brine samples

Borehole	Depth (m)	Centrifuge Li (mg/l)	Bailed Li (mg/l)
S-1	5	1,834	1,854
S-1	11	990	913
S-1	19	1,980	2,006
S-2	11	1,180	1,460
S-2	89	664	660
S-2	110	725	770
S-2	134	639	670
S-2	152	681	716

Figure 11-5: Comparison of lithium concentrations in centrifuge and bailed brine samples


Centrifuge sample from sonic core Li conc (mg/l)
Bailed sample during drilling Li conc (mg/l)
0
500
1000
1500
2000
2500

11.3 Drainable Porosity Analysis and Quality Control Results

11.3.1 DBSA 2011

Daniel B. Stevens & Associates Inc. in Albuquerque, New Mexico (DBSA) was selected as the prime laboratory for determination of drainable porosity (or specific yield) on the 2011 sonic core samples from boreholes C-1 though C-6. DBSA also undertook analysis of particle size, density and other physical properties of the core samples. DBSA received a total of 285 core samples which had been initially prepared by Li3 staff at the field camp on the salar. All samples were prepared and shipped to DBSA as detailed in section 11.1 of this report. On receipt of samples at DBSA, the samples were treated in one of three ways in preparation for determination of Relative Brine Release Capacity. These were:

- the entire intact sample was used,
- an intact sub-sample was obtained by cutting the original sample acetate sleeve with a chop saw,
- an intact sub-sample was obtained by pushing a smaller diameter testing ring into the original sample.

All but six samples received were subject to RBRC testing. The six samples not used for RBRC testing were considered to be too brittle or crumbly to obtain an appropriate sub-sample. Thirty-four (34) verification tests (duplicates) were also performed, for a total of 313 RBRC tests. After completion of RBRC tests, 30 samples were selected for particle size analysis.

11.3.1.1 Relative Brine Release Capacity Test

The Relative Brine Release Capacity test predicts the volume of solution that can be extracted from an unstressed geologic sample which is equivalent to drainable porosity. The test method is briefly described below:

Undisturbed samples from the site are saturated in the laboratory using site specific brine solution. The bottom of the samples are then attached to a vacuum pump using tubing and permeable end caps, and are subjected to a suction of 0.2 to 0.3 bars for 18 to 24 hours. The top end cap is fitted with a one-gallon air bladder which allows sufficient drainage while inhibiting continuous atmospheric air flow. The vacuum system permits testing multiple samples simultaneously in parallel. The samples are then oven dried at 60 °C.

Based on the density of the brine, the sample mass at saturation, and the sample mass at 'vacuum dry', the volumetric moisture (brine) contents of the samples are calculated. The difference between the volumetric moisture (brine) content of the saturated sample and the volumetric moisture (brine) content of the 'vacuum dry' sample is the "relative brine release capacity".

This methodology has been widely accepted by companies involved in the lithium brine exploration activities and is regarded as being a suitable method for determination of Specific Yield (Houston, 2011).

DBSA also undertook several verification tests related to RBRC testing. These included the following:

- "Remolded" samples in cases where there was insufficient intact original material for secondary testing. Samples were prepared for testing by remolding the material to target the initial density after the initial testing was performed.
- Samples designated as 'Sub-sample #2' were prepared for testing by obtaining a separate intact sub-sample from the original core.
- Samples designated as 'Day 1' and 'Day 2' are the same sub-sample, only the time the sample was subjected to vacuum suction was varied (18-24 hours and 36-28 hours, respectively).

11.3.1.2 Particle Size Analysis

After RBRC testing, thirty (30) of the samples were chosen to be used for particle size analysis (PSA). The samples were chosen with the intent to represent each of the material types present in the sample batch. Several of the sample results indicate discontinuity between the physical particle size analysis and the hydrometer analysis due to high clay and/or salt content.

DBSA employed the following standard test methods for determination of other physical properties of the samples:

- Dry Bulk Density: ASTM D7263
- Moisture Content: ASTM D7263
- Calculated Porosity: ASTM D7263
- Particle Size Analysis: ASTM D422
- USDA Classification: ASTM D422, USDA Soil Textural Triangle

DBSA relied upon the brine solution density (1.20) provided by Li3 in calculating the volumetric moisture (brine) content. Particle densities of the samples were calculated based on the assumption that the samples were 100% saturated after the saturation stage of the test procedure. The calculated particle density was then used to calculate the total porosity of each of the samples. Volume measurements for each sample were obtained at the "as received", "saturated", and "vacuum dry" conditions. It is noted that due to irregularities on the sample surfaces, volume measurements should be considered as estimates.

A total of 20 samples tested were noted to have questionable integrity (QI) relative to the in-situ conditions described by Li3. For sands, silts, and clays a 'questionable integrity'

designation indicates that the sample may, or may not, accurately represent in-situ conditions (material appeared loose initially) relative to presumed in-situ conditions. For halite cores a 'questionable integrity' designation indicates that the sample core had grooves, pits, or other void spaces that may, or may not, be a result of the sampling technique employed. For halite cores a 'questionable integrity' may indicate that some dissolution has occurred during testing.

11.3.1.3 RBRC test results

Drainable porosity is largely dependent on lithology which is highly variable as observed from the drilling results. Figure 11-10 shows a plot of total porosity vs drainable porosity based on the results of the DBSA analyses. Therefore, based on visual inspection and particle size analyses the samples were grouped in three types as follows: 1) a halite mix, 2) a silt-clay mix and 3) a sand mix.

Table 11-10 shows the results of the laboratory drainable porosity analyses.

Figure 11-6: DBSA laboratory specific yield (S_y) analyses against total porosity


10
9
8
7
6
5
4
3
2
1
0
Specific Yield %
0
10
20
30
40
50
60
Total Porosity %
Clay
Clay+Halite
Clay+sand+/-halite
Halite+Sand
Clay+Silt
Halite+Clay
Halite
Silt+Sand+/-gravel or organics
Silt+Clay+halite

Table 11-10: Results of laboratory specific yield (S_y) analyses

	S_y - Halite mix	S_y - Silt-clay mix	S_y - Sand mix
Number of samples	56	195	29
Max	0.203	0.066	0.310
Min	0.002	0.001	0.015
Mean	0.034	0.012	0.061
Standard Deviation	0.038	0.011	0.058

11.3.1.4 British Geological Survey QA/QC tests 2011

Thirty (30) sonic core samples were shipped to the British Geological Survey (BGS) for determination of porosity and specific yield as a check against the DBSA results. The samples were duplicates of samples shipped to DBSA for RBRC testing. Samples were initially centrifuged to release pore fluid to determine Sy in "as received conditions". The chemistry of released pore fluid was analyzed as a double check against UoA and ASA results and found to be similar. The samples were then re-saturated and allowed to drain (similar to the RBRC test) and then oven dried to obtain total porosity values

Results of the BGS test work showed significantly higher and drainable porosity values than reported by DBSA, as shown in Figure 11-11, however DBSA shows significantly higher total porosity values (Figure 11-12). It is possible that the DBSA testing methodology systematically under-estimates drainable porosity for finer grained sediments (clay and silt).

Figure 11-7: Comparison of BGS and DBSA specific yield (S_y) analyses


BGS Specific Yield
DBSA Specific Yield
0,1
0,09
0,08
0,07
0,06
0,05
0,04
0,03
0,02
0,01
0
0,01
0,02
0,03
0,04
0,05
0,06
0,07
0,08
0,09
0,1
Clay
Clay+Halite
Clay+Silt
Halite
Silt+Sand+/-gravel or organics

Figure 11-8: Comparison of BGS and DBSA total porosity (P_t) analyses


Clay
Clay+Halite
Clay+Silt
Halite
Silt+Sand+/-gravel or organics
BGS Total Porosity %
DBSA Total Porosity %
0
10
20
30
40
50

11.3.2 GSA 2017

The Relative Solution Release Curve (RSRC) method was used by the GSA Laboratory (Tucson, AZ) to determine Sy and Pt. A subset of paired samples was tested using the Centrifuge Moisture Equivalent of Soils (Centrifuge) method by Core Laboratories (Houston, TX). The goals of the test work were to provide Sy and Pt values for each sample and summary statistics of Sy and Pt values by lithological group; to compare the results from the core and tri-cone samples; and to compare the Sy and Pt values for paired sonic core samples derived from the RSRC and Centrifuge methods. Table 11-11 shows an overview of the laboratory test work performed by GSA.

170 10-cm diameter sonic drill intact core samples (core) from boreholes S-1A, S-2, S-18, and S-20 and 196 unconsolidated tri-cone samples from boreholes S-3A, S-5, S-6, S-11, S-13, and S-19 were received by GSA. The core samples which ranged in length from 10 to 20 cm, were received wrapped in cellophane and bubble-wrap in a re-sealable bag or in a clear, lexan sleeve with end caps duct-taped; the tri-cone rotary samples were in plastic bags. Table 11-12 lists the lithology of the samples received. For interpretation of RSRC and Centrifuge method results, samples were classified into the following categories: clay-dominated, sand-dominated, gravel-dominated, halite, ulexite, and volcaniclastic material.

Table 11-11: GSA laboratory tests performed

Test Type	Sample Type and Number	Test Method	Testing Laboratory	Standard
Physical	164 Core samples 49 Tri-cone samples	Bulk Density	GSA Laboratory, (Tucson, AZ)	ASTM D2937-10
	29 Tri-cone samples	1-D Consolidation	Pattison Engineering and Geo-Logic Associates, (Tucson, AZ)	ASTM D2435
Hydraulic	28 Core samples	Centrifuge Moisture Equivalent of Soils	Core Laboratories (Houston, TX)	Modified ASTM D425-17
	164 Core samples 49 Tri-cone samples	Estimated Total Porosity	GSA Laboratory (Tucson, AZ)	MOSA Part 4 Ch. 2, 2.3.2.1
		Estimated Field Water Capacity		MOSA Part 4 Ch. 3, 3.3.3.2
		Relative Solution Release Capacity (RSRC)		Modified ASTM D6836-02 MOSA Part 4 Ch. 3, 3.3.3.5

Table 11-12: Sample lithology and GSA classification

Lithology Code	Lithology	Number of Sonic Core Samples	Number of Tri-cone Samples	GSA Material Classification
C	Clay	51	1	Clay dominated
C+H	Clay and halite	4		Clay dominated
SC	Sandy clay	5		Clay dominated
S	Sand	4	92	Sand dominated
SS	Silty sand	10	9	Sand dominated
CS	Clayey sand	7	4	Sand dominated
CG	Clayey gravel	7		Gravel dominated
SG	Sandy gravel	15	7	Gravel dominated
H	Halite	8	3	Halite
H+C	Halite and clay	12		Halite
U	Ulexite	5		Ulexite
V	Volcaniclastic	42	80	Volcaniclastic

11.3.2.1 Sample Preparation

Undisturbed 10 cm diameter by 10 to 20 cm length sonic core samples were prepared to fit into HQ (6.35 cm diameter by 2.5 cm length) stainless steel liners by driving the liners into the in-tact sonic cores using a hydraulic press in order to maintain the core sample bulk density. The soil cores were carefully trimmed to the same height and width as the liners. Care was taken to reduce core handling that could modify the physical structure of the core and effect porosity and drainage measurements. The core samples were prepared using identical procedures for the RSRC and Centrifuge methods, except the samples for the Centrifuge method were prepared in 3.8 cm diameter and 5 cm length stainless steel sleeves. Seventeen core samples appeared to contain a significant amount of material greater than 0.63 cm in diameter. The bulk density of these in-tact cores were measured (ASTM D2937-10) and then the material was re-packed into a 15 cm diameter Tempe cell for RSRC testing.

It was not possible to test six of the S-18 borehole core samples: 2 H, 1 V, and 1 H+C cores from 120 m to 127 m depth and 1 U and 1 C core from 152 m to 155 m depth, because these cores were dominated by solid salt crystals and could not be prepared for testing. Figure 11-9 shows the rejected samples.

Figure 11-9: Rejected core samples



To seal the stainless steel liner of the HQ samples, a pre-wetted micro-pore membrane (rated 760 mbar air entry) was placed into a bottom PVC cap and top cap was added and the sample was sealed air-tight with gaskets and connectors between both PVC caps as shown in Figure 11-14.

The HQ core assembly was then saturated with a brine solution prepared to mimic the Maricunga brine solution (specific gravity = 1.2 g/cm^3). Saturation was achieved by

repetitively applying solution from the bottom of the assembly and then applying vacuum (30 to 50 mbar) from the top of the core to assist the saturation. The core samples for the Centrifuge method were prepared by immersing the core samples into brine solution for 24 hours and allowing the solution to saturate from the bottom. The 15 cm cells and HQ core assemblies packed with tri-cone samples were slowly injected with the brine solution from the bottom of the assembly until the material was saturated. The 15-cm cells and HQ core assemblies packed with tri-cone samples saturated quickly, so no vacuum was needed. Any standing brine solution was carefully removed prior to starting the test.

11.3.2.2 Relative Solution Release Capacity (RSRC) Sample Testing

HQ core samples and the 15-cm diameter repacked core samples were tested in the GSA laboratory using the RSRC method to measure the amount of brine that may be released under gravity drainage conditions from saturated porous media (i.e. the specific yield, S_y). The RSRC is based on the moisture retention characteristic method using the Tempe cell design (Modified ASTM D6836-02). Total porosity (P_t) is also measured in the RSRC method.

Each core assembly was transferred to a test rack for the pressure extraction procedure as shown in Figure 11-10. Three pressure steps were applied to each core assembly: the first step was applied without pressure for a day and any free water due to over saturation was removed from this step. Two sequential pressure steps, 120 mbar and 333 mbar (estimated field water capacity, MOSA Part 4 Ch. 3, 3.3.3.2), were used to approximate brine solution release at 120 mbar and 333 mbar of the brine solution. The 120 mbar pressure step was maintained for two days and the 333 mbar was continued for another two to four days. Core assemblies were weighed prior to saturation, after saturation, and then two to three times daily to determine loss of brine solution content over time. Samples were oven dried after the final step to determine P_t (MOSA Part 4 Ch. 2, 2.3.2.1). P_t was calculated as:

$$1 - (Bulk\ density/Particle\ density)$$

Brine solution release volumes at the 120 mbar and at 333 mbar pressure steps were estimated as the difference of the brine weight divided by the brine specific gravity (1.2 g/cm^3) between the initial cell assembly mass and the mass after each pressure plate step (MOSA Part 4 Ch3, 3.3.3.5). The solution release volume (specific yield) from saturation to 333 mbar can be considered to approximate the maximum solution drainage under gravity/pumping conditions and was calculated as follows:

$$Sy = (ws - w333\ mbar)/(A \times L \times Bsg)$$

Where: w_s is the saturated weight, $w_{2\ mbar}$ is the weight at 333 mbar, A is sample area, L is sample length, and B_{sg} is the specific gravity of the brine solution.

One hundred and sixty-four (164) core samples were measured for P_t and S_y using the RSRC method.

Figure 11-10: Relative Solution Release Capacity (RSRC) HQ core sample testing



11.3.2.3 Centrifuge Moisture Equivalent of Soils Sample Testing

The repeatability of S_y and P_t measurements was assessed by testing 28 paired samples using the RSRC method by GSA and the Centrifuge Moisture Equivalent of Soils (Centrifuge) method by Core Laboratories (Houston, TX). GSA packed all of the samples in stainless steel sleeves, saturated them with a brine solution prepared to mimic the Maricunga brine solution, and shipped to Core Laboratories. The sample pairs were of adjacent sections of the same core section and thus reflect similar lithologies as closely as possible, although there is no way of repeating the analysis on exactly the same sample.

Saturated samples were weighed, placed in a low-speed centrifuge for four hours, and then removed from the centrifuge and weighed for a second time. The centrifuge speed was selected to produce suction on the samples equivalent to 330 mbar. Specific yield was calculated as described in Section 11.3.3. Cores were oven dried at a low temperature for five days to determine the residue brine content and bulk density. Particle

density was measured using Boyle's Law on oven-dried samples. Pt was calculated as above.

11.3.2.4 GSA Drainable Porosity Results

In order to assess the relationship between the porosity parameters (Pt and S_y) and lithology, samples were classified into the following categories: clay-dominated, sand-dominated, gravel-dominated, halite, ulexite, and volcaniclastic material as shown in Table 11-12 and Figure 11-1. Histograms and normal distributions for the GSA core data are shown in Figure 11-2 by category and a summary of all of the data is given in Table 11-13. Figure 11-3 and Figure 11-4 compare all of the Pt and S_y data, respectively, by borehole as measured by GSA and Core Laboratories.

Pt generally increases from gravel-dominated material (lowest porosity) to sand and then clay-dominated material (highest porosity). Volcaniclastic material also had high P_t values, similar to the gravel-dominated material. The halite material had low P_t values, similar to gravel-dominated material, but three halite samples could not be tested because they contained cemented salt crystals. Only five ulexite samples were tested; these also had low porosity (mean= 0.35). Mean values were in good agreement with literature values for these types of sediments (Morris and Johnson, 1967).

In contrast, S_y increased with increasing particle size; therefore, the gravel-dominated material showed the highest S_y values, followed by sand and then clay-dominated material with the lowest S_y values. The volcaniclastic material showed similar S_y, values to the gravel-dominated material. The halite samples had intermediate S_y values similar to the sand-dominated material, but not all of the halite samples could be tested because some were cemented and solid, and therefore would have little to no S_y. Ulexite material had lower S_y values than the sand-dominated material.

Mean values for S_y were in good agreement with literature values for these types of sediments (Johnson, 1967). The halite samples showed a relatively wide range of P_t values. There was a relatively wide range of S_y values for the gravel-dominated, volcaniclastic, and halite material. The gravel-dominated material included clayey-gravels, which had lower S_y values than the sandy gravels.

Figure 11-11: GSA specific yield vs GSA total porosity


0,350
0,300
0,250
0,200
0,150
0,100
0,050
0,000
GSA Specific yield
Clay
Clay+Halite
clayey gravel
Clayey sand
Halite
Halite+Clay
Sand
Sandy Clay
Sandy Gravel
Silty Sand
Ulexite
Volcaniclastic
0,000
0,100
0,200
0,300
0,400
0,500
0,600
0,700
GSA Total Porosity

Figure 11-12: Lithologically classified P_t and Sy distributions and statistics


Clay dominant S_y
N = 59
Mean = 0.03
StdDev = 0.04
Clay dominant P_t
N = 59
Mean = 0.44
StdDev = 0.08
Sand dominant S_y
N = 21
Mean = 0.07
StdDev = 0.06
Sand dominant P_t
N = 21
Mean = 0.38
StdDev = 0.07
Gravel dominant P_t
N = 22
Mean = 0.34
StdDev = 0.06
Gravel dominant S_y
N = 22
Mean = 0.17
StdDev = 0.10


Volcaniclastic dominant S_y
N = 41
Mean = 0.15
StdDev = 0.06
Volcaniclastic dominant P_t
N = 41
Mean = 0.45
StdDev = 0.06
Halite dominant S_y
N = 17
Mean = 0.09
StdDev = 0.09
Halite dominant P_t
N = 17
Mean = 0.33
StdDev = 0.13

Table 11-13: Summary of total porosity and specific yield by lithological group and laboratory

Lithological Group	Core Lab Total Porosity (P_t)			GSA Total Porosity (P_t)			Core Lab Specific Yield (S_y)		GSA Specific Yield (S_y)	
	N	Mean	StdDev	N	Mean	StdDev	Mean	StdDev	Mean	StdDev
Clay dominated	6	0.53	0.05	59	0.44	0.08	0.02	0.03	0.03	0.04
Sand dominated	3	0.45	0.08	21	0.38	0.07	0.05	0.04	0.07	0.06
Gravel dominated	3	0.32	0.02	22	0.34	0.06	0.10	0.07	0.17	0.10
Volcaniclastic	13	0.46	0.05	41	0.45	0.06	0.13	0.05	0.15	0.06
Halite	2	0.35	0.08	17	0.33	0.13	0.07	0.05	0.09	0.09
Ulexite	1	0.49	N/A	5	0.35	0.09	0.04	N/A	0.05	0.04

Figure 11-13: Comparison of total porosity estimated by GSA using RSRC method and Core laboratory using the Centrifuge method


S-1A
S-2
S-18
S-20
Depth below ground surface (m)
0
20
40
60
80
100
120
140
160
180
200
0.00
0.20
0.40
0.60
Total Porosity
GSA RSRC
Core lab

Figure 11-14: Comparison of specific yield estimated by GSA using RSRC method and Core laboratory using the Centrifuge method


S-1A
S-2
S-18
S-20
Depth below ground surface (m)
Specific Yield
GSA RSRC
Core lab

11.3.3 Quality Control – GSA and Core Laboratory Determinations of Sy and Pt

Table 11-14 provides summary statistics and Figure 11-15 compares the measured S_y (drainable porosity) values by lithological category between the laboratories. There is good agreement between the specific yield data (R2 = 0.62); correlation is lower between the total porosity data (R2 = 0.39). The S_y values measured by GSA are in general similar or slightly higher than the S_y measured by Core Laboratories, except for the clay samples, where the results from GSA were slightly lower than the Core Laboratories results. The largest difference in the paired results was for volcaniclastic material.

Table 11-15 provides summary statistics and Figure 11-16 compares the measured total porosity P_t values by lithology between the laboratories. The P_t was frequently higher measured by Core Laboratories compared to GSA.

Table 11-14: Comparison of S_y values between GSA and Corelabs

	Clay Dominated		Sand Dominated		Gravel Dominated		Halite		Ulexite		Volcani-clastic	
	Core	GSA	Core	GSA	Core	GSA	Core	GSA	Core	GSA	Core	GSA
N	7	7	3	3	3	3	1	1	1	1	13	13
Mean	0.03	0.02	0.05	0.06	0.10	0.10	0.10	0.13	0.04	0.04	0.13	0.15
Standard Deviation	0.02	0.02	0.04	0.04	0.07	0.01	N/A	N/A	N/A	N/A	0.05	0.06
Average Relative % Difference	3%		21%		1%		21%		11%		13%	

Figure 11-15: Comparison of S_y values between GSA and Corelabs


0,300
0,250
0,200
0,150
0,100
0,050
0,000
CORE LABS DUPLICATE SAMPLES - SPECIFIC YIELD
0,000
0,050
0,100
0,150
0,200
0,250
0,300
GSA PRIMARY SAMPLES - SPECIFIC YIELD
y = 0,6684x + 0,0224
R² = 0,6281
GSA Vs CORELABS
Volcaniclastic
Gravel
Clay

Table 11-15: Comparison of Total Porosity between GSA and Corelabs

	Clay Dominated		Sand Dominated		Gravel Dominated		Halite		Ulexite		Volcaniclastic	
	Core	GSA	Core	GSA	Core	GSA	Core	GSA	Core	GSA	Core	GSA
N	7	7	3	3	3	3	1	1	1	1	13	13
Mean	0.51	0.47	0.45	0.43	0.32	0.29	0.29	0.44	0.49	0.45	0.46	0.45
Standard Deviation	0.07	0.09	0.08	0.08	0.02	0.08	N/A	N/A	N/A	N/A	0.05	0.08
Average Relative % Difference	10%		5%		10%		40%		10%		2%	

Figure 11-16: Comparison of Total Porosity between GSA and Corelabs


CORE LABS DUPLICATE SAMPLES - TOTAL POROSITY
0,7
0,6
0,5
0,4
0,3
0,2
0,1
0,0
0
0,1
0,2
0,3
0,4
0,5
0,6
0,7
GSA PRIMARY SAMPLES - TOTAL POROSITY
y = 0,5641x + 0,2073
R² = 0,3918
GSA Vs CORELABS
Volcaniclastic
Gravel
Clay

12 DATA VERIFICATION

The author, Frits Reidel was involved with the planning, execution and oversight of the 2011, 2015, and 2016/7 drilling and testing programs in Salar de Maricunga. The author was responsible for developing drilling and sampling methodologies and the implementation of field sampling protocols. The author spend a significant amount of time in the field during each of 2011, 2015 and 2016/7 field campaigns overlooking the implementation and execution of drilling, testing, and sampling protocols. The second author; Murray Brooker also spent time on site during the 2016 drilling and testing program. QP Mr Peter Ehren has visited the site periodically since 2011.

The authors were responsible for the oversight and analysis of the QA/QC programs related to brine sampling and laboratory brine chemistry analysis as well as the laboratory porosity analysis. A significant amount of QA/QC protocols were implemented for the brine chemistry and drainable porosity analysis programs that allowed continuous verification of the accuracy and reliability of the results obtained. As described in Section 11 no issues were found with the results of the brine and porosity laboratory analysis. It is the opinion of the authors that the information developed and used for the brine resource estimate herein is adequate, accurate and reliable.

13 MINERAL PROCESSING AND METALLURGICAL TESTING

13.1 Background – Li3 / MLE 2011 Exploration Program

In order to study the phase chemistry of the Maricunga brine, the initial step for designing a lithium recovery process, a simulated lab solar evaporation test work was conducted at the University of Antofagasta, northern Chile. Two batch wise evaporation tests at laboratory scale were carried out at a relatively constant temperature of 20 °C. The natural brine was used in the first test and in the second one a treated brine with sodium sulfate, to remove most of the high calcium content that characterizes the Maricunga brine. Both tests provided information on the nature of the crystallized salts along the different stages of an evaporation process, which has been useful for process simulations.

A summary of the experimental procedure and the main results of both tests are presented below:

13.2 Experimental Procedure

A total brine feed of 192.04 kg was used in the first test (natural brine), distributed in four fiberglass glass reinforced plastic pans, each of 75.5 cm diameter and 12.3 cm height. The brine evaporation takes place at a temperature of 20 °C into a thermally insulated chamber (3.5 m long by 1 m wide by 0.8 m high), where a fan with variable speed propels air. Temperature, air speed and relative humidity, are measured through a data acquisition system to monitor the evaporation. This evaporation chamber operates continuously (24 hours) with air having relative humidity of 60 % to 75 %.

The amount of salt deposited in the pans, weighed by a digital scale, was used to define each stage (harvest) of evaporation, as well as determining the cumulative percentage of evaporated water. Samples of the solution and the salts after filtration were collected from every stage for chemical analysis and X-ray diffraction.

When the Maricunga brine is getting more concentrated and the brine volume has diminished significantly, the evaporation is continued in another insulated chamber (1.18 m long by 0.70 m wide by 0.46 m high). The concentrated brine has a much lower brine activity (vapor pressure of the brine divided by the vapor pressure of the water), which results in lower evaporation rates.

The second chamber operates continuously with dehumidified air, which circulates through three PVC columns containing silica gel as drying agent. Under these conditions, the air can reach a relative humidity of the order of 40 %. When the silica gel gets saturated, heating in a dryer at 120 °C activates it for re-use.

As per the brine treated previously with anhydrous sodium sulfate (10 % excess was used to precipitate 88.7 % of Ca++), a total of 156.04 kg, distributed in three pans, was fed to the evaporation system. Table 13-1 shows the composition of the natural brine and treated brine used in the evaporation test work.

Table 13-1: Chemical composition (% weight) of brines used in the test work

Brine	Na	K	Li	Ca	Mg	Cl	SO_4	H_3BO_3	HCO_3	Density
Natural	7.81	0.676	0.0933	0.743	0.616	16.44	0.059	0.216	0.044	1.20761
Treated	8.59	0.547	0.0927	0.102	0.578	16.10	0.440	0.234	0.040	1.20787

A general view of the two evaporation chambers is shown in Figure 13-1.

Figure 13-1: General view of evaporation chambers



13.3 Results of the Evaporation Tests

The natural brine was concentrated up to 0.925 % lithium and 3.95 % magnesium in twelve stages of evaporation, being 69.1 % the cumulative evaporation. The treated brine was concentrated up to 1.98 % lithium and 6.08 % magnesium in nine stages of evaporation, with a cumulative evaporation of 68 %. Due to the low activity of the

concentrated brine, it was necessary to increase the evaporation temperature to 30 °C during the last stages of both tests. Table 13-2 and Table 13-3 show the changes in the chemical composition of the untreated brine as well as the wet salt composition after every harvest (12) of the pans. Table 13-3 also shows a mass balance (crystallized salts, solution and evaporated water) referred to the initial weight of brine for each evaporating stage at 20 °C. The brine has been concentrated until the end of the carnallite field.

Table 13-2: Brine compositions during evaporation of the untreated brine

				Brine					Density 20°C	Activity, 20°C
Mg	Ca	Na	K	Li	Cl	SO_4	B	H_2O	kg/l	(Vpbrine /Vpwater)
%	%	%	%	%	%	%	%	%		
0.616	0.743	7.810	0.676	0.093	16.440	0.059	0.038	73.525	120.761	0.775
1.080	1.300	6.150	1.220	0.167	16.560	0.062	0.069	73.392	121.768	*
1.280	1.710	5.370	1.490	0.204	17.600	0.040	0.090	72.216	122.526	*
1.790	2.340	4.030	1.990	0.280	18.220	0.040	0.114	71.196	123.663	*
2.500	3.160	1.900	2.620	0.394	20.260	0.010	0.158	68.998	126.965	*
2.650	3.520	1.480	2.430	0.423	20.390	0.010	0.169	68.928	126.902	0.606
2.690	3.580	1.480	2.380	0.431	20.500	0.020	0.171	68.748	127.017	0.618
3.130	4.110	0.868	1.910	0.508	22.220	0.020	0.204	67.030	128.485	0.570
3.389	4.540	0.506	1.500	0.561	22.940	0.037	0.216	66.311	*	*
3.417	5.165	0.366	0.907	0.655	24.040	0.022	0.245	65.183	132.527	0.398
3.263	5.550	0.347	0.873	0.685	24.660	0.005	0.247	64.370	131.376	0.518
3.570	5.670	0.299	0.679	0.709	25.120	0.018	0.257	63.678	132.864	0.404
3.950	7.630	0.086	0.088	0.925	30.670	0.000	0.268	56.383	137.405	0.292

* No measurements

The density and activity of the brine along the concentration process is also indicated. Additionally, the moisture of the crystallized salts after harvesting and filtration of the solution is included in Table 13-3.

Table 13-3: Salts compositions during evaporation of the untreated brine

	Salts	Brine	Evapor	Mg	Ca	Na	K	Li	Cl	SO_4	B	H_2O	Mois
	kg	kg	kg	%	%	%	%	%	%	%	%	%	%
Brine feed		192.04											
Harvest 1	19.91	117.91	54.22	0.069	0.122	36.210	0.082	0.009	57.890	0.136	0.008	5.47	4
Harvest 2	8.85	84.09	26.10	0.135	0.296	35.430	0.282	0.016	56.520	0.360	0.014	6.95	4
Harvest 3	6.04	61.23	16.76	0.182	0.248	35.670	0.312	0.021	56.600	0.170	0.018	6.78	5
Harvest 4	5.05	41.43	14.74	0.220	0.351	34.970	1.815	0.033	57.690	0.250	0.013	4.66	4
Harvest 5	0.74	39.00	1.58	0.080	0.109	37.230	0.128	0.013	58.920	0.380	0.016	3.12	3
Harvest 6	0.12	37.46	1.35	0.378	0.528	20.560	16.940	0.060	50.790	0.110	0.026	10.61	9
Harvest 7	1.29	31.92	4.98	0.426	0.536	17.940	21.440	0.066	50.960	0.150	0.035	8.45	8
Harvest 8	0.78	17.78	2.70	5.556	0.709	6.890	11.830	0.042	40.100	0.092	0.041	34.74	5
Harvest 9	2.68	21.22	4.30	6.410	0.665	6.480	10.590	0.037	40.730	0.058	0.069	34.96	4
Harvest 10	0.24	6.21	1.39	7.425	0.779	2.370	10.670	0.089	37.770	0.034	0.054	40.81	8
Harvest 11	0.97	16.64	3.16	5.660	3.090	2.580	7.010	0.263	33.040	0.129	0.919	47.31	3
Harvest 12	1.64	12.27	2.72	6.670	3.920	1.730	5.060	0.362	36.420	0.001	0.173	45.66	14

Table 13-4 shows the main estimated crystallized salts in each harvest according to mineralization calculated by chemical assay and X-ray diffraction analysis.

Table 13-4: Crystalized Salts in the harvest

	NaCl	KCl	$CaSO_4.2H20$ and/or $Na2Ca(SO_4)_2$	$KCl^*MgCl_2{}^*H_2O$	$CaCl_2$ $^*2MgCl_2$ $^*12H_2O$	$CaB_6O10^*6H_2O$
Harvest 1	1		1			
Harvest 2	1		1			
Harvest 3	1		1			
Harvest 4	1		1			
Harvest 5	1	1	1			
Harvest 6	1		1			
Harvest 7	1	1	1			
Harvest 8	1		1			
Harvest 9	1	1	1			
Harvest 10	1		1	1		
Harvest 11	1		1	1	1	
Harvest 12	1		1	1	1	1

According to the salt composition, harvests 11 and 12 should have tachhydrite; however analyzing the brine evaporation curves of the ions presented by K/Li and Ca/Mg pairs, it is expected that this salt has not yet been crystallized, and the author suspects that the calcium and lithium are still entrained in the brine within the harvested salts.

Figure 13-2 illustrates the complete evaporation curve for the untreated brine.

Figure 13-2: Evaporation curves plotted versus % Li in the brine


Mg %
Ca %
K %
Na %
B%
% Mg. Ca, K, Na,
%B
% Li
Silvite
Carnalite
?
0.00
0.10
0.20
0.30
0.40
0.50
0.60
0.70
0.80
0.90
1.00
0.0
1.0
2.0
3.0
4.0
5.0
6.0
7.0
8.0
9.0
0.05
0.10
0.15
0.20
0.25
0.30

The results of the brine evaporation, after treatment with sodium sulfate to remove most of the calcium, are presented in Table 13-5 and Table 13-6.

Table 13-5: Brine composition during evaporation of the treated brine

Brine									Density 20 °C	Activity 20 °C
Mg	Ca	Na	K	Li	Cl	SO_4	B	H_2O	Kg/l	(Vpbr /Vpwater)
%	%	%	%	%	%	%	%	%	%	
0.578	0.102	8.590	0.547	0.093	16.100	0.440	0.041	73.509	1.20787	*
0.984	0.108	7.910	1.110	0.154	16.590	0.510	0.062	72.572	1.21019	*
1.240	0.127	7.160	1.404	0.199	16.910	0.600	0.079	72.281	1.2273	0.664
1.540	0.077	6.270	1.800	0.261	16.980	0.650	0.101	72.321	1.21899	0.706
1.920	0.088	5.140	2.250	0.325	17.230	0.730	0.129	72.188	1.22507	0.693
2.600	0.141	3.910	3.000	0.428	18.130	0.860	0.168	70.763	1.23517	0.535
3.130	0.030	2.730	3.007	0.514	18.510	1.000	0.178	70.901	1.23518	0.443
4.705	0.013	1.050	2.007	0.764	20.620	1.380	0.305	69.156	*	*
6.771	0.016	0.160	0.133	1.130	25.960	0.466	0.571	64.793	1.31812	0.248
6.080	0.012	0.093	0.062	1.980	28.080	0.084	0.721	62.888	1.32492	*

Table 13-6: Wet salt compositions during evaporation of the treated brine

	Salts	Brine	Evap	Mg	Ca	Na	K	Li	Cl	SO_4	B	H_2O	Moist
	kg	kg	kg	%	%	%	%	%	%	%	%	%	%
Brine feed		156.24											
Harvest 1	16.87	95.42	43.90	0.070	0.592	36.410	0.088	0.010	57.630	0.740	0.006	4.454	3
Harvest 2	6.27	70.38	18.60	0.139	0.290	35.020	0.171	0.021	55.670	0.770	0.012	7.907	8
Harvest 3	3.92	47.28	19.10	0.128	0.241	36.510	0.160	0.020	56.730	0.730	0.016	5.465	5
Harvest 4	2.94	30.84	6.40	0.791	1.052	20.540	13.51	0.127	49.740	0.620	0.066	13.55	2
Harvest 5	1.43	23.39	6.00	0.141	0.318	37.120	11.55	0.022	59.230	0.990	0.019	1.943	1
Harvest 6	2.34	15.24	5.80	0.259	0.338	30.180	7.820	0.020	56.000	0.950	0.027	4.406	2
Harvest 7	2.10	4.15	1.80	5.556	0.709	6.890	11.83	0.042	40.100	0.092	0.041	34.74	3
Harvest 8	0.56	6.36	4.00	6.004	0.088	2.830	8.430	1.840	31.670	0.217	0.085	37.50	3
Harvest 9	2.51	2.56	1.29	9.910	0.009	0.247	0.230	0.599	32.380	0.836	0.605	55.18	12

13.4 POSCO PROCESS TESTS – 2012/13

Pilot plant evaluation of the POSCO direct extraction process was undertaken in late 2012 – early 2013. The POSCO process is a proprietary process for direct extraction and recovery of lithium from brine. Details of the process were not made available to LI3. The test work used brine recovered from trenches on the Litio 1-6 claims, with the brine being processed in a pilot plant established at Copiapo. POSCO reported the process test work was successful but did not provide details of the results to Li3. Subsequent to 2013, POSCO decided not to pursue further evaluation of the use of the process at Maricunga. The reasons for the POSCO decision are unknown.

13.5 2016 AND 2017 EVAPORATION POND TESTS

A series of evaporation pond tests were initiated in late 2016 using brine from Well P1. During the Q4/16 a total of ten trial evaporation ponds were constructed in series in order to measure the precipitation of salts, the evolution of brine, and evaporation rates over a minimum one-year period to determine the optimal processing methodology and process flow sheet for the extraction of lithium, potassium, and other by-products. The evaporation pond test site is illustrated below.

Figure 13-3: MSB evaporation ponds


1

The average grade of the brine from the pump well fed to the first of the evaporation test ponds was 1,260 mg/l lithium and over an initial 9-month period, the brine concentration increased seven-fold to 8,600 mg/l lithium on a continuous way and up sixteen-fold to 20,460 mg/l batch wise. In addition, sodium chloride (NaCl), potassium chloride (KCl) and carnallite ($KCl \cdot MgCl_2 \cdot 6H_20$) and in small fraction of calcium chloride hexahydrate (CaCl2*6H20). In all ponds very small amounts of gypsum (CaSO4*H2O) are identified. The behaviour of the ions in the brine is given in Figure 13-5. and confirms the test work at

the University of Antofagasta in 2011. The potassium solubility is lower as the ponds at 4000 m operates at a significant lower temperature than test work done at Antofagasta carried out at 20°C. At higher lithium concentration boron get saturated as most likely calcium borates and slowly the values are reduced or maintained constant, strontium is crystalized as a salt and very strongly reduces its solubility.

Figure 13-4: MSB harvesting of salts



Sampling and assay procedures for the pond evaporation tests incorporated the following:

- Collection of brine samples on a periodic basis to measure brine properties such as chemical analysis, density, brine activity, etc. Samples were assayed at the University of Antofagasta using the same methods and QA/QC procedures as for brine samples collected from drill holes and from pumping tests;
- Collection of precipitated salts from the ponds for chemical analysis to evaluate the evaporation pathways, brine evolution and physical and chemical properties of the salts.

Figure 13-5: Evaporation curves plotted versus % Li of pilot ponds compared with test work realized in University of Antofagasta 2011 (UA)


9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
%Wt
0.00
0.20
0.40
0.60
0.80
1.00
1.20
1.40
1.60
%wt Li
Na
K
Mg
Ca
K UA 20
Na UA 20
Mg UA 20
Ca UA 20

Figure 13-6: Evaporation curves plotted versus % Li of pilot ponds compared with testwork realized at University of Antofagasta 2011 (UA)


0.40
0.35
0.30
0.25
0.20
0.15
0.10
0.05
-
%Wt
0.00
0.50
1.00
1.50
2.00
%Wt Li
SO4
B
B UA 20
Sr

The concentrated brine that was produced in the pilot ponds is tested at the University of Antofagasta through processes of evaporation and crystallization, which allows the concentration of the lithium contained in the brine, and at the same time enables the elimination of impurities from the brine in the form of Tachyhydrite and Calcium Chloride.

In the Janecke diagram below (see Fig 13-z) some of test results are represented and it can be observed how lithium is concentrated by evaporation and cooling as it moves in the direction that represents the lithium chloride concentration. Lithium can be concentrated with values above 4.5 %Li, with Ca lower than 3% and Mg lower 1.5%.

For more detailed process design and equipment specification the brine is currently being tested by the technology providers GEA and Veolia to concentrate the brine up to 4.5% lithium and subsequently polish and purify the brine for finally the precipitation of lithium carbonate solids. Additional test will be done at SGS. It is expected that these results will be available at the beginning of the Feasibility Study stage.

Figure 13-7: Evaporation and cooling curves plotted in a Janecke projection of testwork realized at University of Antofagasta 2011 (UA)


LiCl
CaCl2
MgCl2
25 C Literature data
Evap @ 63-70 C
Cooling Exp 1
Cooling Exp 2
Cooling Exp 3

The concentrated lithium brines and the potassium salts are sent to equipment providers of FLSmidt and Andritz and international independent testing facilities Hazen for further testing and process for process optimization and equipment specification.

14 BRINE RESOURCE ESTIMATES

14.1 Overview

The essential elements of a brine resource determination for a salar are:

- Definition of the aquifer geometry,
- Determination of the drainable porosity or specific yield (Sy) of the hydrogeological units in the salar, and
- Determination of the concentration of the elements of interest.

Resources may be defined as the product of the first three parameters. The use of specific yield allows the direct comparison of brine resources from the widest range of environments.

Aquifer geometry is a function of both the shape of the aquifer, the internal structure and the boundary conditions (brine / fresh water interface). Aquifer geometry and boundary conditions can be established by drilling and geophysical methods. Hydrogeological analyses are required to establish catchment characteristics such as ground and surface water inflows, evaporation rates, water chemistry and other factors potentially affecting the brine reservoir volume and composition in-situ. Drilling is required to obtain samples to estimate the salar lithology, specific yield and grade variations both laterally and vertically.

14.2 Resource Model Domain and Aquifer Geometry

The model resource estimate is limited to the MSB mining concessions in Salar de Maricunga that cover an area of 2,563 ha as shown in Figure 4-2.

The resource model domain is constrained by the following factors:

- The top of the model coincides with the brine level in the Salar that was measured in the monitoring wells shown in Table 10-1.
- The lateral boundaries of the model domain are limited to the area of the MSB mining claims in the Salar.
- The bottom of the model domain coincides with a total depth of 200 m.

14.3 Specific Yield

Specific yield is defined as the volume of water released from storage by an unconfined aquifer per unit surface area of aquifer per unit decline of the water table.

The specific yield values used to develop the resources are based on results of the logging and hydrogeological interpretation 10 sonic boreholes, results of drainable porosity analyses carried out on 501 undisturbed samples from sonic core by GeoSystems

Analysis, Daniel B Stephens and Associates, Corelabs, BGC, and four pumping tests. The boreholes within the measured and indicated resource areas are appropriately spaced at a borehole density of one bore per 1.5 km^2. Table 14-1 shows the drainable porosity values assigned to the different geological units for the resource model.

Table 14-1: Drainable porosity values applied in the resource model

Unit	S_y
Upper Halite	0.07
Clay Core	0.02
Deep Halite	0.05
NW Alluvium	0.15
Lower Alluvium	0.06
Volcaniclastics	0.10
Lower Sand	0.06
Lower Volcaniclastics	0.10

14.4 Brine Concentrations

The distributions of lithium and potassium concentrations in the model domain are based on a total of 487 brine analyses (not including QA/QC analyses). Table 14-2 shows a summary of the brine chemical composition.

Table 14-2: Summary of brine chemistry composition

	B	Ca	Cl	Li	Mg	K	Na	SO_4	Density
Units	mg/l	mg/l	mg/l	mg/l	mg/l	mg/l	mg/l	mg/l	g/cm^3
Maximum	1,193	36,950	230,902	3,375	21,800	20,640	104,800	2,960	1.31
Average	596	13,490	190,930	1,123	7,337	8,237	85,190	709	1.20
Minimum	234	4,000	89,441	460	2,763	2,940	37,750	259	1.10

14.5 Resource Category

The CIM Council (May 10, 2014) adopted the following definition standards for minerals resources:

14.5.1 Inferred Mineral Resource

An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity.

An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

An Inferred Mineral Resource is based on limited information and sampling gathered through appropriate sampling techniques from locations such as outcrops, trenches, pits, workings and drill holes. Inferred Mineral Resources must not be included in the economic analysis, production schedules, or estimated mine life in publicly disclosed Pre- Feasibility or Feasibility Studies, or in the Life of Mine plans and cash flow models of developed mines. Inferred Mineral Resources can only be used in economic studies as provided under NI 43-101.

There may be circumstances, where appropriate sampling, testing, and other measurements are sufficient to demonstrate data integrity, geological and grade/quality continuity of a Measured or Indicated Mineral Resource, however, quality assurance and quality control, or other information may not meet all industry norms for the disclosure of an Indicated or Measured Mineral Resource. Under these circumstances, it may be reasonable for the Qualified Person to report an Inferred Mineral Resource if the Qualified Person has taken steps to verify the information meets the requirements of an Inferred Mineral Resource.

14.5.2 Indicated Mineral Resource

An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit.

Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation.

An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

Mineralization may be classified as an Indicated Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and to reasonably assume the continuity of mineralization. The Qualified Person must recognize the importance of the Indicated Mineral Resource category to the advancement of the feasibility of the project. An Indicated Mineral Resource estimate is of sufficient quality to support a Pre-Feasibility Study which can serve as the basis for major development decisions.

14.5.3 Measured Mineral Resource

A Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit.

Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation.

A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.

Mineralization or other natural material of economic interest may be classified as a Measured Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such that the tonnage and grade or quality of the mineralization can be estimated to within close limits and that variation from the estimate would not significantly affect potential economic viability of the deposit. This category requires a high level of confidence in, and understanding of, the geology and controls of the mineral deposit.

14.6 Resource Model Methodology and Construction

The resource estimation for the Project was developed using the Stanford Geostatistical Modeling Software (SGeMS) and the geological model as a reliable representation of the local lithology. The following steps were carried out to calculate the lithium and potassium resources:

- Generation of histograms, probability plots and box plots for the Exploratory Data Analysis (EDA) for lithium and potassium. No outlier restrictions were applied, as distributions of the different elements do not show anomalously high values. Calculation of the experimental variograms with their respective variogram models for lithium and potassium in three orthogonal directions;
- Definition of the block model (34,560,000 blocks) and block size (x=50 m, y=50 m, z=1 m) The block size has been chosen for being representative of the fine units inside the geological model;
- Interpolation of lithium and potassium concentrations for each block in mg/l using ordinary kriging with the variogram models shown in Figure 14-1 to Figure 14-2. The presence of brine is not necessary followed by the lithologies. Therefore, we are not considering any hard boundaries inside the geological units for the estimation;

- Validation using a series of checks including comparison of univariate statistics for global estimation bias, visual inspection against samples on plans and sections, swath plots in the north, south and vertical directions to detect any spatial bias, and
- Calculation of total resources using the average porosity value for each geological unit, based on the boreholes data. Each geological unit will represent a particular porosity value as shown in Table 14-1. The total resources are shown in Table 14-5.

14.6.1 Variography

The spatial correlations for the lithium and potassium concentrations were reviewed using experimental variograms with the parameters shown in Table 14-3. The spatial variability was modelled using three experimental directions adjusted to a three-dimensional ellipsoidal model using one spherical structure.

The spatial models were calculated for lithium and potassium. The experimental variograms for lithium and potassium with their respective variogram models are shown in Figure 14-5 and Figure 14-6.

Table 14-3: Parameters for the calculation of the experimental variograms

Variogram Parameters			Tolerance		
Lag (m)	Max. No. Of Lags	Azimuth (°)	Dip (°)	Bandwidth (m)	Angular (°)
500	50	-45	0	500	45
500	50	-135	0	500	45
5	40	0	90	25	89

The interpolation methodology for estimating lithium and potassium was Ordinary Kriging (OK). The estimation was carried out separately for each parameter using their respective variogram models as appropriate

Figure 14-1: Experimental variogram and variogram model for lithium


Horizontal variogram
(Az:-45; Dip: 0)
Horizontal variogram
(Az:-135; Dip: 0)
Vertical variogram
Az:0; Dip: 90)

Figure 14-2: Experimental variogram and variogram model for potassium


plot 1: variogram - azth=-45, dip=0
Horizontal variogram
(Az:-45; Dip: 0)
distance
plot 2: variogram - azth=-135, dip=0
Horizontal variogram
(Az:-135; Dip: 0)
distance
Vertical variogram
(Az:0; Dip: 90)

14.6.2 Model Validation

The block model was validated using a series of checks including comparison of univariate statistics for global estimation bias, visual inspection against samples on plans and sections, swath plots in the north, south and vertical directions to detect any spatial bias.

An independent nearest-neighbor (NN) model was generated for each parameter in order to verify that the estimates honor the borehole data. The NN model also provides a de-clustered distribution of borehole data that can be used for validation.

Visual validation shows a good agreement between the samples and the OK estimates (Figure 14-3 and Figure 14-4). A global statistics comparison shows relative differences between the ordinary kriging results and the nearest-neighbor is below 0.3 % for measured resources and below 3 % for indicated resources (Table 14-4), which is considered acceptable.

Table 14-4: Comparison between the Ordinary Kriging results and the Nearest-Neighbor

Category	Element	Ordinary Kriging	Nearest-Neighbor	Difference	% Difference
Measured Resources	Li	1,189	1,188	0.64	0.05%
	K	8,747	8,721	25.43	0.29%
Indicated Resources	Li	1,073	1,045	26.92	2.57%
	K	7,581	7,496	84.88	1.13%
Inferred Resources	Li	1,256	1,290	-34.52	-2.67%
	K	9,559	9,817	-257.91	-2.63%

Figure 14-3: Lithium concentration distribution


Slice at z=30m
(3720 masl)
Slice at z=70m
(3670 masl)
Slice at z=130m
(3620 masl)
Li (mg/L)
Legend
0 1 2
Kilometers
LITHIUM CONCENTRATION (mg/L)
Date: June 2017
Maricunga Joint Venture
Minera Salar Blanco

Figure 14-4: Potassium concentration distribution


K (mg/L)
Legend
0 1 2
Kilometers
POTASSIUM CONCENTRATION (mg/L)
Minera Salar Blanco

14.7 Resource Estimate

The grade estimates of lithium and potassium in each block inside the model were calculated applying the following operation:

$$R_i = C_i . Sy_i$$

Where: i is the index of the block, going from 1 to 34,560,000

R_i: Grade value to be assigned (g/m^3)

C_i: Concentration value assigned from the estimation (mg/l)

Sy_i: Porosity value assigned from the estimation (%)

Figure 14-5 through Figure 14-7 shows N-S, W-E, and NW-SE sections through the resource model showing lithium grade distributions in g/m^3. All the resource classification was made in the limits of the block model. The measured, indicated and inferred resource areas are shown in Figure 14-8.

Figure 14-5: N-S section through the resource model showing the lithium grade distribution


A
A'
Kilometers
Li (g/m³)

Figure 14-6: W-E section through the resource model showing the lithium grade distribution



Figure 14-7: NW-SE section through the resource model showing the lithium grade distribution



Figure 14-8: Distribution of resource classification areas


Brine Level Surface to150m
150m to 200m
488000
490000
492000
494000
496000
Resource Classification
Measured
Indicated
Inferred
Legend
Rotary
Sonic
0 1 2
Km
Distribution of resource classification areas
Date: June 2017
Prepared by: JF
Reviewed by: FR
Project:
Maricunga Joint Venture
Client:
Minera Salar Blanco
fidsolutions
UTM Projection
WGS 84 Zone 19S Datum
Figure N°

The lithium and potassium resources are summarized in Table 14-5.

Table 14-5: Measured, Indicated and Inferred Lithium and Potassium Resources of the MJV Project – Dated July 12, 2017

	Measured		Indicated		Inferred		M+I	
	Li	K	Li	K	Li	K	Li	K
Area (km²)	18.88		6.76		14.38		25.64	
Aquifer volume (km³)	3.06		1.35		0.72		4.41	
Mean specific yield (Sy)	0.05		0.11		0.09		0.07	
Brine volume (km³)	0.15		0.14		0.06		0.30	
Mean grade (g/m³)	56	409	114	801	114	869	74	529
Concentration (mg/l)	1,174	8,646	1,071	7,491	1,289	9,859	1,143	8,292
Resource (tonnes)	170,000	1,250,000	155,000	1,100,000	80,000	630,000	325,000	2,350,000

Notes to the resource estimate:

1. CIM definitions were followed for Mineral Resources.
2. The Qualified Persons for this Mineral Resource estimate are Frits Reidel, CPG and Murray Brooker, PGeo
3. No cut-off values have been applied to the resource estimate.
4. Numbers may not add due to rounding
5. The effective date is July 12, 2017.

Table 14-6 shows the mineral resources of the MJV Project expressed as lithium carbonate equivalent (LCE) and potash (KCl). The lithium grade-tonnage curve for the resources (Figure 14-9) shows the tonnage is not very sensitive to lithium concentration cut-off below 700 mg/l (the resource is calculated with no cut-off for lithium or potassium concentrations)

Table 14-6: MJV resources expressed LCE and potash

	Measured and Indicated		Inferred	
	LCE	KCl	LCE	KCl
Tonnes	1,725,000	4,500,000	425,000	1,200,000

1. Lithium is converted to lithium carbonate (Li_2CO_3) with a conversion factor of 5.32.
2. Potassium is converted to potash with a conversion factor of 1.91
3. Numbers may not add due to rounding

It is the opinion of the authors that the Salar geometry, brine chemistry composition and the specific yield of the Salar sediments have been adequately characterized to support the Measured, Indicated and Inferred Resource estimate for the Project herein.

It is the opinion of the authors the resource estimated and described in the current report meet the requirements of reasonable prospects for eventual economic extraction, as defined in Form 43-101F1. The resource described herein has similar lithium concentrations, chemical composition and hydraulic parameter values (drainable porosity

values between 0.05 and 0.11 and hydraulic conductivities values between 0.5 m/d and 300 m/d) to resources currently in commercial production such as those in Salar de Atacama or Salar de Olaroz located in the Puna region of Northen Argentina. The hydraulic parameters of the resource area determined from the results of the pumping tests suggests that it is reasonable to expect brine extraction by a conventional production wellfield at a commercially viable rate, while the geochemical characteristics of the brine suggest that conventional processing techniques may be employed to produce saleable lithium products in an economically profitable manner.

These conventional processing techniques are employed in most lithium brine operations, including the two operations at Salar de Atacama (Chile), one at Salar de Olaroz (Argentina), and one at Clayton Valley (USA)

Figure 14-9: Lithium grade tonnage curve



15 MINERAL RESERVE ESTIMATES

No reserve estimate has been prepared for the MJV.

16 MINING METHOD – BRINE EXTRACTION

16.1 General Description

The production process starts with the brine extraction wells in the Salar.

Results of the pumping tests on the MJV (as described in Section 10 above) indicate that brine abstraction from the Salar will take place by installing and operating a conventional brine production wellfield. Brine from the individual production wells will be fed into two collection/transfer ponds in the northwest of the Salar from where it will be boosted through the main trunk pipeline up to the evaporation ponds some 12 km to the north in the general plant area.

The brine composition and lithium concentrations of the MJV, shown in Table 14-5, indicate that a 20,000 tpa lithium carbonate production will require an average annual brine feed rate of 19,218 m^3/d or 222 l/s. Seasonal fluctuations in the evaporation rate dictate that the required brine feed rate may be as low as 6,912 m^3/d (80 l/s) during the winter months and will reach a maximum of 27,648 m^3/d (320 l/s) during the summer months.

Table 16 – 1: Brine Extraction, Process Efficiency and Lithium Carbonate Production

Brine Density	Average Flow *	Lithium concentration	Evaporation Ponds Efficiency	Salt Removal Plant Efficiency	Lithium Carbonate Plant	Other Losses	Overall Process Efficiency	Lithium Carbonate Production
Ton/m3	l/s	mg/L	%	%	%	%	%	TPY
1.21	222	1,143	89	75	81	3	52	20,000

* Average flow of 222 l/s (in winter flow descends to 80 l/s; in summer flow increases up to 320 l/s)

16.2 Wellfield Layout

Results of the MJV pumping tests indicate that pumping rates of individual brine production wells will range between 25 l/s and 50 l/s. Therefore, it is planned that a minimum of 13 production wells will be installed to meet the maximum brine feed rate of 320 l/s during the summer months. Well completion depths will vary between 40 m (upper brine aquifer) and 200 m (lower brine aquifer). The brine production wells will be completed with 12-inch diameter stainless steel production casing and equipped with 380 V submersible pumping equipment. Permanent power will be delivered to the wellfield area through a mid-range power line.

The overall wellfield configuration and the final location of each production well will be determined by the results of the three-dimensional finite element groundwater flow model (FEFLOW code with transport and variable density packages) that is being developed for the brine reserve evaluation. Pumping rates and pumping schedules will also be finalized

using the FEFLOW model. It is expected that the initial wellfield layout will be constrained to the Cocina and San Francisco concessions.

Brine discharge from each wellhead will be piped through 8-inch diameter HDPE feeder pipelines to two central collection/transfer ponds in the northwest of the Salar. A 12 km length, 20-inch diameter steel / HDPE main trunk pipeline will be installed between the collection/transfer ponds and the evaporation ponds area. A booster pumping station will be installed at the bottom of the main trunk line adjacent to the collection ponds to pump the brine up to the evaporation ponds (130 m lift).

17 RECOVERY METHODS

The MJV objective is to be able to produce 20,000 TPY of lithium carbonate (Li_2CO_3) and 74,000 TPY of potassium chloride (KCl).

The raw material for both processes is the brine extracted from MSB's mineral properties at the salar. This brine is fed to evaporation ponds where various salts precipitate. Enriched Li+ ion brine and concentrated KCl salts are obtained as a result of the evaporation stage.

The final lithium-rich brine is fed to the Salt Removal Plant to remove calcium and further concentrate lithium in the brine. This brine is then pumped to the Lithium Carbonate production process, which consists of purification steps for boron, calcium and magnesium removal, a precipitation step for lithium carbonate, and steps for solid and liquid separation. Finally, there is a phase for drying and packaging.

KCl-rich salts called sylvinite and carnallite are harvested from their respective ponds, and fed to the potassium chloride production process, where KCl is recovered by flotation, and magnesium chloride is leached from the carnallite, with the other salts being eliminated in the tails. KCl is then centrifuged, dried and stored.

Figure 17-1: Process Diagram


PROCESS DIAGRAM
GENERAL OVERVIEW
LITHIUM CARBONATE PLANT

17.1 Operations of the Evaporation Ponds

The solar evaporation ponds are a group of concentration facilities that take advantage of the natural water evaporation effect to concentrate the brine. They cover an extensive area. The evaporation rate depends on four main factors: Solar radiation, the air's relative humidity, wind speed and temperature changes. These four factors are favorably present in the Maricunga salt flat area.

The solar evaporation ponds are simple structures of a very large size and low depth, located near the salt flat. Material from the area is used for their walls and platforms. They are covered by a geomembrane to guaranty impermeability and avoid leakage. Ponds are fed with solution from the brine production wells.

Each solar evaporation pond is interconnected with the following ponds in a downstream series. Brine is transported from a pond to the next one, using a communicating vessel system, making the most of the gravitational energy to carry out the transportation. In the cases when this is not possible, pumping is used.

The system behaves like a crystallization or salt separation mechanism through precipitation, using the brine's natural saturation property. In this way, unwanted salts precipitate when the brine reaches its saturation point and the resulting brine, with a higher lithium concentration is transported to the next pond, as indicated previously. Precipitated salt must be harvested (extracted) from the ponds when it reaches pre-defined levels.

Figure 17-2: Referential Aerial view of solar evaporation ponds



Estimated annual brine treated at the ponds is approximately 8,300,000 tonnes per year. In addition to the Li_2CO_3 and KCl production, the process also results in the production of residues and sub products, as follows in Table 17-1.

Table 17-1: Annual production of brine and salts from the Evaporation Ponds

Compound / Type	Annual Production TPY
Pond Residues and Sub Products	
Halite / residue	1,743,867
Calcium Chloride Salts from ponds / sub product	173,804
Plant Residues and Sub Products	
Calcium Chloride and Tachydrite salts / sub product	94.590
Tachydrite from evaporation plant / sub product	241,504
Calcium Chloride Salts from plant / sub product	77,684
Halite from KCL Plant	146.796

Harvested salts are deposited in authorized stocking areas, depositing them directly on the stocking ground using the same backhoes that are used for harvesting. The floor of each stocking area will have a liner with a drainage system to recover the brine impregnated in the salts and other solutions that could be generated by rainfall.

17.2 Salt Removal Plant

The brine that comes from the ponds is in a first instance fed to the Salt Removal Plant, which, through the processes of evaporation and crystallization, allows the concentration of the Lithium contained in the brine, and at the same time enables the elimination of excess Calcium and other impurities from the brine in the form of Tachyhydrite and Calcium Chloride. This stage allows feeding of more concentrated brine to the rest of the stages, improving their efficiency and producing salts that may have market potential. It additionally generates water recovery that is used in the process.

17.3 Lithium Carbonate Plant

This is a chemical plant that receives concentrated brine from the Salt Removal Plant. This lithium rich brine also presents concentrations of other elements. These non-desired elements must be removed from the stream, to generate a lithium product of high purity, in accordance to the international standards of the industry.

From the Salt Removal Plant, the brine is then fed to the Lithium Carbonate Plant.

In its first stage, brine is fed to a pH regulation process using sulphuric acid, as well as adding sodium sulphate, which allows the elimination of a large portion of the remaining Calcium through the formation of gypsum, which is separated through filtration.

Later Boron extraction is carried out using a solvent extraction process. The Boron extraction phase is carried out with an acidic pH (pH = 3), and a Boron free refined brine. The phase of re-extraction (or stripping) requires a change in pH, which is achieved by recirculating part of the mother liquor and adding sodium hydroxide (pH = 12). This eliminates the boron and the boron enriched mother liquor is recycled to evaporation pond. Both stages can be observed in the diagram in Figure 17-3.

Figure 17-3: Process Diagram Lithium Carbonate Plant – Calcium Reduction and Extraction Stage


PROCESS DIAGRAM LITHIUM
CARBONATE PLANT
CALCIUM REDUCTION AND EXTRACTION

For the elimination of other contaminants present in the brine, a primary reduction of Magnesium is carried out, using a recirculation of the mother liquor and a soda ash solution in a process at 40 °C to promote the formation and precipitation of Magnesium Carbonate. Later the solution is filtered, sending the Magnesium Carbonate solids towards a re-pulping tank and later to discard ponds, and the solution with lower amounts of Magnesium is transferred to the next stage. This stage can be observed in Figure 17-4.

Figure 17-4: Process Diagram Lithium Carbonate Plant – Primary Magnesium Reduction Stage



To assure the elimination of all contaminants, a second reduction stage for Magnesium and Calcium is carried out by recirculating the mother liquor, a fraction of lime slurry and a soda ash solution in a process at 60 °C, which allows the formation of calcium carbonate and magnesium hydroxide. The Mg and Ca solids precipitated are filtered and later sent to the discard pond.

In this manner, the contaminants free brine enters the carbonation stage, where it is placed in contact with a soda ash solution (Na_2CO_3). The formation of lithium carbonate using soda ash is possible at temperatures close to 80 °C, in agitated carbonation reactors placed in series, and allowing the precipitation of the lithium carbonate in a solid state.

Finally, these processes allow Lithium to precipitate as Lithium Carbonate. Both stages can be observed in Figure 17-5.

Figure 17-5: Process Diagram Lithium Carbonate Plant– Secondary Magnesium Reduction and Carbonation Stages



The pulp obtained from the carbonation stage is processed in a band filter, where it is washed using soft water at 85 °C. Additionally, a second separation is carried out using a centrifuge, where moist lithium carbonate is obtained. A diagram of this stage can be observed in Figure 17-6.

Figure 17-6: Process Diagram Lithium Carbonate Plant – Filtration and Centrifuge Stage



Lithium Carbonate obtained in the carbonation stage is filtered and centrifuged and transported to a dryer. After drying, it goes through size reduction in a micronizer. Finally, produced lithium carbonate is packed into maxi bags and stored in a final product warehouse, and is later delivered to clients as required. A summary of this stage can be observed in Figure 17-7.

Figure 17-7: Process Diagram Lithium Carbonate Plant – Drying and Classification



Figure 17-13 shows a simplified diagram of the process carried out in a Lithium Carbonate Plant, indicating the main chemical reagents used in the process.

17.4 Preparation of the Soda Ash Solution

Soda Ash is one of the main reagents used in the Lithium Carbonate Plant. A consumption of 42,000 TPY of this product is considered. This reagent is prepared in a plant specifically designed for this purpose, transforming it from the solid state in which it is purchased to a 28 % concentrated pulp, concentration at which it is added to the process. For its preparation, recycled water from the process is mixed in a tank with soda ash solids. This tank contains an excess amount of soda ash, assuring obtaining a saturated solution. The temperature of the system is controlled by heating the recycled water. The solution is later transported to the soda ash storage tanks and is ready for use in the process.

17.5 Water Purification

This process includes the re-utilization of process water in various points, but the injection of fresh clean water is still necessary in certain stages of the process. Process water is treated in a treatment plant, to avoid the entry of contaminants to the process.

17.6 Equipment Cleaning

The equipment of the Lithium Carbonate Plant needs to be periodically cleaned with a solution of sulfuric acid (H_2SO_4) at a concentration of 18 % to avoid the accumulation of incrustations in their interior. This process is carried out at intervals defined by operations, and the solution obtained from cleaning is returned to the pH regulation stage of the Lithium Carbonate Plant.

17.7 Potassium Chloride Plant

Sylvinite and Carnallite are valuable salts that are extracted from the solar evaporation ponds in a process called salt harvesting. These salts– are collected and fed into separate processes at the Potassium Chloride Concentration Plant or also known as MOP (muriate of potash). This plant will produce 74,000 TPY of KCl.

In this plant size of the sylvinite salts is reduced using impact mills. With this reduction, KCl liberation size is reached. Later a pulp is prepared adding water to the ground product allowing its transportation and preparing the mixture for the flotation stage. This stage can be observed in Figure 17-8.

Figure 17-8: Process Diagram KCl Plant – Grinding and Flotation Stage



In the flotation process, selected additives denominated collectors are added. These additives are composed of neutralized primary amines that are selective of KCl. Frothers are also added, which confer aerophilic properties to the KCl salts, allowing them to float and be separated as the valuable product. A scheme of this stage is shown in Figure 17-9.

Figure 17-9: Process Diagram KCl Plant – Flotation, Cleaning and Filtration Stage



In this physical separation process, two products are obtained:

- KCl flotation concentrate
- Flotation tails, which are mainly composed of NaCl.

The KCl flotation concentrate goes through a leaching process with water and a solids-liquids separation stage.

Flotation tails are taken to a separation stage for brine recovery, which is recirculated back to the plant to form the process pulps.

Finally, the solids obtained from the KCl plant are dried and transported to a stockpile.

These two last stages can be observed in Figure 17-10 and Figure 17-11.

Figure 17-10: Process Diagram KCl Plant – Clarification and Filtration Stage



Figure 17-11: Process Diagram KCl Diagram – Drying and Piling Stage



Carnallite is a double salt whose chemical formula is $KCl \cdot MgCl_2 \cdot 6H_2O$. This salt is obtained from the ponds precipitation in its fractional crystallization when traveling towards the lithium ponds area. This salt is harvested and sent to the KCl Plant, where it is dissolved in reactors, allowing the separation of Magnesium Chloride from KCl through salt saturation. The crystalized KCl salt is sent to a subsequent cleaning stage in the MOP Plant.

Magnesium Chloride saturated solution is sent to evaporation ponds so it can be subsequently reprocessed and/or used to wet roads. A diagram of this plant can be observed in Figure 17-12 below.

Figure 17-12: Process Diagram for Carnallite feed to KCl Plant



Figure 17-13 shows the process diagram for the Lithium Carbonate and Potassium Chlorate plants.The simplified diagram for the process carried out in the KCl Plant with the Carnallite can be observed in Figure 17-13.

17.8 Solid Waste Management

In the Lithium Carbonate Plant, the following solid waste products are generated:

- Calcium Sulphate
- Calcium Carbonate
- Magnesium Carbonate
- Magnesium Hydroxide
- Calcium Borates

These solid wastes, along with liquid waste from the process are sent to discard ponds specifically designed for this purpose, where sedimentation of all solids takes place. Lithium containing brine from these ponds is recovered and re injected to the Halite solar evaporation ponds. Brine that is not reused internally in the process is directed to the same discard pond as the solids, where the decantation of solids occurs and brine is routed and reused in the solar evaporation ponds.

The amount of each of these solids wastes generated is summarized in Table 17-2:

Table 17-2: Annual Generation of Solid Waste

Waste	Annual Production TPY
Calcium Sulphate / Sodium Chloride	14,041
Magnesium Carbonate	5,120
Magnesium Hydroxide / Calcium Carbonate	1074

Figure 17-13: Simplified Process Diagram


Brine extraction
Halite solar evaporation ponds
Evaporation
Halite
Sylvinite solar evaporation ponds
Evaporation
Sylvinite
Carnallite solar evaporation ponds
Evaporation
Carnallite
Calcium Chloride solar evaporation ponds
Evaporation
KCl Grinding and Flotation
Flotation chemicals
NaCl and Carnallite leaching
Water
KCl Filtering and drying
Product: Potassium Chloride
Salt Removal Plant
Evaporation
Calcium chloride
Tachyhydrite
Calcium removal
Boron removal
Final removal of Calcium and Magnesium
Magnesium Carbonate
Calcium Carbonate
Final removal of Magnesium
Magnesium Hydroxide
Ionic exchange
Water
Lithium Carbonate Precipitation
Drying and Packaging
Vapor
Product: Lithium Carbonate

18 PROJECT INFRASTRUCTURE

18.1 OBJECTIVE

This section describes the infrastructure required for the "Blanco Project", owned by Minera Salar Blanco S.A. (MSB).

The project includes the following physical areas:

- Brine production wellfield in the Salar.
- Evaporation ponds area.
- Facilities area.

The brine production wells area will be located in the Salar de Maricunga, at 3,760 masl.

Figure 18-1: Location of Salar de Maricunga



The evaporation ponds area is located north of the Salar de Maricunga, where it is planned to build 7.5 million m^2 of evaporation ponds. These allow concentrating the brine in different steps. In addition there is approximately 30 million m^3 of stockpiles and discards ponds, originating both from pond harvests and from processes plants.

The facilities are located to the north of the ponds area, and include:

- Lithium carbonate process plant.

- Potassium chloride plant.
- Auxiliary services.
- Workers' camp.
- Temporary contractors' installations

Both areas (ponds and facilities) are shown in Figure 18-2.

Figure 18-2: Project location (magenta) showing the areas destined to the evaporation ponds and installation

18.2 Project Access

The main road access to the Project corresponds to Route C-173, which is an existing, well maintained, mining road. Project tasks include the execution of a modification of this route, in an extension of approximately 8 km, for which authorizations will be requested.

This route is accessed from Route 5 (Main North to South Highway) exiting to Diego de Almagro, and then taking Route C-13, then following Route C-163 East, until reaching Route C- 173. The project location is 104 km away along this route.

Figure 18-3: Project Access


Chañaral
C-13
C-173
Copiapó

Source: http://www.mapas.mop.cl/

18.3 Temporary Installations

The project contemplates the execution of temporary and permanent facilities. In particular, the mining camp consists of temporary and permanent elements, according to the stage of the project's life cycle.

18.3.1 Contractors Installations

The future platform for the KCl plant will be used as the construction contractor's site. In this 18,000 m^2 area the following installations will be located:

- Offices
- Warehouses
- Workshops
- Storerooms
- Dining rooms
- Dressing rooms

- Sanitary facilities
- Concrete plant
- Aggregate plant
- Non-hazardous and domestic industrial waste management areas
- Hazardous waste area
- Other facilities

18.4 Permanent Installations

18.4.1 Brine production wellfields

A brine production wellfield consisting of a minimum of 13 production wells will be drilled in the Salar. The required average annual brine feed rate from the wellfield to the evaporation ponds is 18,144 m3/d to support an annual lithium carbonate production of 20,000 t. The brine production wellfield is described in detail in Section 16 above.

18.4.2 Transfer Ponds

Two transfer ponds will be located at the northwest of the salar, including its pumping station which will receive brine from the production wells and send it from the salar to the evaporation ponds area.

18.4.3 Evaporation Ponds

Their function is concentrating the brine extracted from the salar by means of solar evaporation. Formation of the ponds is obtained by levelling the ground and constructing parapets with excavation and loan material. After construction, for waterproofing, ponds are covered with an HDP membrane, with resistance to impacts and punctures

18.4.4 Pumping Stations

The extraction wells area considers the installation of brine pumping stations which will be electrically fed with channeling at ground level, using isolated cable ducted in galvanized steel conduit.

Brine transfer from one pond to the next is done by gravity. However, when this is not possible, a pumping station is installed. In this case power supply is aerial.

18.4.5 Evaporation Ponds Area Internal Roads

Evaporation ponds parapets will also serve as pedestrian, and in some cases, as vehicular roads for circulation for monitoring and maintenance activities.

18.4.6 Evaporation Ponds Area Contour Channels

In order to divert and evacuate the rain waters of the zone, which could affect the project a contour channel of 1.5 m wide and 1 m deep will be constructed Total channel length is 25 km.

18.4.7 Process Plants

The process plant area is located north of the evaporation ponds. It includes the facilities described below:

18.4.7.1 Industrial Buildings

These are projected with a metal structure, with external cladding and roofing, according to the weather conditions of the site. These buildings are classified as:

Services

- Reagent preparation building (includes SX reagent warehouse, hydrochloric acid reception, diluent and caustic soda preparation).
- Fuel plant and station.
- Storage and distribution of sulfuric acid.
- Lime plant.
- Compressors room.
- Boiler room.
- Water conditioning plant.
- Storage and preparation of soda ash.

Given the temperature, wind and solar radiation characteristics of the Maricunga Salar, brine process designers have reached the conclusion that in order to accelerate brine concentration, it is advisable to install a salt removal plant, which will receive concentrated brine from the reservoir pool and will subject it to additional concentration by means of evaporation and crystallization. Input for the plant will be approximately 1,240 m^3/h of concentrated brine. Output from the plant is directed to the Lithium Carbonate Plant.

Lithium Carbonate Plant

- Solvent extraction building
- Brine purification building (includes magnesium abatement, calcium abatement, organic preparation and sodium sulfate storage).

- Lithium carbonate building (includes wet area, filtering, drying, packaging and product storage).

KCl plant

- Potassium chloride and carnallite plant.
- Reagent preparation building.

18.4.7.2 Electrical Rooms

These are projected based on prefabricated modules, limited in their dimensions to be transportable. Three electrical rooms are considered for the carbonate plant, one room for the KCl plant and one for the camp. In addition, backup generators will be available for critical equipment.

18.4.7.3 Control Rooms

Six control rooms are considered. They are included in the interior of some of the industrial buildings.

18.4.8 Auxiliary Installations

18.4.8.1 Access Control Checkpoint

The control booth at the main entrance will be a one-floor pavilion that is composed of transportable modular units. It includes the following facilities: admission control office and entry permits room, luggage control room, induction room, perimeter fence, vehicles parking and toilets for visitors and internal plant staff.

This installation will be heated.

18.4.8.2 Administration Building

Its function is to house the company's administrative offices, as well as providing meeting rooms and a technical archive. This building will be located in the southeastern sector of the area destined to house the process plant. It will have an approximate surface of 968 m^2. Construction will be in accordance with the rest of the existing buildings in the plant. This installation will have an air conditioning system (HVAC).

18.4.8.3 Laboratory

Within the plant there will be a Process Quality Control Laboratory, which will allow chemical analysis, grain-size analysis, and moisture analysis among others, to various samples of the process, in order to ensure the correct operation of the process and its quality.

18.4.8.4 Cafeteria-Dining Room

Projected on one side of the administration building, it will have an area of 128 m^2.

18.4.8.5 Parking Areas

Two parking zones for buses, vans and pick-up trucks are considered, one of them prior to the Access control, of approximately 2,200 m^2, and another by the administrative building, of approximately 1,643 m^2.

18.4.8.6 Weighing Station

The project includes a trucks weighing sector of 420 m^2.

18.4.8.7 Truck Workshop

A truck workshop, including the following facilities is included in the project:

- Lubricants storage area
- Office and storage area
- Truck washing area (w / water tank)
- Electrical workshop
- Mechanical workshop
- Minor equipment workshop
- Major equipment workshop
- Sludge degreasing treatment plant
- Parking garage
- Waste yard

18.4.8.8 Sewage Treatment Plant (WWTP)

A WWTP is considered for the project. It will be able to service up to 900 persons and will handle a maximum flow of treatment of 162 m^3/day.

18.4.8.9 Industrial waste yards and rooms

The project includes temporary open and closed storage areas for storage of wastes, both non-hazardous and hazardous, in accordance with its needs.

18.4.8.10 Fire protection system

It considers a pond for storage of industrial water and a skid to drive the fire protection wet network. It is also considers a pump system (electric and diesel) that maintains constant pressure in the fire network, guaranteeing water supply, according to NFPA.

18.4.8.11 Perimeter Closure

All the areas will be delimited by perimeter closures. In the ponds area, a perimeter parapet will be constructed from the excavation material. For the plants, mining camp, contractor work facilities and other auxiliary services, a perimeter rigid permanent closure will be installed.

18.5 Mining Camp

The mining camp will be located to the west of the plant area, on an area of 28,590 m^2. It includes 3 levels of platforms and will house accommodation, food, recreation and auxiliary services areas, all connected with pedestrian areas and vehicular access. All the facilities will be of the modular type.

18.5.1 Bedrooms

They will have a heating system, ventilation, power supply, networks, sanitary installations and fire detection and extinguishing system according to DS594. It is envisaged to maintain a permanent dormitory installation of 250 people (for operations personnel) while during construction additional bedrooms will be installed.

The buildings will have 2 levels with an upper atrium, with simple rooms with individual bathroom and double and triple rooms with shared bathroom, of a superior standard. It will have a central sector with landscaping and a specific recreation area (games room) and will be used by operations personnel, for the entire life of the project.

18.5.2 Dining Room

It includes all the facilities to serve and accommodate 260 persons seated. It will have heating ventilation system, sanitary installations and fire detection and extinguishing system according as per DS594.

18.5.3 Recreation Areas

The camp includes recreation rooms, modular unit equipped with TV, with pool table, bathrooms and lounge area, a multisport facility (baby soccer, basketball and volleyball) and a fitness center.

18.5.4 Polyclinic

Fully equipped medical facility with: reception room, healing and first aid topic, beds, resuscitation equipment (defibrillation), storage of utensils and medicines, hygienic services with tub and shower for patients, hygienic services with shower for medical personnel, office for doctor on duty, office for nurse and file, dormitory for resident doctor and nurse, and deposit for cleaning articles, among others.

It also includes an exclusive parking area for the ambulance, plus parking for vehicles and green areas.

18.6 SERVICES

18.6.1 Electrical Energy

The Salar Blanco mining project initially projects a demand for 8 MW of electrical power. Studies contracted by MSB indicate that the best supply alternative, from a technical-economic point of view, would be the connection through an existing 23 KV transmission through a Tap Off or Sectioning Substation. Below, in Figure 18-3, we show the existing line's route and the proposed location for MSB's connection to the line.

Figure 18-3: Transmission Line Route


Salar Blanco
S/E La Coipa
S/E Carrera Pinto
Estación de bombeo

18.6.2 Water

18.6.2.1 Drinking Water

The supply of drinking water for both the construction phase and the operation phase will be carried out by means of tank trucks of 15 m^3 capacity that will transport the resource from authorized sources, and that will periodically feed several tanks distributed in the industrial and administrative buildings.

18.6.2.2 Industrial Water

The project will require industrial water for the following purposes:

- Moistening of earthwork material for structural fills during construction of ponds and plant platforms
- Irrigation and dust control in work fronts (use of water treated in WWTP; construction)
- Water dilution for transfer pumps used to transfer brine from on pond to another.
- Feeding the plant process

For the operational stage, there will be an industrial water storage pool, fed from a well in the vicinity of the Salar de Maricunga. From this pool, a series of tanks will be fed for different operational purposes (fire network, water dilution pumps, emergency showers, cooling system and toilets). In this phase, industrial water consumption is estimated at 100 m^3/h. Industrial water will be treated in a reverse osmosis plant located inside the plant. This plant will feed tanks that will supply soft water to the process and to several personnel consumptions (waste, hygienic services, others) that require clean water but not potable water.

18.6.2.3 Diesel Fuel

The project includes Diesel fuel storage and a loading facility within the property. Fuel used by light vehicles, trucks, machinery and heavy equipment is estimated at approximately 67 m^3 during operations. In the plants, Diesel oil will be used in steam boilers and driers. Consumption is estimated at approximately 2100 m^3/month. Supply will be provided through tanker trucks that will feed the 700 m^3 main tank.

19 MARKET STUDIES AND CONTRACTS

Lithium finds application in a diverse range of uses from glass and ceramics to chemicals to batteries to aluminum alloys. In recent years, the focus on lithium supply and demand has been on use of lithium in various battery applications, especially portable electronics, electric vehicles and power storage.

19.1 Lithium Supply

Lithium is commercially extracted from two primary deposit types: as a hard rock mineral and in natural evaporative saline brines. Lithium minerals, in the form of spodumene or petalite concentrate, find primary application in glass and ceramics products. Lithium recovered from brine deposits is primarily produced as lithium carbonate (Li_2CO_3) or lithium hydroxide ($LiOH \cdot H_2O$) and is used in a wide variety of chemical and (especially) battery applications. Lithium brine deposits are estimated to account for 90% of global lithium reserves and approximately 50 % of global production. Lithium brine operations are confined to Chile, Argentina, the USA and China, with South America hosting the largest producers. Lithium mineral concentrates can be converted to lithium chemicals such as lithium carbonate and used in similar applications as lithium recovered from brines, but at higher production cost than brine-derived lithium chemicals. The major producers of lithium minerals are located in Australia, China and Zimbabwe, with emerging producers in Canada (Roskill 2016).

Global supply of lithium minerals has been historically dominated by hard rock mineral sources. Development of large-scale lithium brine operations in South America commenced in the early 1980's and brine sources now account for approximately 50% of supply. Global lithium supply has increased at a 7 % compound annual growth rate ("CAGR") from 1995 to 2015 to meet increased demand from mobile phones and other electronics. As of 2016, global lithium supply was around 171 kt lithium carbonate equivalent ("LCE"), split roughly 50:50 between hard-rock and brines (Deutsche Bank, 2016). Figure 19-1 illustrates recent changes in global lithium supply by country and projected changes in supply through 2025. Key aspects of lithium supply from brine and hard rock deposits are summarized in Table 19-1:

Table 19-1: Key attributes of brine and hard rock lithium deposits

Characteristic or Property	Salt Lake Brines	Hard Rock Deposits
Resource approachable	Abundant but low recoveries	Very few high-grade deposits
High-technology required	Yes	No
Scalable	Yes	Yes
Processing time	Long[1]	Short
Weather dependent	Yes[2]	No
Capital intensity	High	Moderate
Operating costs	Low	High
As % of global lithium supply	50 %	50 %

1. New non-solar evaporation technology can substantially reduce time frame
2. Not for new, non-solar evaporation technology

Source: Deutsche Bank, 2016

Brine deposits are anticipated to account for an increasing share of production due to the relative availability of brines, their lower operating costs, and changes in brine processing technology resulting in significant capital cost reduction on a per tonne of final product produced.

Lithium is sold and consumed as a number of different mineral and chemical compounds, depending upon the desired end product. Given the numerous types of lithium products, to standardize supply and demand, lithium statistics are typically expressed either on a contained lithium basis or, more commonly as lithium carbonate equivalent or LCE, as lithium carbonate currently holds the largest share of the overall lithium market. For conversion purposes, lithium comprises approximately 18.8 % of total mass in lithium carbonate (conversion ratio of 5.323 kg LCE to 1.0 kg Li).

The type of lithium compound produced and sold by a mining operation is partially dependent upon the type of deposit. For example, a lithium brine project cannot produce lithium mineral compounds but its direct product can be lithium carbonate whereas a hard rock lithium project requires an additional conversion step to take its lithium mineral concentrate to lithium carbonate. Therefore, lithium brines cannot supply certain lithium mineral demand and lithium brines can have a cost advantage for lithium carbonate markets (e.g. batteries).

Generally accepted industry specifications for lithium carbonate and lithium hydroxide products are as follows:

- Lithium carbonate – battery grade is minimum 99.5 % Li_2CO_3
- Lithium carbonate – technical grade is minimum 99 % Li_2CO_3; and
- Lithium hydroxide – minimum 56 % LiOH.

Figure 19-1: Lithium supply by country and forecast supply to 2025


Zimbabwe 3%
Portugal 2%
Brazil 1%
US 3%
China 10%
Chile 37%
Argentina 11%
Australia 33%
Lithium Supply by Country – 2015
LCE Basis
Zimbabwe 1%
Portugal 1%
Brazil 0%
US 1%
China 8%
Chile 21%
Argentina 29%
Australia 39%
Lithium Supply by Country – 2025
LCE Basis
Lithium supply by country (LCE kt)
600
500
400
300
200
100
0
152
157
171
201
242
278
311
358
411
450
497
523
548
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Chile
Australia
Argentina
China
US
Zimbabwe
Portugal
Brazil
Serbia

Source: Deutsche Bank, 2016

19.2 LITHIUM DEMAND

Global lithium demand has been estimated to be approximately 184 kt LCE in 2015 (Deutsche Bank, 2016), with the difference between supply (171 kt LCE) and demand being made up by inventory drawdown. Demand has been growing at a compound annual rate of approximately 7 % since 1995, driven primarily by increases in battery applications. Battery applications accounted for an estimated 40 % of total lithium demand in 2015 and are forecast to account for 70 % of total demand in 2025. By 2025, total lithium demand is forecast by Deutsche Bank to be approximately 525 kt of lithium carbonate equivalent (Figure 19-2).

Figure 19-2: Global lithium demand – 2013 – 2025


Electric vehicles 14%
Energy Storage 0%
E-Bikes 1%
Batteries (traditional markets) 25%
Non-battery demand 60%
Non-battery demand 30%
Electric vehicles 38%
Energy Storage 6%
E-Bikes 14%
Batteries (traditional markets) 12%

Lithium Demand by Application – 2015 **Lithium Demand by Application – 2025, LCE Basis**


0
100
200
300
400
500
600
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Non-battery demand
Batteries (traditional markets)
E-Bikes
Electric vehicles
Energy Storage

Source: Deutsche Bank, 2016

Forecast lithium consumption rates are heavily influenced by assumptions around rechargeable battery demand. Rechargeable lithium batteries have in the past been used primarily in the portable consumable electronics sector but in recent years this has been overtaken by use in electric vehicles and grid/off-grid energy storage systems. South Korea and China are the dominant rechargeable battery and battery material producers, but production centres have recently been commissioned also in the USA and elsewhere. Roskill notes that growth rates for non-battery sectors have slowed significantly since 2012.

Forecasts for electric vehicle uptake, either as hybrids, plug in hybrids or full electric vehicles have recently been revised significantly upward by several industry observers (Deutsche Bank, 2016; Exane BNP Paribas, 2016; Roskill, 2017) based on rapidly decreasing battery production costs, regulatory requirements in Europe and China, and

most importantly, significantly improved battery technology permitting greater range and higher power. Many industry observers expect full electric battery vehicle production costs to equal internal combustion engine (ICE) vehicle production costs between 2020 to 2025 (Exane BNP Paribas, 2016). At that point, demand for full electric vehicles will increase significantly as there will no longer be a major price premium between EVs and standard vehicles and the operating costs savings for EVs compared to standard vehicles will drive demand. Deutsche Bank's forecast of electric vehicle demand is shown in Figure 19-3. BNP Paribas has a more robust forecast, as illustrated in Table 19-2.

Figure 19-3: Electric vehicle demand to 2025


Global car sales (millions)
0
2
4
6
8
10
12
14
16
18
0.0%
0.5%
1.0%
1.5%
2.0%
2.5%
3.0%
2014 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E 2025E
Full EV - Passenger
Full EV - Commercial
Plug-in Hybrid
Hybrid
Full EV as a % of global market

Source: Deutsche Bank, 2016

Table 19-2: New vehicle build by engine type

Engine Type	2015	2020e	2025e	2030e
Internal Combustion Engine	94%	84%	57%	29%
Mild Hybrid	0%	4%	14%	23%
Full Hybrid (HEV & PHEV)	3%	7%	15%	20%
Full EV	0%	2%	11%	26%
Diesel	18%	16%	11%	9%

Source: Exane BNP Paribas, 2016

Alternative forecasts by industry research group Roskill project much more robust demand growth scenarios through 2025. Their forecast is based on both robust vehicle demand growth, especially in rapidly developing economies; and a significant shift to electric vehicles. Projected changes are illustrated in Figure 19-4 and Figure 19-5.

Figure 19-4: Vehicle demand to 2030


Baseline vehicle sales (million)
180
160
140
120
100
80
60
40
20
0
2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030
Passenger cars
Commercial

Source: Roskill, 2017

Figure 19-5: Electric vehicle demand to 2030


Baseline assumptions for world electrification (% vehicle sales)
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030
HEV
PHEV
EV standard
EV performance
48V

Source: Roskill, 2017

Based on the projected growth in electric vehicles and expanded use of lithium-ion batteries in energy storage applications, as well as continued use of lithium ion batteries in consumer electronics and use of lithium in non-electric applications, Roskill projects lithium demand could exceed 1.0 million tonnes of LCE by 2026 (Figure 19-6):

Figure 19-6: Lithium demand forecast to 2026


Forecast demand for lithium by use to 2026 (t LCE)
1,800,000
1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
-
Uncertainty around xEV penetration rates
1Mt LCE
2016
2017f
2018f
2019f
2020f
2021f
2022f
2023f
2024f
2025f
2026f
Rechargeable battery
Other
Low
High

Source: Roskill, 2017

Under Roskill's revised forecast lithium demand is anticipated to grow at a rate of 17.7 % [per annum] from 2016 through 2026 versus the previous projection of 6.4 % per annum. The primary reason for the increase is the larger than expected sales of electric vehicles in the past two years, as well as government and automaker plans for the near and long term as reflected in recent announcements from France, the UK, Renault, Volvo, BMW and Volkswagen. Rechargeable batteries are anticipated to account for an increasing share of lithium demand, increasing from 50 % of lithium demand in 2016 to as much as 85 % in 2026.

New large-scale lithium battery factories currently under development are attempting to reduce the cost of lithium batteries based on economies of scale in production to encourage more rapid uptake of electric vehicles as well as open new market sectors to lithium batteries. It is important to recognize that lithium represents a very small component of electric vehicle battery production costs, typically less than 3 % of total battery cost, depending on the battery chemistry. The majority of battery production costs are represented by pack assembly, cell manufacturing and processed materials. Raw materials account for about 21 % of total manufacturing costs, but lithium represents only about 4 % of the raw material costs based on NMC (Nickle-Manganese-Cobalt) battery chemistry, which uses lithium carbonate (Figure 19-7).

Figure 19-7: Battery pack production costs


Battery pack cost breakdown by component*
2015
Raw Materials, 21%
Processed Materials, 21%
Cell Manufacturing, 27%
Margin, 3%
Pack Assembly, 21%
Battery pack cost breakdown by raw material*
2015
Lithium, 4%
Manganese <1%
Cobalt, 3%
Nickel, 2%
Graphite, 2%
Other, 11%

Source: exane bnp paribas (2016), * assumes NCM battery chemistry

As a consequence, lithium prices do not have a significant impact on total battery production costs and the total vehicle selling prices and thus lithium demand in battery applications will not be significantly impacted by increased prices for the raw material. This is illustrated in Table 19-3 which shows the impact of lithium carbonate pricing on selected electric vehicle manufacturers. It is seen that even a doubling of the lithium carbonate price will have only a very modest impact on the average vehicle selling price.

Table 19-3: Lithium carbonate price impact on electric vehicle selling price

OEM & Model	Battery	List Price ($US)	Lithium Cost*	Lithium Carbonate Price ($US/tonne)						
				7,500	10,000	12,500	15,000	17,500	20,000	22,500
Tesla Model S	90 kWh	90,000	Lithium Cost	$987	$1,317	$1,646	$1,975	$2,304	$2,633	$2,962
			% of Cathode	33%	39%	45%	49%	53%	56%	59%
			% ASP	1.1%	1.5%	1.8%	2.2%	2.6%	2.9%	3.3%
Nissan Leaf	30 kWh	34,000	Lithium Cost	$329	$439	$549	$658	$768	$878	$987
			% of Cathode	33%	39%	45%	49%	53%	56%	59%
			% ASP	1.0%	1.3%	1.6%	1.9%	2.3%	2.6%	2.9%
BMW i3	33 kWh	39,900	Lithium Cost	$362	$483	$603	$724	$845	$965	$1,086
			% of Cathode	33%	39%	45%	49%	53%	56%	59%
			% ASP	0.9%	1.2%	1.5%	1.8%	2.1%	2.4%	2.7%

Source: Exane BNP Paribas (2016); *Assumes NMC cathode technology

Global lithium production is dominated by four companies: Talison Lithium in Australia (a joint venture between Tianqi Lithium and Albermarle, SQM in Chile, Albemarle in Chile and the USA and FMC Lithium in Argentina. Together, the "Big 4" produced about 87% of the lithium supply in 2015 (Table 19-4).

Table 19-4: Global mine production of lithium by company - 2015 (tonne LCE)

Company	Location	2009	2010	2011	2012	2013	2014	2015p
Talison	Greenbushes, WA, Australia	33,300	47,100	51,800	62,000	54,500	65,600	70,000
SQM	Atacama, Chile	21,300	32,400	40,700	45,700	36,100	39,500	37,000
Albemarle	Atacama, Chile & Silver Peak, NV, USA	13,305	21,229	22,950	24,000	28,400	26,915	28,500
FMC	Hombre Muerto, Argentina	12,634	17,537	13,398	13,200	13,015	18,020	15,000
China Mineral	See table below	3,900	4,100	6,250	6,200	6,700	6,050	6,550
China Brine	See table below	5,500	4,510	5,025	3,830	5,530	6,030	6,100
Other Mineral	See table below	9,521	8,188	8,136	8,230	8,220	8,200	8,200
Orocobre	Olaroz, Argentina	-	-	-	-	-	-	1,700
Galaxy Resources	Mt. Cattlin, WA, Australia	-	244	9,471	8,914	-[1]	-	-
RB Energy	Val d'Or, QC, Canada	-	-	-	-	5,000	-[1]	-
Total		**99,461**	**135,308**	**157,730**	**172,074**	**156,465**	**168,315**	**171,050**

Source: Roskill, 2015

To date, lithium production has kept up with rapid increases in demand, largely through production increases at higher cost swing producers such as Talison's Greenbushes hard rock mineral operation and production increases at Chinese brines. Future production increases to meet continued increases in consumption are still possible from these producers, especially Talison, but new, lower cost producers will be needed in the medium-term and could displace these high cost swing producers in the short term.

19.3 PRICES

Prices for lithium carbonate and lithium hydroxide, the primary lithium ion battery materials, are set by negotiation between buyer and seller. Prices have increased rapidly in the recent past from indicative pricing of 5,000 – 6,000 US$/tonne in 2013 and 2014 for 99.0 % – 99.5 % lithium carbonate to a current range of 9,500 to 12,500 US$/tonne for lithium carbonate and approximately 15,500 US$/tonne for lithium hydroxide. Spot prices in China for lithium carbonate and lithium hydroxide are considerably higher, most recently in the range of 25,000 to 30,000 US$/tonne.

19.4 Lithium Carbonate Price Projection

For project economic evaluation purposes, MSB under its own authority provided WP with the lithium carbonate price projection prepared by signumBOX, included as Figure 37 of its August 2017 Lithium Market Report and reproduced below.

Figure 19-8: signumBOX Lithium carbonate price projection


37
Lithium Carbonate Prices
US$/Ton
High
Low
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037
SOURCE
signumBOX
estimates

Source: Obtained from above Fig 37of signumBox Lithium carbonate price projection, August 2017

Based on the interpretation of the above graph, the table below was obtained:

Table 19-5: Lithium Carbonate Price Forecast[2]

Price Scenario	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2033	2038	2043	Average
	1	2	3	4	5	6	7	8	9	10	15	20	25	
High	13,450	13,450	13,600	13,700	14,000	14,350	13,850	14,050	14,250	14,500	15,750	17,000	17,000	15,379
Medium	11,775	11,550	11,800	12,000	12,475	12,750	12,225	12,375	12,575	12,825	13,950	15,000	15,000	13,584
Low	10,100	9,650	10,000	10,300	10,950	11,150	10,600	10,700	10,900	11,150	12,150	13,000	13,000	11,790

Source: MSB interpretation of signumBOX's above shown figure. Note that Medium Price Scenario was calculated by MSB and is not part of signumBOX's report

[2] signumBOX's lithium carbonate price projection ends in 2037. Constant prices were assumed for the remainder of the project life (2038 – 2043).

It should be noted the above mentioned price projection is one among several available on the market on this subject. MSB suggested using signumBOX's projection because they know this firm and believe in its expertise. However, as all forward looking projections, it is subject to many uncertainties and may not be realized in the future.

19.5 Potash Price and Supply/Demand Outlook

19.5.1 Market

The current outlook for potash prices is not positive. In fact, economic news agency Reuters recently titled an article as "Potash prices dismal for the long term" from which we quote in part:

> "Mine expansion and new mines produce oversupply:
>
> The deepest slump in a decade for the oversupplied potash fertilizer market may abate only slightly in 2017, major producers say, and could take years to correct because of the imminent start-up of new mines.
>
> Potash prices are hovering around their lowest levels since 2007, amid bloated capacity and weakening farm incomes, spurring consolidation. Adding to miners' problems, several new low-cost mines are scheduled to begin production in coming years.
>
> Germany's K+S AG will ramp up production at its new western Canadian mine this year, while EuroChem begins mining potash in Russia next year.
>
> Even so, potash prices are weak enough to stimulate strong demand and are creeping higher oversupplied conditions may improve between 2020 and 2022."

Above outlook is confirmed by supply/demand expectations of a major participant in the market, shown on the next figure:

Figure 19-9: Global Capacity versus Demand Forecast


120
100
80
60
40
20
0
Capacity
Demand
2014
2020 F
arket Realist
Source: The Mosaic Compar

Source: The Mosaic Company

19.5.2 Potash Price Projection

Figure 19-10: Potash Prices


Price in U.S. dollars per metric ton
400
300
200
100
0
379.2
297
303
246
225
231
238
244
251
258
265
272
279
320
2013
2014
2015
2016
2017*
2018*
2019*
2020*
2021*
2022*
2023*
2024*
2025*
2030*

Source: The World Bank, April 2017, as reported by Statista – Prices in nominal dollars, FOB Vancouver

For purposes of the project's economic evaluation, prices from the above figure were taken, converting them to constant dollars, assuming a 2 % annual inflation rate. This results on the following table:

Table 19-6: Potash Price Forecast

Price Scenario	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2033	2038	2043	Average
	1	2	3	4	5	6	7	8	9	10	15	20	25	
Medium	246	225	226	229	230	232	234	235	237	238	247	252	252	242
KCl Discounted Price	221	203	204	206	207	209	210	212	213	214	223	227	227	219

Source: World Bank, April 2017, data beyond 2030 projected according WB data tendency.

KCl line prices correspond to the forecast, as described. However, taking into consideration that MSB's production is small, as compared with major potash market participants and sited far from the major consuming centers, a 10% price discount was assumed in the economic evaluation, to take into account of the above mentioned factors.

19.6 Contracts

MSB has not entered into any contracts for production or sale of lithium or potassium salts as of the date of this technical report.

19.7 Chilean Regulations Respecting Lithium Production

Lithium is considered a non-concessionable mineral in Chile. As such, production is controlled under regulations promulgated under various acts and regulations, the key one being D.L. No 2886/1979, which established lithium as a strategic resource based on Article 19, No. 24, paragraphs 6-10 of the Constitution; Constitutional Organic Law No. 18,097 (21 January, 1982) on Mining Concessions; the Mining Code Law 18,248 of Oct. 3, 1983 and the Regulations of the Mining Code of 27 Feb. 1987.

Under the above laws and regulations, lithium production can only be undertaken by state companies or under Special Operating Contracts (CEOL) or Administrative Concessions by private companies. It is to be noted that mineral tenements, including lithium tenements, registered under the 1932 Mining Law are "grandfathered" from the provisions of the 1982 Mining Law and D.L. No 2886/1979 which means that they don't need a CEOL to be exploited. Of the total 2,563 ha for which the resource has been defined at the MJV project, 1,125 ha are grandfathered tenements. Lithium production in Chile is regulated also by the Chilean Nuclear Commission (CChEN) which gives the permit to sell lithium based products.

In 2014, Chile undertook to modernize the laws and regulations respecting lithium production. The Chilean National Lithium Commission completed a process of consultations and the Government of Chile announced in early 2016 a number of short and medium-term objectives and programs for development of the Chilean lithium industry. Key amongst the recommendations were the following:

- Renegotiation of the existing concession agreements between CORFO and SQM and Albermarle with respect to lithium production on Salar de Atacama;
- Mandate the state-owned companies CORFO, ENAMI and CODELCO as the government vehicles to develop lithium projects through private-public joint ventures (over mining concessions where the state has ownership).
- Creation of the CORFO Non-metallic Mining and Governance Committee
- Promoting local and indigenous community involvement in lithium development projects;
- Enhancing technological capabilities in Chile for sustainable production in the salars;
- Developing policies and programs for value added lithium production in Chile;
- Reinforcing public institutions; and,
- Promoting research, innovation and technological development.

Since the adoption of the recommendations of the Lithium Commission, CORFO has renegotiated the production contracts with Albermarle with respect to lithium extraction on salar de Atacama. Albermarle has increased its production quota to 262,132 tonnes lithium (1,395,328 tonnes LCE) through to 2044. Albermarle agreed to a change in royalty payments and obtained an option to construct a lithium hydroxide plant. In addition, Albermarle agreed to provide a specified percentage of lithium carbonate production at preferential prices to Chilean processors for value added production in Chile and to commit to a specified annual R&D program.

SQM's contract with CORFO has not been renegotiated. The two entities are in a protracted arbitrage procedure over the current contract, resolution of which we understand is required prior to agreeing on an extended or new contract.

20 ENVIROMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT

20.1 Environmental Studies

MWH (now Stantec) is the environmental engineering firm in charge of the "Environmental Baseline Study" and "Environmental Impact Assessment" for the Project. Both studies are needed to comply with the Supreme Decree 40/2012 of the Ministry of the Environment, which corresponds to the "Regulation of the Environmental Impact Assessment System" of the Chilean legislation.

20.2 Environmental Baseline Study

The environmental baseline study started in November 2016 with the installation of a weather station with continues recording of temperature, relative humidity, atmospheric pressure, wind speed and direction, rain and snow precipitation. In addition, an air quality station was installed to measure particle sizes of PM 2.5 and PM 10. To date MWH has a progress of more than 85 % of the environmental baseline study and is scheduled to be completed as planned in December 2017.

The environmental base line study includes two groups of monitoring campaigns: a) Seasonal campaigns, which are conducted during each of the four seasons of the year, and b) individual campaigns that need to be done just once (i.e. archeological prospects on the plant and mine area). Below we present the tables describing the status of the environmental base line progress, per campaign.

Table 20-1: Environmental Campaigns

Study	Observations
Flora and vegetation	4 out of 4 campaigns have been completed for the environmental baseline study. MSB will continue to monitor the sensitive areas that have been identified during the approval process of the EIA.
Fauna	4 out of 4 campaigns have been completed for the environmental baseline study. MSB will continue to monitor the sensitive areas that have been identified during the approval process of the EIA. The representative Fauna that roams in these areas are small lizards, foxes and guanacos, small rodents (chinchillas).
Limnology	Limnology is the scientific study of bodies of freshwater that are being conducted near the salar fresh water intakes. 2 out of the 2 campeigns have been completed for the environmental baseline study. MSB will continue to monitor the sensitive areas that have been identified during the approval process of the EIA.
Weather station and Air Quality	The station was installed during the end of October 2016 with continues recording starting November 2016. The weather station records temperature, relative humidity, atmospheric pressure, wind speed and direction, rain and snow precipitation. In addition, an air quality station was installed to measure

Study	Observations
	particle sizes of PM 2.5 and PM 10. This station will also be maintained during the life of the project.
Hydrology and hydrogeology	This work is being conducted by Flo Solutions with the support of MWH.
Noise and vibration	Completed in the area of influence of the project.
Ground / physical and chemical properties	Completed in the area of influence of the project.
Algae, fungi and lichens	Completed in the area of influence of the project.
Roads and traffic	2 out of 2 campaigns have been completed for the environmental baseline study.
Landscape and Tourism	Completed in the area of influence of the project.
Light	Completed in the area of influence of the project.
Geology and geomorphology	Completed in the area of influence of the project.
Human environment	Completed in the area of influence of the project.
Archeology and Paleontology	Is ongoing in the area of the future plant and evaporation ponds, two out three campaigns were conducted with no major findings.
Entomology	Completed in the area of influence of the project.

Figure 20-1: Study area for Flora and Fauna that include plant and Pond Areas, the brine extraction areas and Laguna Santa Rosa.


Leyenda
Cartografía Temática
Proyecto
Cartografía Base
Red Vial
Tamberia
Salinas
Refugio
Laguna Santa Rosa
480000
490000
500000
510000

Source: MWH now Stantec

Figure 20-2: Physiognomy of scrubs in the Project area


a)
b)
c)

Where: a) Scrubland located near the plant area; b) Scrubland located at the evaporation pond area c) Scrubland located on the slopes to the west of Laguna Santa Rosa sector.

Figure 20-3: Typical species at the plant and pond area.



20.2.1 The Environmental Impact Assessment

All the engineering done to date by Worley Parsons has been provided to MWH to complete the "Environmental Impact Assessment" of the project during the construction, operation and closure of the mine.

Work is ongoing with a progress completion of around 70% of the EIA final document. The environmental models for Noise, Air Quality, Roads & Traffic and Hydrogeology, will be key to identify potential impacts of the project and the best mitigations strategies to be implemented at an early stage of engineering. MSB plans to submit the EIA during the 2Q of 2018.

20.2.2 Community Relations

MSB has engaged early with all communities that could be influenced by the project, including local authorities, community stakeholders and the indigenous Colla representatives of Diego Almagro.

The first meetings were with the mayors of the three nearest town Diego de Almagro, Chañaral and Copiapó, to present the project and understand concerns and issues of the community. Work is ongoing with other representative and stakeholders of Diego de Almagro, Copiapó and Chañaral.

In addition, MSB has already started talks with the indigenous community of the Collas and all meetings and agreements are well documented. It is important to note that the only interaction with the indigenous territories of the Collas during construction and operation of the Project is the use of existing public roads that are adjacent to their territories. These public roads are also being used by two of existing Codelco mine operations: Salvador and Potrerillos.

Figure 20-4: Map of the Colla reclaimed indigenous land. Prepared by MWH now Stantec


400000
500000
7100000
7000000
6900000
Leyenda
Cartografía Temática
Territorio Ocupado por Los Collas
Proyecto
Cartografía Base
Hidrografía
Red Vial
Infraestructura
Límites

Figure 20-5: Meeting with MSB senior management and indigenous Colla Representatives at their headquarters in Diego Almagro



21 CAPITAL AND OPERATING COST

21.1 Capital Cost Estimate

21.1.1 Capital Expenditures – CAPEX

Capital expenditures are based on an operating capacity of 20,000 tonnes of lithium carbonate per year, and 74,000 tonnes of potash. Capital equipment costs have been obtained from in-house data and solicited budget price information.

The estimates are expressed in fourth quarter 2017 US$. No provision has been included to offset future cost escalation since expenses, as well as revenue, are expressed in constant dollars. Accuracy of the estimate is expected to be within a +/- 25% range.

The capital costs include direct and indirect costs for:

- Brine production wellfields and pipeline delivery system.
- Evaporation ponds
- Platforms, cuts and fills
- Salt removal plant
- Lithium carbonate plant
- General services
- Infrastructure

The capital investment for the Salar Blanco Project, including equipment, materials, indirect costs and contingencies during the construction period is estimated to be US$ 527 million. This total excludes interest expenses that might be capitalized during the same period. Out of this total Direct Project Costs represent US$ 389 million; Indirect Project Costs represent US$ 55 million, and the provision for Contingencies is US$ 83 million. The former representing 14.2 % of total project costs, while the latter is 18.6 % of total project costs.

Working capital requirements are estimated to be US$ 13.5 million; in addition, sustaining capital expenditures total US$ 35 million over the 20-year evaluation period of the project.

Total capital expenditures are summarized in Table 21-1.

Table 21-1: Total Capital Expenditure

Area	Description	Projected Budget 000 US$
	Direct Costs	
1000	Brine Extraction Wells	25,637
2000	Evaporation Ponds	134,065
2500	Soil, Cuts and Fills	6,246
3000	KCl Plant	23,396
5000	Salt Removal Plant	29,928
6000	Lithium Carbonate Plant	77,396
8000	General Services	29,898
9000	Infrastructure	62,816
	Total Direct Cost	389,382
	Total Indirect Cost - 14.2%	55,216
	Contingencies - 18.6%	82,708
	TOTAL	527,305

21.1.2 Brine production wellfield and pipeline delivery system

A brine production wellfield with a maximum production capacity of 320 l/s will be constructed in the Salar as described in Section 16. This wellfield will consist of 13 production wells each with a pumping capacity between 25 l/s and 50 l/s. Brine discharge from each wellhead is conveyed through a feeder pipeline system into two transfer ponds in the northwest the Salar from where it is lifted through a 12 km main pipeline up to the evaporation ponds.

The capital cost estimate for the brine production wellfield and pipeline delivery system considers the following main components:

- 13 production wells completed with 12-inch diameter stainless steel production casing and screen to a depth of 200 m and submersible pumping equipment
- 20 km of 8-inch diameter HDPE feeder pipelines
- Two collection/transfer ponds
- Booster pumping station
- 12 km of 20-inch diameter steel / HDPE main brine delivery pipeline.

Table 21-2: Brine production wellfields and pipeline delivery system Cost Estimate

1000 Brine Extraction Wells	Projected Budget 000 US$
Wells	4,269
Earthworks	489
Pipeline	16,807
Brine Transfer Pond Equipment	1,431
Stall	91
Electric Equipment	618
Electric Materials	1,933
Total	25,637

21.1.3 Evaporation Ponds

The evaporation ponds comprise 3 types of them, namely solar evaporation ponds proper, discard ponds and the lithium brine pool or reservoir.

The evaporation ponds are extensive low depth areas, reaching a maximum of approximately 2 m. The transfer of the brine from one pond to the next will be done by means of gravity overflow. In those sectors in which the topography of the sector is not favorable, transfer will be done by pumping.

A lithium brine pool or reservoir will be installed at the end of the circuit, and where concentrated brine from the evaporation ponds will accumulate, for later transfer to the industrial area for further processing.

The solar evaporation ponds have a surface of approximately 7,500,000 m^2, the disposal ponds have an approximate area of 75,000 m^2 and the lithium brine reservoir has an area of approximately 20,500 m^2.

All the ponds have a waterproofing system, which considers the incorporation of an HDP membrane, with resistance to impacts and punctures.

Table 21-3: Evaporation Ponds Cost Estimate

2000 Evaporation Ponds	Projected Budget 000 US$
Earthworks	67,954
Geomembranes	55,131
Pumps	1,936
Pipelines	6,802
Electric Equipment	1,520
Other Costs	723
Total	134,065

21.1.4 Platforms, Cuts and Fills

In addition to the massive soil movements required for construction of the pond system, additional cuts and fills are necessary for the platforms required by the industrial area of the project. This area is located to the north of the evaporation ponds and will present an area of 130,000 m^2.

Table 21-4: Soil Cuts and Fills Cost Estimate

2500 Soil, Cuts and Fills	Projected Budget 000 US$
Escarpment	146
Excavation	2,513
Refilling	3,587
Total	6,246

21.1.5 Potassium Chloride (KCl) Plant

Salts obtained as a result of crystallization of sylvinite and carnallite pools are sent to the potassium chloride plant, which by means of grinding, flotation, leaching and subsequent drying processes, potassium chloride is obtained as a final product.

The facilities comprising the plant will have a total area of close to 16,018 m^2, and is composed of a potassium chloride plant, a carnallite plant and a reagent preparation building.

Table 21-5: Potassium Chloride (KCl) Plant Cost Estimate

3000 KCl Plant	Projected Budget 000 US$
Earthworks	409
Steel Structure	7,809
Concrete	2,658
Piping	191
Mechanic Equipment	8,813
Electric Equipment	76
Instrumentation	756
Electric Cables	1,823
Instrumentation Cables	860
Total	23,396

21.1.6 Salt Removal Plant

Given the temperature, wind and solar radiation characteristics of the Maricunga Salar, brine process designers have reached the conclusion that in order to accelerate brine concentration and remove the high content of Calcium, it is advisable to install a concentration plant, which will receive concentrated brine from the reservoir pool and will subject it to additional concentration by means of evaporation and crystallization. Input for the plant will be approximately 1,240 m^3/h of concentrated brine. Output from the plant is directed to the Lithium Carbonate Plant.

Table 21-6: Salt Removal Plant Cost Estimate

5000 Salt Removal Plant	Projected Budget 000 US $
Equipment Supply	16,235
Transportation, Civil Works and Erection	13,693
Total	**29,928**

21.1.7 Lithium Carbonate Plant

Concentrated brines from the Salt Removal Plant are sent to the lithium carbonate plant, which by means of purification processes, solvent extraction, carbonation and drying, removes the remaining contaminants present in the brine, such as boron, magnesium and calcium. In this manner, lithium carbonate is obtained as the final product.

The facilities that make up the plant comprise a total area of approximately 60,000 m^2 and include a solvent extraction building, a brine purification building which includes a magnesium and calcium abatement section, a preparation of organic and storage of sodium sulphate section, and the lithium carbonate building which includes a wet area, filtering, drying, packaging and storage of products.

Table 21-7: Lithium Carbonate Plant Cost Estimate

6000 Li_2CO_3 Plant	Projected Budget 000 US$
pH Regulation and Calcium Abatement	3,757
Sodium Sulphate	1,947
NaOH Preparation Plant	5,540
Secondary Magnesium Removal	11,463
Lime Plant	3,457
Carbonation	5,911
Soda Ash	20,027
Filtering	12,254
Drying	4,181
Packaging and Storage	5,842
Micronizing	3,019
Total	77,396

21.1.8 General Services

The main auxiliary services required by the lithium carbonate and potassium chloride process plants are: water supply storage and distribution, fuel storage and distribution, electrical supply and distribution, and soda ash storage and preparation

Table 21-8: General Services Cost Estimate

8000 General Services	Projected Budget 000 US$
Water Supply, Storage and Distribution	11,407
Fuel Storage and Distribution	2,352
Electric Supply and Distribution	8,072
Acid Washing System (H_2SO_4)	595
Thermal Units	1,602
Fire Protection System	3,153
Plant and Instrumentation Air Supply	2,717
Total	29,898

21.1.9 Infrastructure and Equipment

- The project infrastructure and equipment include the following areas:
- Earth Moving equipment for harvesting the salts in the evaporation ponds
- Construction and Operation Camp
- Internal Roads and C-173 by-pass
- Products warehouse.
- Auxiliary services.

- Workers' camp.
- Temporary contractors' installations

In addition there will be approximately 30 million m^3 of stockpiles and discards ponds, originating both from pond harvests and from processes plants.

Table 21-9: Infrastructure and Equipment Cost Estimate

9000 Infrastructure	Projected Budget 000 US$
Plant Buildings	5,143
Camp	14,158
Truck Maintenance Workshop	5,627
Internal Roads	8,779
C-173 By Pass	4,338
Weighing Steelyard	237
Vehicles	23,910
Products Warehouse	624
Total	62,816

21.1.10 Exclusions

The following items were not included in this estimate:

- Sunk and legal costs
- Special incentives and allowances
- Owner's costs, including permitting and construction insurance
- Escalation
- Interest and financing costs
- Start-up costs beyond those specifically included
- Additional exploration expenses

21.1.11 Currency

All values are expressed in fourth quarter 2017 US dollars; the exchange rate between the Chilean peso and the US dollar has been assumed as CHP$ 650 / US$; no provision for escalation has been included since both revenues and expenses are expressed in constant dollars. A US dollar Euro rate of 0,85 has also been used in some calculations.

21.2 Operating Cost Estimate

On this section we present the main elements of the estimated operating expenses for the Maricunga Project.

An operating cost estimate for 20,000 Li_2CO_3 and 74,000 KCl TPY facilities has been prepared. This estimate is based upon process definition, laboratory work, tests at equipment suppliers and reagents consumption rates all provided or determined by MSB. This work is currently at a preliminary stage. Informative vendor quotations have been used for reagents costs. Expenses estimates, as well as manpower levels are based on WP experience and information delivered by MSB. Energy prices -mainly electricity and diesel fuel- and chemicals prices correspond to expected costs for products delivered at the project's location.

21.2.1 Operating Expenses Summary – OPEX

Operating expenses are summarized on the following table:

Table 21-10: Operation Cost

Operating Cost	US$ / tonne Li_2CO_3	US$ / tonne KCl	Total 000 US$
Direct Costs			
Chemical Reactives and Reagents	925	17	19,757
Salt Harvest and Transport	93	1	1,947
Energy	860	17	18,438
Manpower	353	19	8,471
Catering & Camp Services	84	4	1,984
Maintenance	288	9	6,407
Transport	207	76	9,764
Direct Cost Subtotal	**2,809**	**143**	**66,769**
Indirect Costs			
General & Administration	129	2	2,716
Indirect Cost Subtotal	**129**	**2**	**2,716**
Total Operating Cost	**2,938**	**145**	**69,485**

As the previous table[3] indicates, chemical reactives and reagents are the major operating cost of the project, closely followed by energy costs, of which fuel consumed by the Salt

[3] Above table has been built assigning to Li_2CO_3 95 % of costs not directly attributable to either Li_2CO_3 or KCl. This is percentage corresponds approximately to the contribution of Li_2CO_3 to the total revenue of the Project.

Removal Plant is the major component. Over 80 % of the chemical costs correspond to Soda Ash costs, of which 42,000 tonnes are required to produce 20,000 tonnes of Li_2CO_3. Other important expense items are manpower and maintenance.

If KCl income and expenses are netted, unit Li_2CO_3 production costs are as indicated on the following table:

Table 21-11: Cash Cost Net of By Product Contribution

Description - Cash Costs	US$ / Tonne Li2CO3
Total OPEX Li_2CO_3	2 938
KCl Revenue	839
KCl Expenses	536
KCl Operating Margin	303
Li_2CO_3 Cash Cost Net of Byproduct contribution	2.635

21.2.2 Ponds and Plants Reagents Costs

Table 21-12: Ponds and Plants Reagents Costs

Description	US$ / tonne Li_2CO_3	US$ / tonne KCl
Lithium Carbonate Plant		
Sodium Sulphate	99	-
Calcium Oxide	19	-
Soda Ash	756	-
Sulphuric Acid	10	-
Extractant	5	-
Diluent	3	-
Boron Removal Phase Modifier	3	-
Hydrochloric Acid	22	-
Sodium Hydroxide	9	-
KCl Plant		
Foaming Agent	-	1
Collector	-	15
Depressant Reactive	-	-
Hydrochloric Acid	-	-
Chemical Consumption Total	925	17

21.2.3 Energy Cost

Major energy items are the electrical energy required by the wells, the ponds, and processes Li_2CO_3 and KCl plants. Electrical transmission tolls are also significant. Transmission tolls are relatively high but this is due to the fact that the project is planning to use an existing line, built by another mining company and which would be shared by both companies. MSB has had preliminary conversations with the line owner, and a technical analysis carried out by another consultant for MSB indicates that there is sufficient capacity on the line to allow both companies to operate. Tolls have been estimated according to the prevailing methodology in Chile.

However, Diesel fuel consumption on the Salt Harvest Plant is by far the major component of energy expenses; these amount to US$ 13.8 million per year. Diesel fuel in this plant is used on boilers to produce steam required by the process.

Diesel fuel required by salt removal and transport equipment is included on item 21.2.5.

Table 21-13: Energy

Electric Energy Consumption	Consumed Energy, 000 US$/yr
Ponds	557
Wells	454
Li_2CO_3 Plant	1,771
KCl Plant	432
Camp	373
Transmission Losses	176
Subtotal	**3,763**
Transmission Toll (Alt. 2 Est. La Coipa)	855
Total	**4,618**

21.2.4 Maintenance Cost

Maintenance costs have been estimated by applying experience based factors, to capital outlays for the different budget items.

Mining truck and salt moving equipment maintenance (included under infrastructure) is the major contributing item to maintenance cost.

Table 21-14: Maintenance Cost

Description	Maint. / tonne Li_2CO_3	Maint. / tonne KCl
Brine Extraction Wells	6.1	0.1
Evaporation Ponds	19.1	0.3
KCl Plant	-	5.3
Salt Removal Plant	28.4	0.4
Lithium Carbonate Plant	47.7	-
General Services	30.0	0.4
Infrastructure	156.9	2.2
Total	288.2	8.7

21.2.5 Salt Harvest and Transport

This item corresponds to the costs incurred on harvesting the ponds and transporting discarded salts to their established dumping place, within MSB's surface property and according to the EIA expected to be approved. Material to be transported is approximately 3.5 million m^3/y. Personnel costs of this operation, as in all cases in this report are not included in the item, since they are presented on the Manpower cost estimate.

It must also be mentioned that, for economic evaluation purposes, all equipment required in the operation, as well as the personnel involved on it have been assumed to be owned or employed directly for MSB. However, it is planned that the personnel doing pond harvesting, as well as loading, unloading and transporting discarded salts within the compound will actually belong to an outside contractor, who will also own and operate the vehicles required for this function.

Table 21-15: Salt Harvest and Transport Cost

Description	000 US$	US$ / tonne Li_2CO_3	US$ / tonne KCl
Salt Harvest and Transport	1,947	93	1
Total	1,947	93	1

21.2.6 Manpower, Catering and Camp Services Cost

Headcount for the plant was estimated on the basis of experience in similar facilities, while personnel salaries and benefits were projected using data from actual costs for mining operations in the north of Chile, adjusted by relevant factors.

Table 21-16: Manpower, Catering and Camp Services Cost

Description	# of people	US$ / tonne Li_2CO_3	US$ / tonne KCl
Management (G&A)	15	-	-
Plant Operations	130	245	18
Ponds Harvesting	42	85	1
Truck Workshop	11	22	0
Catering and Camp Services	198	84	4
Total		437	23

21.2.7 Indirect Costs

Indirect costs include management compensation, office space, rental, plant insurance, communications and other expenses.

Costs exclude Board of Directors compensation and expenses, and any other expenses above those corresponding to the company's local General Manager.

Table 21-17: G&A

Description	US$ / tonne Li_2CO_3	US$ / tonne KCl
Management	106	2
Office Rental	2	0
Insurance	19	0
Personnel Transportation	-	-
Communications, office supplies & sundries	3	0
LOCAL G & A TOTAL COSTS	129	2

22 ECONOMIC ANALYSIS

This section analyzes the economic feasibility of the MSB Maricunga Project. The analysis considers a production rate of 20,000 TPY of lithium carbonate and 74,000 TPY of potash, in the basal case.

To carry out the project's economic evaluation, WP developed a pre-tax and after tax cash flow model. Inputs for this model were the capital and operating costs estimates presented in the previous sections, as well as an assumed production program and the pricing forecast included in Section 19.

Model results include the project's NPV at different rates, IRR and payback period. These parameters were calculated for different scenarios; in addition, a sensitivity analysis on the most important revenue/cost variables was performed.

It has to be emphasized that this PEA document is preliminary in nature, that it includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary economic assessment will be realized. This notwithstanding, results of this study indicate that the project should proceed to the next development stage.

22.1 EVALUATION CRITERIA

- Pricing has been obtained from Company calculations based on the signumBOX Lithium Carbonate market study report published in August 2017, as indicated in Section 19.
- Long term production rates have been assumed as 20,000 TPY of lithium carbonate and 74,000 TPY of potash. Long term lithium carbonate production level is reached in the third year of operations. Production ramp up rates of 32 % and 94 % respectively apply for the first and second production years. Potash production is out of sync with that of lithium carbonate, starting on the third year of operations and ramp up rates of 60 % and 85 % apply on the first and second years of potash operations.
- Project duration: Time allowed for engineering, permits and construction is 4 years, with production starting on the fifth year. Projected operating period is 20 years at full lithium carbonate production, or 22 years from the start of operations.
- CAPEX and OPEX presented on Section 21 correspond to the process described on Section 17. However, since the this process is still under development, in order to optimize its parameters, there is a risk that it may not produce the expected quantity and/or required quality of Lithium Carbonate and Potassium Chloride, or that it may result more expensive than expected. Nevertheless, all process steps are conventional and commonly used in the industry.
- Equity basis: For economic evaluation purposes, it has been assumed that 100 % of capital expenditures, including pre-production expenses and working capital are

financed solely with owner's equity. Given the level of rates of return obtained, considering leverage would further improve these rates of return. This is later done as part of the sensitivity analysis.

22.2 Income Tax and Royalties

The following tax assumptions and criteria have been considered in the project's evaluation:

22.2.1 Income Taxes

In accordance with the latest modification to the Chilean Income Tax Law (Ley N° 20.899, Reforma Tributaria, published on D.O. 02.08.16), income tax rate for corporations such as MSB has been set at 27 %. The new law left unchanged the provision for rapidly accelerated depreciation of capital goods. This provision results in losses for tax purposes in the early operating phase of project, losses which can be carried forward indefinitely. It has also been assumed that MSB projected total exploration and other capitalized project expenditures before construction, estimated as approximately US$ 22.7 million can be used as amortization once the project starts operations, however this assumption has not been ratified by legal or tax advisors[4].

22.2.2 Value Added Tax (19 % flat on all items)

In the case of long lead projects, such as MSB's, Chilean VAT law allows for direct recovery from the government of VAT paid during the construction period. Additionally, in the case of companies that export all or nearly all of their production, they can recover directly from the government VAT paid on all supplies. Considering that there are natural delays involved in this draw back system, the model considers that VAT payments are recovered six months after their payment.

22.2.3 Government Royalties

This is an area of some uncertainty for the project.

On the one hand, MSB has mining properties under the old mining law, which according to MSB's interpretation of the relevant legislation, are exempt from any special royalties on lithium carbonate production, and would be subject to royalties under the general mining regime. If this is case, and if MSB could produce 100 % of the brine required for the plant from the old properties, we estimate yearly royalties would amount to approximately US$ 3.3 million per year. This is equivalent to about 1 % of yearly sales.

---

[4] Some of these expenses may have been done by previous project owners, hindering their inclusion in tax allowable amortization.

On the other hand, royalties due on lithium brine production on properties under the new mining law are uncertain since there are no precedents, and the matter is under study by the government.

The story for SQM, and especially Albermarle, offers some insights into the matter. Firstly, it must be noted that neither of these two companies own the mining permits in the Salar de Atacama, where both operate. The mining concessions are owned by CORFO, a state entity that rents or leases them out to them on such terms, that the rent is construed as a royalty payment.

Albermarle has successfully renegotiated its agreement, with CORFO, increasing considerably its production permit, but the new agreement includes payment of substantially higher royalties than heretofore. According to the limited information released by the parties, it is possible to calculate that the average royalty rate to be paid by that company, depending on the assumed lithium carbonate price. This is shown on the following table:

Table 22-1: CORFO Albemarle Royalty Agreement Summary

	US$/tonne LCE 8,000	US$/tonne LCE 10,000	US$/tonne LCE 12,000
Royalty Payable US$/tonne LCE	872	1,372	2,172
Average Royalty Payable	10.9%	13.7%	18.1%

Source: Elaborated by WP from Albermarle published information.

Full table is included in Appendix 2 to this report.

This structure includes a maximum marginal royalty rate of 40 %, when price exceeds 10,000 US$/tonne. There is no data to calculate the regular government royalty that Albermarle must also pay, but it can be assumed it adds at least one or two percentage points to the above result.

While we emphasize that the Albermarle case is very different from that of MSB, which does own its mining permits, the above indicates that the stage has been set for a negotiation in which the Chilean Government will expect to receive significant contribution from MSB's project, in the form of royalties on those properties not covered by the old law.

Main reasons to expect a lower royalty rate for the case of MSB are:

- The latter owns its mining property, thus royalties will be due only to the Chilean government, and not to CORFO as a " rent or lease payment",
- MSB has paid for initial exploration of its properties, which was not the case in Atacama,

- Objective conditions such as climate, location and brine grade are not as favorable in Maricunga (or other salars) as in Atacama, and
- Expected risk and returns for greenfield projects are much higher than those for expansion projects.

Still, it is difficult to predict the level of royalty rates that will affect the project. For the time being, and until the government's intention becomes clearer, we have assumed an average royalty rate for the project equivalent to 7.5 % of sales, taking into consideration that maybe up to 50 % of the production may be very lightly affected, while the other 50 % will be charged at rates that reflect current economic and political conditions.

It is also important to mention that the Chilean government is keenly interested in that further lithium production, beyond the Salar de Atacama, is established in the country. Thus, there is clear indications that royalty rates to be set for Maricunga will allow the project to proceed, at rates of return comparable with those available elsewhere in the mining industry, and consistent with particular project risks.

Finally, we add that given the above mentioned situation, we have included the royalty rate in the parameters of the sensitivity analysis. The results are shown on Table 22-1, and the results indicate that the project can tolerate a higher royalty rate than that assumed in the base case, without undue impact on economic results.

22.2.4 Other Royalties

According to MSB, no royalties, apart from those due to the Chilean Government are payable on this project.

22.3 Capital Expenditures

As indicated in section 21.1.1 and on Table 22-2, capital investment for the MSB project, including equipment, materials, indirect costs and contingencies during the construction period is estimated to be US$ 527 million. As also indicated on the same section, working capital requirements are estimated to be US$ 13.5 million and sustaining capital expenditures total US$ 35 million, over the horizon of the project.

Since potash production investment occurs once lithium production has already started, project capital expenditures take place over a five year horizon, as shown on the following table:

Table 22-2: Capex Schedule

Description	Capex Schedule					
	2019	2020	2021	2022	2023	Total
Brine Extraction Wells	13,887	20,831	-	-	-	34,718
Evaporation Ponds	25,936	77,808	77,808	-	-	181,552
Soil, Cuts and Fills	1,208	3,625	3,625	-	-	8,458
KCl Plant	2,066	8,265	8,265	8,265	4,821	31,683
Salt Removal Plant	-	40,528	-	-	-	40,528
Lithium Carbonate Plant	-	54,684	50,127	-	-	104,811
General Services	-	40,489	-	-	-	40,489
Infrastructure	5,478	79,588	-	-	-	85,066
Total	48,576	325,818	139,825	8,265	4,821	527,305

22.4 Lithium Carbonate and KCL Production and Ramp Up

As previously indicated, the economic evaluation considers that project long term sustainable lithium carbonate production is 20,000 TPY and similarly potash production is 74,000 TPY. As shown on Table 22-3 below, this production rate is to be obtained during the third year of operations; production rate in the first and second year of the project being respectively 32 % and 94 % of the long term production rate. For potash production these numbers are 60 % and 85 %, respectively.

Table 22-3: Production Capacity

Production Capacity	Tonnes per year
Li_2CO_3	20,000
KCl	74,000

Since it is known that start of lithium carbonate production is a difficult process, it has been assumed that during initial operations, saleable production is only 5 % of long term capacity during the first month, increasing slowly to 65 % during the 12th month of operations, averaging 32 % for the full first year. Production ramp up continues during the second year, and full production is achieved on the 18th month of operations.

Table 22-4: Production Ramp Up %

Production Capacity	2022	2023	2024	2025	2026
Li_2CO_3	32%	94%	100%	100%	100%
KCl	-	-	60%	85%	100%

Given the above presented production ramp up, quantities of lithium carbonate and potassium chloride produced are as follows:

Table 22-5: Production Ramp Up Tonnes

Production Tonnes	2022	2023	2024	2025	2026	2028	2033	2043	Total
	4	5	6	7	8	10	15	25	
Li_2CO_3	6,333	18,750	20,000	20,000	20,000	20,000	20,000	20,000	425,083
KCl	-	-	44,400	62,900	74,000	74,000	74,000	74,000	1,439,300

22.5 Operating Costs

As shown on section 21.2.1, Table 21-10, direct operating costs per tonne of lithium carbonate come out to be US$ 2,809. In the same manner, direct operating costs per tonne of potash are US$ 143. Indirect unit operating costs are estimated to be 129 US$/tonne and 2 US$/tonne for lithium carbonate and potash, respectively. Thus, total estimated operating costs are 2,938 US$/tonne and 145 US$/tonne.

22.6 Production Revenues

Production revenues result from projected product prices, shown on Table 19-5 and production quantities presented on Table 22-6. Results are as follows:

Table 22-6: Production Revenues

	2022	2023	2024	2025	2026	2028	2033	2043	Total 000 US$
	4	5	6	7	8	10	15	25	
Li_2CO_3	76,000	233,906	255,000	244,500	247,500	256,500	279,000	300,000	5,873,906
KCl	-	-	9,266	13,229	15,672	15,859	16,475	16,780	318,443
Total	76,000	233,906	264,266	257,729	263,172	272,359	295,475	316,780	6,192,350

22.7 Cash Flow Projection

Combination of assumptions on investments, revenues, costs, income taxes, royalties, amortization, depreciation, working capital, etc. combine to produce the cash flow projection shown on Table 22-7.

It should be mentioned that the cash flow projection shown on the above referred table, corresponds to the evaluation base case. This case includes KCl production and assumes full equity project funding.

Table 22-7: Project Summary Cash Flow Projection

PROYECTO SALAR BLANCO - SALAR DE MARICUNGA (20KTPA)
MINERA SALAR BLANCO S.A.
CASH FLOW

WorleyParsons
resources & energy

Year	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2033	2038	2043	Total
Period	1	2	3	4	5	6	7	8	9	10	15	20	25	
Revenues	-	-	-	76.000	233.606	264.266	267.729	263.172	267.270	272.359	286.475	316.780	316.780	6.192.350
Li2CO3	-	-	-	76.000	233.606	255.000	244.500	247.500	251.500	256.500	270.000	300.000	300.000	5.873.906
KCl	-	-	-	-	-	9.266	13.229	15.672	15.770	15.859	16.475	16.780	16.780	318.443
Expenses	-	-	-	(26.771)	(77.653)	(85.707)	(87.499)	(89.268)	(89.576)	(89.957)	(91.691)	(93.289)	(112.758)	(1.950.080)
OPEX Li2CO3	-	-	-	(21.026)	(59.465)	(58.763)	(58.763)	(58.763)	(58.763)	(58.763)	(58.763)	(58.763)	(58.763)	(1.266.753)
OPEX KCl	-	-	-	-	-	(7.079)	(9.360)	(10.722)	(10.722)	(10.722)	(10.722)	(10.722)	(10.722)	(209.443)
Royalty	-	-	-	(5.700)	(17.543)	(19.620)	(19.330)	(19.738)	(20.045)	(20.427)	(22.161)	(23.759)	(23.759)	(464.426)
Mining Licenses and Other	-	-	-	(45)	(45)	(45)	(45)	(45)	(45)	(45)	(45)	(45)	(45)	(990)
Remediation													(19.469)	(19.469)
Operating Margin	-	-	-	49.229	155.953	178.559	170.230	173.903	177.695	182.402	203.784	223.491	204.022	4.242.270
Operating Margin %	-	-	-	65%	67%	68%	66%	66%	66%	67%	69%	71%	64%	
Depreciation, Amortization, Rem. Allowance & Other	-	-	-	(113.837)	(88.358)	(88.895)	(88.932)	(88.959)	(89.006)	(1.962)	(2.263)	(3.941)	(6.190)	(611.588)
Profit Before Taxes	-	-	-	(64.607)	67.595	89.664	81.299	84.935	88.689	180.439	201.521	219.550	217.298	3.650.051
Income Taxes	-	-	-	-	(567)	(24.209)	(21.951)	(22.932)	(23.946)	(48.719)	(54.411)	(59.279)	(58.670)	(985.565)
Profit After Taxes	-	-	-	(64.607)	67.028	65.455	59.348	62.002	64.743	131.721	147.110	160.272	158.627	2.664.486
Depreciation, Amortization & Allowance	-	-	-	113.642	88.626	88.626	88.626	88.626	88.626	1.545	1.660	3.153	5.220	598.836
Operating After Tax Cash Flow	-	-	-	49.034	155.654	154.081	147.974	150.628	153.369	133.266	148.771	163.425	163.847	3.263.322
Non Operating Cash Flow	(53.191)	(362.156)	(122.156)	(5.553)	(10.572)	(1.408)	(488)	(408)	(51)	(400)	(1.122)	(2.756)	(4.023)	(581.529)
Total Investment	(48.576)	(325.819)	(139.825)	(8.265)	(4.421)	-	-	-	-	-	-	-	-	(527.306)
Sustaining Capital	-	-	-	-	-	-	-	-	-	(344)	(1.030)	(2.756)	(4.823)	(34.449)
Work Capital & VAT	(4.615)	(26.338)	17.669	2.712	(6.151)	(1.408)	(488)	(408)	(51)	(84)	(89)	-	-	(19.774)
Before Interest and Tax Cash Flow	(53.191)	(362.156)	(122.156)	43.676	145.081	177.073	169.740	173.486	177.643	181.594	202.662	220.735	199.199	3.660.742
Accumulated Cash Flow (Before Interest and Tax)	(53.191)	(405.347)	(527.502)	(483.826)	(337.945)	(160.872)	8.871	182.356	360.000	542.093	1.503.084	2.582.735	3.660.742	
After Tax Cash Flow	(53.191)	(362.156)	(122.156)	43.676	144.513	152.864	147.792	150.650	153.697	133.276	148.261	161.467	140.529	2.676.176
Accumulated After Tax Cash Flow	(53.191)	(405.347)	(527.502)	(483.826)	(339.313)	(186.049)	(38.257)	112.307	266.004	399.279	1.102.226	1.881.690	2.676.176	

22.8 Economic Evaluation Results

The cash flow projection shown on the previous table results on the following project economic metrics[5]:

Table 22-8: Base Case Economic Results

(Includes KCl production and full equity project funding)

ECONOMIC RESULT:	BEFORE TAXES	AFTER TAXES
NPV 6% MM US$	1,425	1,013
NPV 8% MM US$	1,049	731
NPV 10%MM US$	770	521
IRR	23.4%	20.4%
PAYOUT	2 Y, 11 M	3 Y, 3 M

22.8.1 Project Life

Project life, for evaluation purposes, as well as for environmental and other permit purposes, life of the project has been assumed as 20 years of lithium carbonate full production. Since the resource base seems to support a longer project life, consideration of further production years may uplift results if longer operation permits are obtained.

[5] Note that results on Table 22-8, as well as those on the following tables, include the economic value corresponding to a third party that holds a 4% interest on Lithium 1 – 6 mining claims. This value is not expected to be significant.

22.8.2 Sensitivity Analysis

22.8.2.1 KCl Production

Since the focus of the project is lithium carbonate, a very relevant question is whether production of potassium chloride contributes positively to the project.

Table 22-9: No KCl Production Case Economic Results

(Assumes full equity project funding)

ECONOMIC RESULT:	BEFORE TAXES	AFTER TAXES
NPV 6% MM US$	1,403	999
NPV 8% MM US$	1,037	724
NPV 10%MM US$	764	519
IRR	23.9%	20.8%
PAYOUT	2 Y, 10 M	3 Y, 1 M

Above Table 22-9 indicates that IRR improves when potassium chloride production contributes is omitted from project. Thus, unless there are other reasons that make advisable to produce it, the project would be better off without potassium chloride production. In any case, since potassium chloride production is scheduled to begin two years after lithium carbonate production, there is time to review this issue. In particular, the price projection may change from the rather pessimistic current outlook.

Table 22-10: KCl Analyzed as a Marginal Project

AFTER TAXES, MM US$	
NPV 0%	59
NPV 6%	14
NPV 8%	7
NPV 10%	2
IRR	10,9%

The way to look at this issue from an economic theory standpoint is to analyze potassium chloride production as marginal project. This is done on Table 22-10, which indicates that

the KCl project, as a marginal project over the lithium one, has a 10.9 % internal rate of return, which is about half that of the stand-alone lithium project. NPVs with KCl are slightly higher than without it, but this is due to the fact that combined project has a CAPEX that is MMUS$27 higher.

22.8.2.2 Impact of Financing on Project's Owner returns

Since in practice the vast majority of large investment projects such as MSB's are financed with a variable mixture of debt and equity, it is very relevant to consider the impact on project owner's return of assuming the project is financed partly on credit.

For this purposes we have assumed the project receives a loan amounting to 50 % of total project expenditures during the first three years of construction (US$ 264 million). This is equivalent to a 50/50 debt to equity ratio, without considering pre construction expenditures. Other assumed conditions for the loan include a 6 % annual rate, disbursements during the second and third year of construction, with repayment over a 10 year period, in equal yearly installments.

Table 22-11: Loan Disbursement and Repayment

Description	2020	2021	2022	2023	2024	2025	2026	2027	2028	2033-2043	
	2	3	4	5	6	7	8	9	10	15-25	
Beginning of Year Debt	-	145,843	284,079	262,527	239,681	215,465	189,795	162,586	133,744	-	
Debt Drawdown	141,596	122,156	-	-	-	-	-	-	-	-	263,751
Yearly Payment	-	-	38,597	38,597	38,597	38,597	38,597	38,597	38,597	-	385,972
Amortization (YE)	-	-	21,552	22,846	24,216	25,669	27,210	28,842	30,573	-	284,079
Interest	4,248	16,080	17,045	15,752	14,381	12,928	11,388	9,755	8,025	-	101,893
Year End Debt	145,843	284,079	262,527	239,681	215,465	189,795	162,586	133,744	103,171	-	
Financing Cash Flow	141,596	122,156	(38,597)	(38,597)	(38,597)	(38,597)	(38,597)	(38,597)	(38,597)	-	(122,221)

Considering the above loan, project owner returns are as follows:

Table 22-12: Economic Results

(Includes KCl production and 50/50 debt / equity project funding)

ECONOMIC RESULT:	BEFORE TAXES	AFTER TAXES
NPV 6% MM US$	1,415	1,026
NPV 8% MM US$	1,063	766
NPV 10%MM US$	803	573
IRR	29.6%	26.5%
PAYOUT	3 Y, 3 M	3 Y, 6 M

Table 22-13: Economic Results

(No KCl production and 50/50 debt / equity project funding)

ECONOMIC RESULT:	BEFORE TAXES	AFTER TAXES
NPV 6% MM US$	1,393	1,011
NPV 8% MM US$	1,051	758
NPV 10%MM US$	797	570
IRR	30.4%	27.2%
PAYOUT	2 Y, 2 M	2 Y, 3 M

22.8.2.3 Main Drivers

In order to further investigate the impact on the projects economic results – NPV and IRR – for changes in key variables, a sensitivity analysis was carried out. This analysis differs from that presented in Section 22.12 in that Lithium Carbonate and Potash variables – CAPEX, Price, Production level and OPEX – are allowed to change separately.

Table 22-14: Driver Variable, Sensitivity Analysis

Driver variable	CAPEX	Price	Production level	OPEX
Li_2CO_3	✓	✓	✓	✓
KCl	✓	✓	✓	✓

Results of this analysis are presented on the following tables and figures:

Table 22-15: Project Before Taxes – NPV 8% Sensitivity Medium Scenario

Driver Variable		Base Case Values		Project NPV (MUS$)				
				75%	90%	100%	110%	125%
CAPEX	Li_2CO_3	MUS$	496	1,163	1,095	**1,049**	1,003	935
	KCl		32	1,056	1,052	**1,049**	1,046	1,042
Price	Li_2CO_3	US$/tonne	13,584	546	848	**1,049**	1,250	1,552
	KCl		219	1,024	1,039	**1,049**	1,059	1,075
Production	Li_2CO_3	tonne/yr	20,000	310	724	**1,049**	1,413	2,033
	KCl		74,000	1,043	1,047	**1,049**	1,052	1,055
OPEX	Li_2CO_3	US$/tonne	2,938	1,172	1,098	**1,049**	1,000	926
	KCl		145	1,068	1,057	**1,049**	1,042	1,030

Figure 22-1: Project Before Tax NPV 8% Sensitivity Medium Scenario


NPV MUS$
2.500
2.000
1.500
1.000
500
-
70% 75% 80% 85% 90% 95% 100% 105% 110% 115% 120% 125% 130%
Li2CO3 CAPEX
Li2CO3 Price
Li2CO3 Production
Li2CO3 OPEX
KCl CAPEX
KCl Price
KCl Production
KCl OPEX

Table 22-16: Project Before Taxes – IRR Sensitivity Medium Scenario

Driver Variable		Base Case Values		IRR				
				75%	90%	100%	110%	125%
CAPEX	Li_2CO_3	MUS$	496	28.5%	25.2%	**23.4%**	21.8%	19.9%
	KCl		32	23.6%	23.5%	**23.4%**	23.3%	23.2%
Price	Li_2CO_3	US$/tonne	13,584	17.0%	21.0%	**23.4%**	25.7%	28.9%
	KCl		219	23.1%	23.3%	**23.4%**	23.5%	23.6%
Production	Li_2CO_3	tonne/yr	20,000	13.6%	19.5%	**23.4%**	27.3%	33.3%
	KCl		74,000	23.4%	23.4%	**23.4%**	23.4%	23.4%
OPEX	Li_2CO_3	US$/tonne	2,938	24.9%	24.0%	**23.4%**	22.8%	21.8%
	KCl		145	23.6%	23.5%	**23.4%**	23.3%	23.2%

Figure 22-2: Project Before Tax IRR Sensitivity Medium Scenario


35,0%
30,0%
25,0%
20,0%
15,0%
10,0%
5,0%
0,0%
NPV MUS$
70%
75%
80%
85%
90%
95%
100%
105%
110%
115%
120%
125%
130%
Li2CO3 CAPEX
Li2CO3 Price
Li2CO3 Production
Li2CO3 OPEX
KCl CAPEX
KCl Price
KCl Production
KCl OPEX

Table 22-17: Project After Taxes – NPV 8% Sensitivity Medium Scenario

Driver Variable		Base Case Values		Project NPV (MUS$)				
				75%	90%	100%	110%	125%
CAPEX	Li_2CO_3	MUS$	496	824	768	**731**	694	639
	KCl		32	737	734	**731**	729	726
Price	Li_2CO_3	US$/tonne	13,584	362	584	**731**	878	1,099
	KCl		219	713	724	**731**	739	750
Production	Li_2CO_3	tonne/yr	20,000	187	494	**731**	997	1,449
	KCl		74,000	727	730	**731**	733	736
OPEX	Li_2CO_3	US$/tonne	2,938	822	768	**731**	695	641
	KCl		145	745	737	**731**	726	718

Figure 22-3: Project After Tax NPV 8% Sensitivity Medium Scenario


1.600
1.400
1.200
1.000
800
600
400
200
-
NPV MUS$
70%
75%
80%
85%
90%
95%
100%
105%
110%
115%
120%
125%
130%
Li2CO3 CAPEX
Li2CO3 Price
Li2CO3 Production
Li2CO3 OPEX
KCl CAPEX
KCl Price
KCl Production
KCl OPEX

Table 22-18: Project After Taxes – IRR Sensitivity Medium Scenario

Driver Variable		Base Case Values		IRR				
				75%	90%	100%	110%	125%
CAPEX	Li_2CO_3	MUS$	496	24.7%	21.9%	**20.4%**	19.1%	17.4%
	KCl		32	20.6%	20.5%	**20.4%**	20.3%	20.2%
Price	Li_2CO_3	US$/tonne	13,584	14.9%	18.3%	**20.4%**	22.3%	25.1%
	KCl		219	20.2%	20.3%	**20.4%**	20.5%	20.6%
Production	Li_2CO_3	tonne/yr	20,000	11.9%	17.1%	**20.4%**	23.7%	28.7%
	KCl		74,000	20.4%	20.4%	**20.4%**	20.4%	20.4%
OPEX	Li_2CO_3	US$/tonne	2,938	21.7%	20.9%	**20.4%**	19.9%	19.1%
	KCl		145	20.6%	20.5%	**20.4%**	20.3%	20.2%

Figure 22-4: Project After Tax IRR Sensitivity Medium Scenario


35,0%
30,0%
25,0%
20,0%
15,0%
10,0%
5,0%
0,0%
NPV MUS$
70%
75%
80%
85%
90%
95%
100%
105%
110%
115%
120%
125%
130%
Li2CO3 CAPEX
Li2CO3 Price
Li2CO3 Production
Li2CO3 OPEX
KCl CAPEX
KCl Price
KCl Production
KCl OPEX

22.8.2.4 Sensitivity to Royalty Rate

Since it was indicated in the text that the project may face a different royalty rate than that assumed for economic calculations, we investigated the project's economic results sensitivity to royalty rate variations. Results are presented on the following table:

Table 22-19: Sensitivity to Royalty Rate

PROJECT SENSITIVITY TO ROYALTY RATE BASE CASE BEFORE TAX RESULTS				
Assumed Average Royalty Rate	NPV 6%	NPV 8%	NPV 10%	IRR %
5.0%	1.497	1.107	817	24.1
7.5%	1.425	1.049	770	23.4
10.0%	1.353	991	722	22.7
12.5%	1280	933	675	22.0
15.0%	1208	875	628	21.3

PROJECT SENSITIVITY TO ROYALTY RATE BASE CASE AFTER TAX RESULTS				
Assumed Average Royalty Rate	NPV 6%	NPV 8%	NPV 10%	IRR %
5.0%	1.066	774	556	21.0
7.5%	1.013	731	521	20.4
10.0%	960	689	486	19.8
12.5%	907	646	451	19.2
15.0%	854	603	416	18.6

Base case assumption highlighted in light green

Table results indicate that the project is not very sensitive to the royalty rate, since doubling the rate, which we do not expect, reduces the project's IRR in less than two percentage points.

23 ADJACENT PROPERTIES

The MJV mining concessions (Litio 1-6, Cocina 19-27, San Francisco, Despreciada and Salamina) are located in the northern part of Salar de Maricunga. Other adjacent mining concessions in the Salar are held by SQM, Cominor and Codelco. SQM is a major lithium carbonate producer with operations at Salar de Atacama. Codelco is a Chilean government-owned copper producer. Codelco, Cominor and SQM have not undertaken any significant exploration work on their properties in the Salar. To date no lithium production is taking place from the Salar and the MJV is at the most advanced stage of project evaluation.

In spite of the above Codelco is actively seeking partners to develop its lithium properties at Salar de Maricunga. A few months ago, Codelco formally requested expressions of interest to participate in its project and is in the process of selecting its partner.

24 OTHER RELEVANT DATA AND INFORMATION

24.1 EXPLORATION POTENTIAL

The Measured and Indicated categories comprise 80 % of the updated resource of the MJV reported herein, with the Inferred category the remaining 20 % of the total 2.15 m LCE resource defined to a depth of 200 m. One deep borehole (S19) was drilled to 360 m depth on the MJV in 2016. Borehole S-19 encountered a continuation of the lower brine aquifer in the Lower Alluvium and volcaniclastics units below 200 m depth with lithium concentrations above 900 mg/l. An exploration target is therefore defined below the base of the current resource to a depth up to 400 m as shown in Figure 24-1. Results of AMT and gravity surveys suggest that the Salar sediments may extend to over 500 m depth.

Figure 24-1: Schematic of the deep lithium exploration target (200-400 m) below the MJV


Upgraded resource covers
an additional 79% area
Historical resource area 1,438ha
W
E
NEW EXPANDED RESOURCE
to 200m with sand and gravel
Historical Measured Resource
574kt LCE - in halite and clay core
150m
Measured and Indicated
Inferred
200m
Deep drill hole to 360m still in brine
+ further expansion of brine volume
EXPLORATION TARGET
to 400m
400m
ADDITIONAL POTENTIAL - basin may extend to 500 m, based on geophysics
500m?
BEDROCK
BEDROCK

Source: LPI 2017

The exploration target is where, based on the available geological evidence, there is the possibility of defining a mineral resource. The timing of any drilling with the objective of defining resources in the exploration target area has not been decided at this stage. In keeping with Clause 18 of the JORC Code and CIM requirements the exploration target defined at Maricunga is:

- Not to be considered a resource or reserve; and
- Based on information summarized below.

It is a requirement of stating an exploration target that it is based on a range of values, which represent the potential geological conditions. Values have been selected to present an upper and a lower exploration target size. It is likely that the lithium and potassium contained in the exploration target lies somewhere between the Upper and Lower Cases. The following parameters have been used to estimate an Upper Assumption and Lower Assumption case for lithium and potassium.

24.1.1 Area

The exploration target covers 25.63 km^2 (2,563 ha) beneath the area of all the exploration properties (effectively the area of the properties extending downward beneath the resource).

Figure 24-2: Outline of the exploration target


S13
M22
M1
S19
M10
S2
C1
S5
S3
C2
P1
P-3
C3
C4
S18
S6
P2
C6
C5
kilometres

24.1.2 Thickness

- The western area of the exploration target is assigned a thickness of 100 m; and
- The central area of the exploration target is assigned a thickness of 200 m.

The difference in thickness is treated simplistically as a change from 200 to 100 m across the line shown in Figure 24-2.

24.1.3 Porosity

- For the Upper Assumption 10 % is used as the specific yield for the volcaniclastic unit in the western and eastern properties; and
- For the Lower Assumption 6 % is used as the specific yield, allowing for the presence of a much finer matrix, reducing the specific yield.

24.1.4 Lithium and Potassium Concentrations

- A value of 1,000 mg/l for lithium and 6,000 and 7,500 mg/l potassium (in the Western and Central parts) is used in the upside case for the central and western properties; and
- A value of 700 mg/l lithium and 5,500 mg/l potassium is used in the Lower Assumption case in the central area with 600 mg/l lithium and 5,000 mg/l potassium in the western properties.

Table 24-1: MJV exploration target estimate

EXPLORATION TARGET ESTIMATE MARICUNGA										
Subarea	Area km^2	Thickness m	Mean drainable porosity %	Brine volume million m^3	Lithium Concentration mg/l	Contained Lithium tonnes	Lithium Carbonate LCE tonnes	Potassium Concentration mg/l	Contained Potassium tonnes	Potassium Chloride KCl tonnes
UPPER RANGE SCENARIO										
Western	4.23	100	10%	42.5	1,000	40,000	200,000	6,500	270,000	500,000
Central	21.41	200	10%	428.0	1,000	430,000	2,300,000	7,500	3,200,000	6,100,000
	Continues from directly below the resource					470,000	2,500,000		3,470,000	6,600,000
LOWER RANGE SCENARIO										
Western	4.23	100	6%	25.4	600	15,000	80,000	5,000	130,000	240,000
Central	21.41	200	6%	257.0	700	180,000	950,000	5,500	1,400,000	2,700,000
	Continues from directly below the resource					195,000	1,030,000		1,530,000	2,940,000

Lithium is converted to lithium carbonate (Li_2CO_3) with a conversion factor of 5.32. Numbers may not add due to rounding
Potassium is converted to potassium chloride (KCl) with a conversion factor of 1.91

Source: LPI 2017

Figure 24-3 shows growth of the Maricunga resource and exploration target and how Maricunga, with high grades, compares to other lithium brine projects. It must be stressed that an exploration target is not a mineral resource. The potential quantity and grade of the exploration target is conceptual in nature, and there has been insufficient exploration to define a Mineral Resource in the volume where the Exploration Target is outlined. It is uncertain if further exploration drilling will result in the determination of a Mineral Resource in this volume.

Figure 24-3: Comparison of the MJV with other lithium projects


Global Brine Resource Comparison (note log scale)
Bubble size = Estimated Reserves
LPI Resource
Lithium Concentration in Brine (mg/l Li)
Resource Estimate (Millions MT of LCE)
2,000
1,500
1,000
500
0
0.10
1.0
10.0
100.0
Maricunga 2012
Maricunga JORC 2017
Maricunga + Exploration Target Upside
Lithium Power
Atacama, Chile
Hombre Muerto
Olaroz
Lake Zabuye
Sal de Vida
Salinas Grandes
Cauchari
Ratones
Mariana
Rincón
Los Angeles
Antofalla
Uyuni
Centenario
Salares 7, Chile
Clayton Valley, USA

Source: LPI 2017

24.2 Project Schedule


BLANCO PROJECT - LEVEL 1
SCHEDULE
Activity Name
2017
2019
2020
2021
2022
MILESTONES
P.E.A Completed
Submit EIA
Feasibility Engineering Completed
EIA Approved
Obtain Financing
Start Camp Construction
Pond filling with Brine
EIA & Feasibility Engineering & FINANCING
Environmental Impact Study - EIA
Financing
Preliminary Economic Assessment
Feasibility Study
EPC
Camp Construction
Power Supply
Water Supply
Automation and Communications
Service Buildings
Operational Infrastructure
Roadway
Wells Construction
Brine Transport
Ponds Earthwork
Ponds Lining
Ponds Equipment and Piping
Ponds Filling
Lithium Carbonate Plant
Engineering Lithium Carbonate Plant
LC Plant Civil Structural Work
LC Plant Mechanical Work
LC Plant Piping Work
LC Plant Electrical Instrumentation Work
LC Plant Commissioning
KCL / Carnalite Plant
Engineering KCL
KCl/Carnalite Plant Piping Work
KCl/Carnalite Plant Commissioning

The program for the project considers the execution of the Blanco project, from the Preliminary Economic Assessment phase up to the production start-up for battery grade Lithium Carbonate and Potassium Chloride (see Appendix 3)

The main milestones and dates for the program are as follows:

Activity	Date
PEA Final Report Submission	4th Quarter 2017
Completion of Feasibility Study	3rd Quarter 2018
Submission of EIA	2nd Quarter 2018
Obtain favorable RCA	4th Quarter 2019
Obtain Financing	1st Quarter 2020
Start Detail Engineering	1st Quarter 2020
Start Camp Construction	2nd Quarter 2020
Start Ponds, Wells and Road Construction	3rd Quarter 2020
Start Filling Ponds with Brine	1st Quarter 2021
First Brine Ready to be Processed	1st Quarter 2022
First Lithium Battery Grade	2nd Quarter 2022
First KCl	4th Quarter 2024

25 INTERPRETATION AND CONCLUSIONS

25.1 HYDROGEOLOGY AND RESOURCE ESTIMATE

Based on the analyses and interpretation of the results of the exploration work carried out on the MJV in Salar de Maricunga between 2011 and 2017, the following concluding statements are prepared:

- The entire MJV project area has been covered by exploratory drilling between 2011 and 2017 at an approximate borehole density of one exploration borehole per 1.5 km^2; it is the opinion of the authors that such borehole density is appropriate for the mineral resource estimate described herein.
- The results of the drilling (10 sonic boreholes and 8 rotary/HWT boreholes) and the analysis of 487 primary brine samples identify distinct brine composition and grade at specific depth intervals, showing a relatively uniform distribution of lithium bearing brines throughout the MJV project area to a depth of 200 m. (Table 25-1);

Table 25-1: Summary of the average MJV brine composition (g/l)

K	Li	Mg	Ca	SO_4	B	Mg/li	K/Li	$(SO_4+2B)/(Ca+Mg)^*$
8.23	1.12	7,34	13.49	0.71	0.60	6.55	7.35	0.092

- The lithium bearing brine contain sufficient levels of lithium and potassium to be potentially economic for development;
- The geology the MJV consists of a permeable upper halite brine aquifer with a thickness of up to 34 m in the central part of the Project area. This upper aquifer is underlain for most parts by a low permeable clay core. Below the Clay Core occurs a lower brine aquifer hosted in relatively permeable sediments belonging to the Lower Alluvium and volcaniclastics units. Permeable alluvial fans extend into the Salar on the western side of the MJV. The fan material at depth grades into the Lower Alluvial and is underlain by the volcaniclastics.
- The results of four (4) pumping tests and 501 drainable porosity analyses suggest that the specific yield (or drainable porosity) for the Upper Halite unit averages 0.07; sediments of the lower brine aquifer have a drainable porosity between 0.06 to 0.1; and the Clay Core 0.02.
- It is the opinion of the authors that the Salar geometry, brine chemistry composition and the specific yield of the Salar sediments have been adequately defined to a depth of 200 m to support the Measured, Indicated and Inferred Resource estimate described in Table 25-2.

Table 25-2: Measured, Indicated and Inferred Lithium and Potassium Resources of the MJV Project – Dated July 12, 2017

	Measured		Indicated		Inferred		M+I	
	Li	K	Li	K	Li	K	Li	K
Area (km^2)	18.88		6.76		14.38		25.64	
Aquifer volume (km^3)	3.06		1.35		0.72		4.41	
Mean specific yield (Sy)	0.05		0.11		0.09		0.07	
Brine volume (km^3)	0.15		0.14		0.06		0.30	
Mean grade (g/m^3)	56	409	114	801	114	869	74	529
Concentration (mg/l)	1,174	8,646	1,071	7,491	1,289	9,859	1,143	8,292
Resource (tonnes)	**170,000**	**1,250,000**	**155,000**	**1,100,000**	**80,000**	**630,000**	**325,000**	**2,350,000**

Notes to the resource estimate:

1. CIM definitions were followed for Mineral Resources.
2. The Qualified Persons for this Mineral Resource estimate are Frits Reidel, CPG and Murray Brooker, PGeo.
3. No cut-off values have been applied to the resource estimate.
4. Numbers may not add due to rounding.
5. The effective date is July 12, 2017.

Table 25-3: MJV resources expressed LCE and potash

	Measured and Indicated		Inferred	
	LCE	KCl	LCE	KCl
Tonnes	1,725,000	4,500,000	425,000	1,200,000

1. Lithium is converted to lithium carbonate (Li_2CO_3) with a conversion factor of 5.32.
2. Potassium is converted to potash with a conversion factor of 1.9
3. Numbers may not add due to rounding

- Based on results of exploration borehole S-19 to a depth of 360 m, it is the opinion of the authors that a significant exploration target exists below the current resource defined to 200 m depth as described in Section 24.

25.2 Total Production, Mine Life and Permits

Cumulative projected production is 425,000 tonnes of Lithium Carbonate. Considering an approximate total recovery rate of 50% for lithium this is equivalent to a gross production of 850,000 tonnes of Lithium Carbonate, or 160,000 tonnes of Metallic Lithium, at the conversion rate used in Table 25-3.

As it has been mentioned elsewhere in this report, lithium production is controlled by the Chilean Government which proceeds on the basis of formal tonnage production quotas, assigned by CChEN. In the case of MSB, we understand it has already requested a total production quota enough to cover its estimate production over its entire mine life. This is still an ongoing process so no further details were provided.

It must be mentioned that production quotas assigned by the government may be increased in the future, if mineral reserves to support the request exist. Though at the time, fiscal conditions of the project, especially with regards to royalties may be subject to renegotiation.

26 RECOMMENDATIONS

26.1 HYDROGEOLOGY AND RESOURCE ESTIMATE

It is recommended by the authors that the PFS and FS for the MJV are completed as is planned during 2017 and 2018 respectively. Studies in support of the EIA should be completed as is currently planned by early 2018.

There are several opportunities to increase the current MJV resource base through 1) acquisition of adjacent mining claims and 2) further exploration at depth on the existing claims.

A work program should be initiated to continue expanding the MJV resource estimate through the exploring of the deep exploration target as described in Section 24. It is recommended that the proposed work program includes the following components:

- Obtain the necessary permits from the regulatory agencies to carry out a deep drilling program on the MJV mining concessions.
- Deep drilling (7-10 holes) using a suitable drilling method to a depth of 400 m across the MJV properties. The drilling target will be the coarser grained sediments in the Lower Alluvium and Volcaniclastics.
- Sampling protocols need to be developed to properly characterize the hydraulic parameters and the brine chemistry of these deeper units.

The estimated cost for the above exploration program is approximately US$ 6 million and is summarized in Table 26-1.

Table 26-1: Estimated costs for the deep exploration program

	Deep Exploration	000 US$
1	Exploration drilling (7 holes)	3,500
2	Downhole geophysics	400
3	Laboratory analyses (porosity / brine)	300
4	Monitoring / pumping tests	700
5	Brine and process evaluation	500
6	Analyses, resource and reserve modeling, reporting	600
	Estimated Total Costs (000 US$)	6,000

26.2 Feasibility Study and Budget for Next Phase

It is recommended to carry out a feasibility study (F.S. or F.F.S.) to produce Lithium Carbonate whose cost we estimate in approximately US$ 4 million and a term of 12 months. This includes additional topographic and soil mechanics studies that must be carried out to improve the accuracy of the figures presented in this stage, as well as the follow up of the environmental studies. Among them:

- The cost estimate of soil movement was based on a preliminary pond design that will be optimized with the results of the final geotechnical studies..

- Plant production processes need to be finalized using latest available technologies.

- Adjust the storage areas of both inputs and the final product, depending on actual services offered by the ports.

- Optimizing costs requires knowing how the quality of the chemical inputs impact process efficiency. Determine whether lower purity and lower cost inputs do not affect the process.

- Generate detailed project quantity take-offs costings that support a FS in a range of +/- 10-15%.

- Record and determine climatic variables of the area, especially snow, on the exact site of the project.

- The value of the salt removal plant needs to be assessed carefully by looking at other options.

- Determine economic feasibility of including a co-generation plant.

- It is suggested to postpone the investment in KCl for a few years later, considering its low contribution to the economics of the project, and eventually waiting for a clear improvement on its price outlook to proceed ahead with it.

- Once the details and results of the test work currently in progress become available, then recommendations can be made regarding requirements for additional test work to complete the FS.

26.3 Energy Expenses and Cogeneration

The project's energy expenses total approximately US$ 17.2 million per year. Out of this total, US$ 13.1 million corresponds to Diesel fuel used to generate vapor required at the Salt Removal Plant. This represents nearly 20 % of the project's OPEX. For this reason, it is imperative to look for options to reduce this cost. The simplest one may be to switch the boilers to residual fuel oil, which is more complicated to handle than Diesel, and would surely require heating at Maricunga, but still considerable savings may be possible.

A more ambitious undertaking, but highly recommendable is to seriously consider cogeneration. In this process, electricity and steam are produced jointly, on site, and in simple terms both outputs are obtained at the cost of only one of them. Of course, there is CAPEX involved in this option, but its profitability is very likely.

Variables to consider are whether the cogeneration plant is sized to meet all of the project's electricity consumption, or all of its steam requirements. In addition, cogeneration is possible with both Diesel or even residual fuel engines or turbines. Engines options in general being somewhat less efficient than turbines, but also less capital intensive.

Finally, given the project's location, photovoltaic electric generation might also be an option to reduce costs, but given that the driver in this process is to reduce steam production costs, this alternative seems less attractive.

27 REFERENCES

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Cornejo, P., Mpodozis, C., Ramírez, C., y Tomlinson, A., 1993a. Estudio geológico de la región de Potrerillos y El Salvador (26°–27° lat. S): Santiago, Reporte registrado, IR-93–01, 2 volúmenes, 12 mapas escala 1:50000,Servicio Nacional de Geología y Minería.

Cornejo, P., y Mpodozis, C., 1996. Geología de la región de Sierra Exploradora (25°–26° Lat. S): Santiago, Chile, Reporte registrado, IR-96–09, 2 volúmenes, 8 Mapas, escala 1:50000, Servicio Nacional de Geología y Minería.

Cornejo, P., Mpodozis, C., y Tomlinson, A., 1998. Hoja Salar de Maricunga: Santiago, Servicio Nacional de Geología Minería, Mapa Geológico N°7, escala 1:100000.

Dirección General de Aguas, (DGA) 1987. Balance Hídrico de Chile.

DGA, 2006, Análisis de la Situación Hidrológica e Hidrogeológica de la Cuenca del Salar de Maricunga, III Región. DGA, Departamento de Estudios y Planificación (2006). S.D.T. Nº 255.

DGA, 2009, Levantamiento Hidrogeologico para el Desarrollo de Nuevas Fuentas de Agua en Areas Prioritarias de la Zone Norte de Chile, Regiones XV, I, II, y III. Etapa 2 Sistema Piloto III Region Salares de Maricunga y Pedernales. Realizado por Departamento de Ingeniera Hidraulica y Ambiental Pontifica Universidad Catolica de Chile (PUC). SIT No. 195, Noviembre 2009.

EDRA, 1999, Hidrogeología Sector Quebrada Piedra Pómez- Placer Dome

Ehren-Gonzalez Limitada, 2015: Salar de Maricunga Desktop Study, Update of May, 2014 report, prepared for Minera Salar Blanco SPA, October, 2015

Flosolutions, 2015a: Proyecto Blanco, Programma 2015, Presentación de resultados, September 16, 2015

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Gabalda G., Nalpas T. y Bonvalot S., 2005. Base of the Atacama Gravels Formation (26°S, Northern Chile): first results from gravity data. ISAG YI, Barcelona.

García, F. 1967. Geología del Norte Grde de Chile. In Symposium sobre el Geosinclinal Yino No. 3, Sociedad Geológica de Chile: 138 p.

Gardeweg, M., Mpodozis, C., Clavero, J., y Cuitiño, L., 1997. Mapa Geológico de la Hoja Nevado Ojos de Salado, Región de Atacama, escala 1:100000: Santiago, Servicio Nacional de Geología y Minería.

Golder Associates, 2011, Linea Base Hidrogeologica y Hidrologica Marte Lobo y Modelo Hidrogeologico Cienaga Redonda – Kinross Gold Corporation.

González-Ferrán, O., Baker, P.E., y Rex, D.C., 1985. Tectonic-volcanic discontinuity at latitude 27° south, Yean Range, associated with Nazca plate subduction: Tectonophysics, v. 112, p. 423–441.

Hartley, A.J., May, G., 1998. Miocene Gypcretes from the Calama Basin, northern Chile. Sedimentology 45, 351–364.

Houston, J, 2006. Evaporation in the Atacama desert: An empirical study of spatio-temporal variations and their causes. Journal of Hydrology, 330:402-412.

Houston, J., Butcher, A., Ehren, P., Evans, K., Godfrey, L. 2011. The Evaluation of Brine Prospects y the Requirement for Modifications to Filing Styards. Economic Geology, v. 106, pp. 1225–1239.

Isacks, B.L. 1988. Uplift of the Central Yean plateau y bending of the Bolivian orocline. Journal Geophysical Research, Vol. 93: 3211-3231.

Iriarte D., Sergio.,1999, Mapa hidrogeológico de la cuenca Salar de Maricunga: sector Salar de Maricunga, Escala 1:100.000, Región de Atacama. N° Mapa: M62. SERNAGEOMIN, 1999.

Iriarte, S, Santibáñez, I y Aravena, 2001. Evaluation of the Hydrogeological Interconnection between the Salar de Maricunga and the Piedra Pomez Basins, Atacama Region, Chile; An Isotope and Geochemical Approach

Kay, S.M., Coira, B., y Viramonte, J., 1994. Young mafic back-arc volcanic rocks as indicators of continental lithospheric delamination beneath the Argentine Puna plateau, central Andes: Journal of Geophysical Research, v. 99, p. 24,323–24,339.

Kay, S.M., y Mpodozis, C., 2002. Magmatism as a probe to the Neogene shallowing of the Nazca plate beneath the modern Chilean fl at-slab: Journal of South American Earth Sciences, v. 15, p. 39–59.

Kay, S.M., y Copely, P., 2006. Early to middle Miocene back-arc magmas of the Neuquén Basin of the southern Andes: Geochemical consequences of slab shallowing y the

westward drift of South America, en Kay, S.M. y Ramos, V.A., eds., Evolution of an Yean margin: A tectonic y magmatic perspective from the Andes to the Neuquén Basin (35°–39°S lat.): Geological Society of America Special Paper 407, p. 185–213.

Lara L, Godoy E, 1998. Hoja Chañaral-Diego de Almagro, III Región de Atacama: Santiago, Chile. Servicio Nacional de Geología y Minería, Mapas Geológicos, escala 1:100000.

Mercado, M., 1982. Hoja Laguna del Negro Francisco, Región de Atacama: Servicio Nacional de Geología y Minería, Carta Geológica de Chile, N° 56, p. 73.

Mortimer, C., 1980. Drainage evolution of the Atacama Desert of northernmost Chile. Revista Geológica de Chile, no. II, p. 3-28

Moscoso, R., Maksaev, V., Cuitiñno, L., y Díaz, F., Koeppen, R., Tosdal, R., Cunningham, C., McKee, E., y Rytuba, J., 1993. El complejo volcánico Cerro Bravos, región de Maricunga, Chile: Geología, alteración hidrotermal y mineralización, in Investigaciones de Metales Preciosos en el complejo volcánico neógeno-cuaternario de los Andes Centrales:Bolivia, Servicio Geológico, Banco Interamericano de Desarrollo, p. 131–165.

Mpodozis, C., Cornejo, P., Kay, S.M., y Tittler, A., 1995. La Franja de Maricunga: Síntesis de la evolución del frente volcánico oligoceno-mioceno de la zona sur de los Andes Centrales: Revista Geológica de Chile, v. 22, p. 273–314.

Mpodozis, C., y Clavero, J., 2002. Tertiary tectonic evolution of the southwestern edge of the Puna Plateau: Cordillera Claudio Gay (26°–27°S): Toulouse, Proceedings of Fifth International Symposium on Yean Geodynamics, p. 445–448.

Muntean, J.L., y Einaudi, M.T., 2001. Porphyry-epithermal transition: Maricunga belt, northern Chile: Economic Geology y the Bulletin of the Society of Economic Geologists, v. 96, p. 743–772.

Nalpas, T.; Dabard, M-P.; Ruffet, G.; Vernon, A.; Mpodo-zis, C.; Loi, A.; Hérail, G. 2008. Sedimentation y preservation of the Miocene Atacama Gravels in the Pedernales-Chañaral Area, Northern Chile: Climatic or tectonic control? Tectonophysics 459: 161-173.

Risacher, Alonso y Salazar, Geoquímica de Aguas en Cuencas Cerradas: I, II y III Regiones de Chile, Volumen I, Sintesis. S.I.T N° 51, Convenio de Cooperación DGA – UCN – IRD, 1999.

Risacher, F., Alonso, H. and Salazar, C. 2003. The origin of brines and salts in Chilean Salars: a hydrochemical review. Earth Science Reviews, 63: 249-293.

Riquelme, R., 2003. Evolution geomorphologique neogene de Andes Centrales du Desert d'Atacama (Chili): interaction tectonique-climat, Ph.D. Thesis, Université Paul Sabatier (Toulouse, France) y Universidad de Chile (Santiago, Chile), 258 p.

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Sillitoe, R.H., McKee, E.H., y Vila, T., 1991. Reconnaissance K-Ar geochronology of the Maricunga gold-silver belt, northern Chile: Economic Geology y the Bulletin of the Society of Economic Geologists, v. 86,p. 1261–1270.

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28 SIGNATURES PAGE AND QUALIFIED PERSONS CERTIFICATES

DATE AND SIGNATURE PAGE

This report titled "Preliminary Assessment and Economic Evaluation of the Minera Salar Blanco Project Atacama Region, Chile" dated December 14th, 2017 was prepared and signed by the following authors:

(Signed and Sealed) "Frederik Reidel"
Dated at Santiago, Chile
Effective and signed December 14th, 2017

Frederik Reidel, CPG
Consulting Hydrogeologist

(Signed and Sealed) "Peter Ehren"
Dated at Santiago, Chile
Effective and signed December 14th, 2017

Peter Ehren, MSc, MAusIMM
Mineral Processing Consultant

(Signed and Sealed) "Marek Dworzanowski"

Dated at Johannesburg, South Africa
Effective and signed December 14th, 2017

Marek Dworzanowski,
Pr.Eng, BSc (Hons), FSAIMM
Mineral Processing Consultant

DATE, SIGNATURE AND CERTIFICATE OF QUALIFICATIONS

Frederik Reidel
Roger de Flor 2950, Piso 5, Las Condes, Santiago, Chile.
56 2 3245 0168
freidel@flosolutions.com

I, Frederik Reidel, CPG, do hereby certify that:

1. I am employed as Principal Hydrogeologist and General Manager by FloSolutions-Chile.
2. I am a graduate of New Mexico Institute of Mining and Technology with a Bachelor's of Science Degree in Geophysics, 1986.
3. I am registered a Certified Professional Geologist (#11454) with the American Institute of Professional Geologists.
4. I have worked as hydrogeologist for a total of 29 years since my graduation. My relevant experience for the purpose of the Technical Report is:
   - Qualified Person for the Sal de los Angeles Project, Salta Argentina for LiX Energy Corp 2016 – to date).
   - Qualified Person and Member of the technical committees of Li3 Energy Ltd and Minera Salar Blanco for the development of the Maricunga Lithium Project in Chile (2011 – to date).
   - Co-author of the NI 43-101 Technical Reports on the lithium and potash resources in Salar de Maricunga for Li3 Energy Ltd (2012) and MSB (2017).
   - Evaluation of lithium and potash resources in Salar de Olaroz for Orocobre Ltd. in support of the project's DFS and NI 43-101 Technical Report (2010-2011).
   - Evaluation of lithium and potash resources in Salar de Cauchari for Lithium Americas Corporation; NI 43-101 Technical Report preparation; member of the company's Technical Advisory Panel (2009-2010).
   - Evaluation of brine resources in Salar de Hombre Muerto for FMC (1992-1993)
   - Consulting hydrogeologist in the evaluation and development of groundwater resources for international mining companies in North- and South America (1989-2012).
5. I have read the definition of "qualified person" set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

6. I am co-responsible for Chapter 16 of the technical report entitled "Preliminary Assessment and Economic Evaluation of the Minera Salar Blanco Project Atacama Region, Chile" prepared for MSB and dated effective December 14th, 2017.

7. I have visited the Salar de Maricunga and the MJV project area numerous times between August 2011 and to date. I was present on site on a regular basis during the 2011, 2015 and 2016 drilling and testing programs.

8. I have been involved as a QP with the property since 2011, but have no previous involvement with Minera Salar Blanco.

9. I am independent of the Issuer applying the test set out in Section 1.4 of NI 43-101.

10. I have read NI 43-101, and the Technical Report has been prepared in compliance with NI 43-101and Form 43-101F1.

11. To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Effective Date : December 14th, 2017

Date of Signing : December 14, 2017

Frederik Reidel

Signature of Qualified Person   Print name of Qualified Person

DATE, SIGNATURE AND CERTIFICATE OF QUALIFICATIONS

Peter Ehren
Alberto Arenas 4005 112, La Serena, Chile
56 99883 7494
epitec.info@gmail.com

I, Peter Ehren, MSc., AusIMM (CP = Chartered Professional), do hereby certify that:

1. I am an independent consultant and owner of Ehren-González Limitada at Alberto Arenas 4005 112, La Serena, Chile.

2. I graduated with a Master of Science Degree in Mining and Petroleum Engineering, with a specialization in Raw Materials Technology and Processing Variant at the Technical University of Delft, The Netherlands in the year 1997.

3. I am an independent consultant, a Member of the Australasian Institute of Mining (AusIMM) and metallurgy and a Chartered Professional of the AusIMM.

4. I have practiced my profession for 21 years.

5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101. This report is based on my personal review of information provided by the Issuer and on discussions with the Issuer's representatives. My relevant experience for the purpose of this report is:

   - 1997 Final Thesis of MSc.degree: "Recovery of Lithium from Geothermal Brine, Salton Sea", BHP Minerals, Reno Nevada.
   - 1998-2001 Process Engineer, Salar de Atacama, SQM
   - 2001-2006 R&D Manager, Lithium and Brine Technology, SQM.
   - 2006 Process Project Manager, SQM
   - 2007 until today: Independent Lithium and Salt Processing Consultant, Ehren-González Limitada.

   I have previously been involved in the several brine resource projects, where under:

   - Salar de Olaroz for Orocobre, Argentina (2009-2017)
   - Salar de Cauchari for Orocobre, Argentina (2010)
   - Salar Salinas Grandes for Orocobre, Argentina (2010-2013)
   - Salar de Maricunga for Li3 Energy and Minera Salar Blanco, Chile (2011-2017)
   - Salar de Atacama and Silver Peak for Albermarle, Chile (2014 - 2016)
   - Rann of Kutch, Archean Group, India (2015)

Pg. 1

- Lake Mackay, Agrimin, Australia (2014-2016)

6. I am responsible for Chapter 13 of the technical report entitled "Preliminary Assessment and Economic Evaluation of the Minera Salar Blanco Project Atacama Region, Chile" prepared for MSB and dated effective December 14th, 2017. I also co-authored Chapters 16 and 17 of the same report. The latest site visit was for the duration of one day in May, 2017. I am independent of the Maricunga JV.

7. I have not had prior involvement with the properties that are the subject of the Technical Report.

8. As of the date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

9. I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

10. I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Effective Date : December 14th, 2017

Date of Signing : December 13th , 2017

Signature of Qualified Person

Peter Ehren

Print name of Qualified Person

CERTIFICATE OF QUALIFIED PERSON

Marek Dworzanowski
39 Melrose Boulevard, Melrose Arch, Johannesburg, 2076, South Africa
+27832967432
marekdworzanowski.advisian@outlook.com

I am an independent qualified person responsible for supervising the preparation of the "Preliminary Assessment And Economic Evaluation Of The Minera Salar Blanco Project, Atacama Region, Chile" dated December 14th, 2017, prepared for Minera Salar Blanco S.A. (the "Report"). I, Marek Dworzanowski, Pr. Eng, BSc (Hons), FSAIMM., do hereby certify that:

1. I am an Extended Consultant in the branch of metallurgical engineering for WorleyParsons in Santiago, Chile, located at Av. Apoquindo 4501, Las Condes, Santiago, Chile and have been so since June, 2017.

2. I graduated from the University of Leeds in the United Kingdom with a BSc Honours in Mineral Processing in July 1980. In March 2016 I was appointed as a Visiting Adjunct Professor in Metallurgical Engineering, University of the Witwatersrand, South Africa.

3. I became a Fellow of the Southern African Institute of Mining & Metallurgy (SAIMM) in 2006, membership number 19594. I became a registered Professional Engineer with the Engineering Council of South Africa (ECSA) in 1987, registration number 870480.

4. I have over 37 years' experience in the mining industry, during which time I gained a considerable amount of diverse experience in various roles within the areas of production, project execution, project studies, technical consulting and research & development. My commodity experience covers Diamonds, Gold, Iron Ore, Platinum Group Metals, Copper, Coal, Copper/Cobalt, Nickel, Chromium, Mineral Sands, Niobium, Phosphate, Zinc, Tin, Vanadium, Manganese, Lithium. I have worked in the following countries: South Africa, Australia, Botswana, Namibia, Zimbabwe, Zambia, Ghana, Chile and Brazil. My experience gained in various roles, unit processes and commodities results in a unique skills set, including multidisciplinary due diligence studies, corporate governance, technical and project optimisation reviews.

5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with professional associations (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

6. I visited the Salar de Maricunga Property in Atacama Region, Chile on the 30th August, 2017.

7. I am responsible for supervising the preparation of the Preliminary Assessment Study, titled ""Preliminary Assessment And Economic Evaluation Of The Minera Salar Blanco Project, Atacama Region, Chile"", with an effective date of December14th, 2017, relating to the Salar de Maricunga Property.

8. As of the date of this Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading.

9. I am independent of Minera Salar BlancoS.A. in accordance with the application of Section 1.5 of NI 43-101.

10. I have no prior involvement with the Property that is the subject of this Report.

11. I have read NI 43-101 and this Report has been prepared in compliance with that instrument.

Effective Date : December 14th, 2017

Date of Signing : December 14th 2017

[signature]

Signature of Qualified Person

MAREK DWORZANOWSKI, Pr. Eng, BSc(Hons), FSAIMM

Print name of Qualified Person

29 APPENDIX 1 (LEGAL OPINION)

Philippi
Prietocarrizosa
Ferrero DU
&Uría

Santiago, (Chile) August 18, 2017

Minera Salar Blanco S.A.
ATT: Mr. Cristóbal García-Huidobro
(the "Recipient")

Dear Sirs,

This opinion (the "Opinion") is delivered to Minera Salar Blanco S.A. ("MSB" or the "Company") in connection with the Maricunga project (the "Maricunga Project") in Chile.

We have acted as counsel to in connection with the negotiation, execution and delivery of several agreements and instruments related thereto, as well as the proceedings for granting of new mining properties.

It is noted that the Mining Exploration Concessions (*Concesiones de Exploración*), Mining Exploitation Concessions (*Pertenencias*), whether fully granted or still under procedure (*pedimentos* or *manifestaciones*) are indistinctly and collectively referred to herein as the "Mining Concessions". The Mining Exploitation Concessions subject to the Old Mining Chilean Legislation of 1932 are referred hereinbelow as the "Old Legislation Concessions" and the Mining Exploitation Concessions subject to the Current Mining Chilean Legislation of 1983 as the "1983 Exploitation Concessions".

To deliver the present Opinion we have examined originals, or copies certified or otherwise identified to our satisfaction, of the documents of the Mining Concessions applied for by, granted to, and transferred to Minera Salar Blanco S.A., as applicable.

Where our Opinion relates to our knowledge, that knowledge is based solely upon our examination of the records, documents, instruments, and certificates listed or described above and the actual contemporaneous knowledge of attorneys in this firm who are currently involved in legal representation of Minera Salar Blanco S.A. in connection with the Maricunga Project.

Subject to the foregoing, we are of the Opinion that:

1. Minera Salar Banco SpA has been duly incorporated and is a validly existing company under the laws of Chile and is in good standing. Minera Salar Banco S.A.

2. MSB owns 96% of the shares over six mining legal companies (*sociedades legales mineras*) Litio 1 up to Litio 6, which in turn are respectively the exclusive owners of six Mining Exploitation Concessions, as is described in detail in **Schedule A** hereof.

3. The statutory capital of the Company is CH$ 31,534,810,778[1] divided into 2,964,802,242

[1] Approximately US$47.5 million.

Philippi
Prietocarrizosa
Ferrero DU
&Uría

nominatives shares (the "Shares"), all of the same class and value.

4. The Shares have been fully subscribed as follows:

Shareholder	Shares and Stake
Minera Salar Blanco SpA	413,441,673 equivalent to 13.95%
Minera Li Energy SpA	1,068,959, 448 equivalent to 36.05%
Lithium Power Inversiones Chile SpA	1,482,401,121 equivalent to 50%
Total	100%

5. Minera Salar Blanco S.A. has all necessary corporate faculties and authority to carry on its business as now conducted by it and to own its properties and assets.

6. Minera Salar Blanco S.A. is duly licensed to carry on its business in Chile.

7. The Company currently has a portfolio of 12 Mining Concessions, as follows:

- 4 Old Legislation Concessions (*pertenencias*)
- 6 1983 Exploitation Concessions (*pertenencias*)

8. All titles of the Mining Concessions set out on **Schedule A** are in good standing and there are no encumbrances on such Mining Concessions.

9. Minera Salar Blanco S.A. is empowered to conduct exploration activities on the Exploration Concessions, and exploration and development activities on the Mining Claims.

10. By means of the Old Mining Chilean Legislation, MSB is entitled to explore and exploit lithium, fulfilling all legal requirements provided by the Chilean legislation.

    The 1983 Exploitation Concessions do not allow to explore nor exploit lithium, unless a Special Operation Contract for Lithium, CEOL is obtained, but do permit the exploration and exploitation of any other mining substances, whether metallic or non-metallic, for example potassium, where lithium may be a sub product. In other words, the 1983 Exploitation Concessions, do not entitle to appropriate the extracted lithium, but only other concessible substances.

11. According to the legal documentation reviewed, the Mining Concessions are valid and in force.

12. To date, the granting processes of the applications under proceeding (the "Applications") have been carried out according to the law, and they would not present defects that could lead to the expiration of the application.

Philippi
Prietocarrizosa
Ferrero DU
&Uria

13. The Mining Concessions have no marginal records evidencing mortgages, encumbrances, prohibitions, interdictions or litigations.

14. The Mining Concessions have all their last four periods of mining licenses duly paid.

15. All the Mining Concessions have preferential rights over the relevant area. There is no mining concession nor mining rights held or filed by third parties challenging the rights and preference of the Mining Concessions.

16. From a technical point of view and after having requested the review of the complete area by the expert in mining property Mr. Juan Bedmar, we can confirm that the location of the Mining Concessions is correct.

The foregoing opinions are subject to the following additional qualifications:

1. This Opinion does not refer to nor comprise any information or conclusion on the geologic potentiality of the Mining Concessions, technical matter which is beyond the scope of our review.

2. We are attorneys duly qualified to practice law in Chile and we express no opinion herein as to any laws other than the laws of Chile as in effect on the date hereof and thereof any references to applicable law and approvals are limited to the applicable laws of Chile and approvals by Governmental Agencies of Chile.

3. This Opinion is solely for the benefit of Minera Salar Blanco S.A. and may not be relied upon or used by, circulated, quoted or referred to, nor may copies be delivered to any other person, without our prior written approval.

4. This Opinion is effective only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time after the date hereof should seek advise of its counsel as to the proper application of this letter at such time.

Very truly yours,

Juan Paulo Bambach Salvatore
Philippi Prietocarrizosa Ferrero DU & Uria

30 APPENDIX 2: CORFO ALBEMARLE ROYALTY AGREEMENT

Table 30-1: CORFO Albemarle Royalty Agreement

Royalty Structure Table US$/tonne		Royalty Rate %	Royalty Payable		
			US$/tonne LCE 8,000	US$/tonne LCE 10,000	US$/tonne LCE 12,000
-	4,000	6.8	272	272	272
4,001	5,000	8.0	80	80	80
5,001	6,000	10.0	100	100	100
6,001	7,000	17.0	170	170	170
7,000	10,000	25.0	250	750	750
> 10,000		40.0	-	-	800
Royalty Payable			**872**	**1,372**	**2,172**
Average Royalty Payable			10.9%	13.7%	18.1%

Source: Albemarle